UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2022

Annual Meeting

of Stockholders

and Proxy Statement

May 3, 2022

Baxter International Inc.

Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 10, 2022

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Baxter’s Annual Meeting of Stockholders on Tuesday, May 3, 2022, at 9 a.m., Central Daylight Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

In 2021, Baxter International Inc. (Baxter or the company) celebrated 90 years of advancing its Mission to Save and Sustain Lives. Sadly, this remarkable milestone unfolded against the backdrop of the protracted COVID-19 pandemic, which has been a constant reminder of both the urgency of our Mission and the depth of our commitment.

Baxter’s portfolio of medically essential products has kept us squarely on the front lines of this global public health crisis from the start. Beginning in 2021, we have also played a vital role in the manufacture of vaccines through our BioPharma Solutions manufacturing business. I am so proud of our colleagues worldwide who continue working tirelessly to serve our stakeholders in the face of new variants and an ever-shifting pandemic trajectory. Together we salute the caregivers who are combating this pandemic daily.

Baxter’s years-long, enterprise-wide transformation – powered by increased innovation, an ongoing focus on patient safety and quality, enhanced operational effectiveness and disciplined capital allocation – has given us a strong foundation from which to manage through challenges like the ongoing pandemic while simultaneously embracing our opportunities to expand our impact and accelerate performance.

In late 2021, we took the next leap forward in our transformation through our acquisition of Hillrom Holdings, Inc. (Hillrom). This combination of two recognized medical technology leaders does more than extend our already diverse healthcare portfolio; it unlocks new potential for innovation in connected care spanning our united product lines. That means new possibilities to spark clinical insights, enhance patient outcomes and increase workflow efficiencies – and generate greater value for the patients, clinicians, employees, communities and stockholders who rely on us.

This is the largest acquisition in Baxter’s history, creating remarkable opportunities for growth across our global footprint as well as anticipated synergies driving meaningful cost reduction and margin expansion. Our organization is energized by the promise of this combination and I am fully committed to personally overseeing the successful integration of our organizations – a process that is already well underway.

Also providing critical leadership is Giuseppe Accogli, who was recently named our executive vice president and chief operating officer (COO). Giuseppe is a 14-year Baxter veteran, experienced across an array of senior management positions. As COO, his top priorities include advancing a rapid, smooth integration and building upon the opportunities presented by this acquisition.

Our diverse portfolio of essential products, global reach, passion to innovate and enhanced operational efficiency continue to fuel our performance and resilience. In 2021, Baxter drove year-over-year reported and constant currency growth in global sales across all of its businesses and geographies. We increased our dividend rate by approximately 14% and returned approximately $1.1 billion to investors through dividends and share repurchases.

Like our peers across countless industries, we are not immune to inflationary pressures and the rising cost of raw materials, commodities, components, fuel and shipping. As always, our response is driven foremost by our Mission and colleagues from across our operations are working diligently to ensure steady access to the lifesaving products used by patients and clinicians globally.

Both our Mission and dedication to making a meaningful difference compel us to address the environmental, social and governance (ESG) issues touching the lives of our patients, employees and myriad of communities we serve. These efforts are bolstered by our emphasis on good governance, ethics and compliance, inclusion and diversity and numerous other factors that define our impact as a leading corporate citizen.

In 2021, Baxter introduced its 2030 Corporate Responsibility Commitment, comprising ten goals for prioritized action over the next decade and beyond across three key pillars: Empower our Patients, Protect our Planet and Champion our People and Communities. You can find more details in the “Corporate Responsibility” section of the proxy statement and in the Corporate Responsibility section of www.baxter.com.

Our focus on sound corporate governance continues to be realized through the composition and practices of our Board of Directors (the Board). The Board maintained its outreach and engagement with Baxter investors throughout 2021, which is vital to helping set our priorities and trajectory.

As part of our steady emphasis on Board refreshment, we were privileged to welcome two new Board members in 2021: David S. Wilkes, M.D., former dean of the University of Virginia School of Medicine, who joined us in February; and Nancy M. Schlichting, retired president and chief executive officer of Henry Ford Health System, who joined us in December in conjunction with the closing of the Hillrom acquisition.

We also offer our appreciation to two Board members departing this May: John D. Forsyth, who has served since 2003; and Thomas T. Stallkamp, who joined us in 2000 and served as lead director between May 2014 and February 2021. They have my deepest thanks for their longtime service and commitment to Baxter’s Mission.

As part of our COVID-19 precautions, the Annual Meeting of Stockholders will once again be held by means of remote communications. We hope that you are able to join us to discuss our 2021 results and learn more about our strategic priorities and trajectory for 2022 and beyond. Please review the information on attendance provided on p. 92 of the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Details of the business to be conducted at the Annual Meeting are included in the proxy statement, which we encourage you to read carefully.

Your vote is very important to us and I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope.

You will be able to submit questions in advance of and during the Annual Meeting.

It is the greatest honor of my career to serve as Baxter’s leader and, with the acquisition of Hillrom, to set forth on the next chapter of this company’s remarkable story. As always, our success is due entirely to the hard work and dedication of our 60,000 colleagues globally, a proudly diverse team united in a single Mission: Save and Sustain Lives.

On behalf of the Board, management team and employees, thank you for your continued confidence and support as we advance this Mission for patients globally. We look forward to your participation in this year’s Annual Meeting of Stockholders.

Sincerely yours,

José (Joe) E. Almeida

Chairman of the Board,

President and Chief Executive Officer

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 10, 2022

Dear Stockholder:

First and foremost, on behalf of the Board, I would like to thank you for your investment in Baxter and for the confidence you place in the Board to oversee your interests in our company. While COVID-19 and its variants posed ongoing challenges to the healthcare system in 2021, we are proud of how Baxter made significant progress executing against its long-term strategy while continuing to provide support to hospitals, healthcare providers and patients.

The Board is committed to providing critical oversight and nurturing a culture that values protecting and growing your investment over the long term. As directors, we continue to play an integral role in overseeing the strategic direction of the company, monitoring the execution by Baxter’s management and helping to ensure that the company’s corporate culture supports and aligns with its long-term strategy.

The Annual Meeting provides a moment to reflect on some of the Board’s key focus areas over the last fiscal year:

•    Effectively Overseeing Baxter’s Strategy: An essential role of the Board is to provide effective oversight related to Baxter’s corporate strategy and execution. The Board works closely with Joe and other members of senior leadership in developing the company’s strategy and positioning Baxter to drive long-term value as a global medical technology leader. As we reflect on the past year, our results demonstrate continued momentum in our business as we executed on priorities we believe will continue to drive growth.

In December 2021, we closed on the acquisition of Hillrom, a global medical technology leader that shares a common vision for transforming healthcare to better serve all patients and providers. In addition to unlocking the next phase of Baxter’s transformation, the combination presents a new wave of potential to drive greater impact for patients, clinicians, employees, stockholders and other communities. We are excited to move forward with our new Hillrom colleagues and are invigorated by the potential to create value for patients and customers in new ways as a combined company.

•    Refreshing Our Board with New Perspectives: The Board includes a diverse and experienced group of independent directors with a wide range of skills and qualifications that support Baxter’s strategy and help to position the company for long-term success in a complex and rapidly changing healthcare environment. We invigorate Board discussion through the appointment of new directors and the rotation of directors through different Board roles. Thoughtful and ongoing attention to Board composition is an important part of our role as we seek to ensure an appropriate mix of tenure and expertise that provides a balance of fresh perspectives and significant institutional knowledge.

This year we appointed Nancy Schlichting to the Board. Nancy, who joined us from the Hillrom board of directors, joined our Compensation and Nominating, Corporate Governance & Public Policy (NCGPP) Committees and will be assuming the role of Compensation Committee chairman upon John Forsyth’s retirement on May 1, 2022. She possesses a deep understanding of (and experience leading) complex health systems. This experience, coupled with her significant human capital management experience and knowledge of the Hillrom business, will bring valuable insights to our Board.

We would also like to thank John Forsyth and Tom Stallkamp for their years of service to the Board and Baxter. John served as the longstanding chair of the Compensation Committee and a key member of the NCGPP Committee. Tom served as Lead Independent Director for seven years before I succeeded him in 2021 and was a critical member of the Audit Committee which oversaw the company’s internal investigation into certain intra-company transactions undertaken to generate foreign exchange gains or avoid foreign exchange losses and the remediation of the related material weakness. Both John and Tom helped oversee the company and Board through significant milestones and periods of transition, including the July 2015 spin-off of Baxalta Incorporated, the recruitment and appointment of Joe as Chairman and Chief Executive Officer, the continued refreshment of the Board and a significant expansion of the company’s stockholder engagement efforts. We have benefited greatly from their insights and contributions as Board members and through their leadership positions on the Board.

•    Engaging Regularly with Stockholders. Engagement with stockholders remains a key focus for Baxter and an important part of the Board’s longstanding commitment to sound governance practices. Our annual stockholder engagement program involves meeting with a broad base of stockholders to discuss corporate governance, executive compensation, corporate responsibility practices and other matters of importance (including the company’s recently announced 2030 Corporate Responsibility Commitment and Goals). Our commitment to this program enables ongoing dialogue that results in adopting sound and effective corporate governance practices. It also provides us with valuable insight and feedback from stockholders throughout the year, allowing the Board to better understand our stockholders’ priorities and perspectives and to incorporate them into its deliberations and decision-making process. During 2021, we proactively reached out to stockholders representing nearly 53% of Baxter’s outstanding common stock and we engaged with stockholders representing nearly 30% of Baxter’s outstanding common stock.

•    Responding to Stockholder Feedback. In addition to the Board’s commitment to being responsive to the views of stockholders, it remains committed to maintaining strong corporate governance practices and protecting stockholder rights. This commitment is evidenced by, among other things, Baxter’s proxy access bylaw, the complete declassification of the Board in 2018, majority voting standard for directors, the removal of super-majority voting provisions from Baxter’s organizational documents and Board composition and refreshment efforts (including with respect to my appointment of as the Board’s Lead Independent Director in 2021 and the recent appointments of David Wilkes and Nancy Schlichting to the Board).

Following stockholder approval of a written consent proposal at the 2021 Annual Meeting and extensive engagement efforts (including as part of the company’s annual stockholder engagement program), the Board has taken action to permit stockholders to act by written consent. After taking into account feedback received from stockholders during fall 2021, the Board is asking stockholders to approve a written consent charter amendment, which if approved, will be implemented promptly following the Annual Meeting. The company’s organizational documents currently allow holders of 25% of the outstanding shares of the company’s common stock to call a special meeting. The Board is proposing a reduction to its special meeting threshold from 25% to 15%, a threshold that strikes an appropriate balance in the best interests of the company and its stockholders.

As we move forward in 2022 and beyond, we will continue to work hard on your behalf as stewards of the company to help ensure the continued success of Baxter, including the successful integration of the Hillrom business. I am confident the company will continue to build on its momentum with the Board’s active involvement, valuable input and support. On behalf of my fellow directors, thank you for your investment in, and support of, Baxter. We look forward to hearing your views at the Annual Meeting and in the year to come.

Best regards,

Albert P.L. Stroucken

Lead Independent Director

Table of Contents	i

investor.baxter.com

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	1

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

The 2022 Annual Meeting of Stockholders of Baxter International Inc. (the Annual Meeting) is scheduled to be held by means of a virtual format only, due to the public health and safety concerns related to the ongoing COVID-19 pandemic, on Tuesday, May 3, 2022 at 9:00 a.m., Central Time. Online access to the meeting will begin at 8:30 a.m., Central Time. The Annual Meeting will be held for the following purposes:

To elect the 11 directors named in the attached proxy statement.

Advisory vote to approve named executive officer compensation for 2021.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter International Inc. (Baxter or the company) in 2022.

To approve a Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent.

To approve a Certificate of Incorporation Amendment to Lower the Special Meeting Threshold.

To vote on the two stockholder proposals as described in the proxy statement, if such proposals are properly presented at the Annual Meeting.

To transact any other business that may properly come before the meeting.

The Board recommends that stockholders vote FOR Items 1, 2, 3, 4 and 5. The Board recommends that stockholders vote AGAINST each of the stockholder proposals referred to in Item 6. Stockholders of record at the close of business on March 11, 2022 will be entitled to vote at the meeting.

By order of the Board,

Ellen K. Bradford

Corporate Secretary

  How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting of Stockholders

The proxy statement relating to the

Annual Meeting and the

Annual Report to Stockholders for the year

ended December 31, 2021 are available at

http://materials.proxyvote.com/071813.

Due to the COVID-19 pandemic, the Annual Meeting will be held only in a virtual format to provide a safe experience for Baxter stockholders and employees. As always, you are encouraged to vote your shares prior to the Annual Meeting whether or not you plan to attend the Annual Meeting. Details on how to attend the Annual Meeting and further information can be found at “Other Information—Attending the Annual Meeting.”

Proxy Statement

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting to be held on Tuesday, May 3, 2022. On or about March 22, 2022, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 22, 2022.

investor.baxter.com

2	Proxy Statement Highlights

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review the company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the 2021 Form 10-K) and the complete proxy statement.

Election of Directors

What am I voting on?

You are asked to vote for the election of the 11 directors set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

As demonstrated in the director skills matrix included on page 6, the Board believes that the 11 directors standing for election possess a desirable mix of professional and industry experience and qualifications, reflective of the Board’s ongoing board refreshment efforts, including with respect to the recent appointment of Ms. Nancy Schlichting in connection with the closing of the Hillrom acquisition, and commitment to diversity. The Board has demonstrated an ability to effectively consult with management on the company’s strategic and operational plans and oversee the company’s performance, including in the midst of the ongoing COVID-19 pandemic crisis and in connection with the ongoing Hillrom integration. See below for additional information regarding the qualifications, experiences and backgrounds of the Board and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors” for additional information.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

Name[1] Primary Occupation	Age	Director Since	Independent Y/N	Key Attributes and Skills	A	C	NCG PP	QCT
José (Joe) E. Almeida Chairman, President and Chief Executive Officer, Baxter International Inc.	59	2016	N	✓ Significant experience in the medical device industry ✓ Extensive experience leading and helping to transform global, multi-faceted corporations
Thomas F. Chen Senior Vice President and President of International Nutrition, Abbott Laboratories (retired)	72	2012	Y	✓ Extensive international business experience in hospital products and pharmaceuticals ✓ Global perspective resulting from a focus on emerging markets (including China)			⬛	⬛
Peter S. Hellman President and Chief Financial and Administrative Officer, Nordson Corporation (retired)	72	2005	Y	✓ Extensive financial and capital markets experience ✓ Significant experience leading global industrial companies, including a multi-billion-dollar information technology (IT) business	⬛	⬛
Michael F. Mahoney Chairman, President and CEO, Boston Scientific Corporation	57	2015	Y	✓ Extensive experience leading global, medical products companies, including most recently as a Chairman and CEO		⬛	⬛
Patricia B. Morrison Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc. (retired)	62	2019	Y	✓ Significant experience in IT and cybersecurity at global healthcare companies	⬛			⬛
Stephen N. Oesterle, M.D. Healthcare Industry Consultant, former Senior Vice President, Medicine and Technology, Medtronic plc	71	2017	Y	✓ Significant experience in the medical products and healthcare industries ✓ Strong scientific and medical background, including as a former practicing cardiologist			⬛	⬛
Nancy M. Schlichting President and CEO, Henry Ford Health System (retired)	67	2021	Y	✓ Significant experience in healthcare administration in senior-level executive roles ✓ Meaningful human capital management experience		⬛[2]	⬛
Cathy R. Smith Chief Financial Officer, Bright Health Inc.	58	2017	Y	✓ Significant financial expertise and corporate leadership experience, including in response to cybersecurity incidents and in the area of human capital management (as a Chief Administrative Officer)	⬛
Albert P.L. Stroucken (Lead Independent Director) Chairman and Chief Executive Officer, O-I Glass, Inc. (retired)	74	2004	Y	✓ Extensive experience leading large, complex organizations ✓ Significant financial expertise	⬛		⬛
Amy A. Wendell Senior Vice President of Strategy and Business Development, Covidien (retired)	61	2019	Y	✓ Extensive experience in business development and strategy in healthcare industry, including significant restructuring and integration experience		⬛		⬛
David S. Wilkes, M.D. Former Dean of University of Virginia School of Medicine Chief Scientific Officer and Co-Founder, ImmuneWorks, Inc.	65	2021	Y	✓ Significant scientific and medical experience ✓ Extensive experience leading large, complex organizations, including as a former dean of two large medical schools				⬛

Key

⬛ Committee Chairperson ⬛ Committee Member	A Audit Committee C Compensation Committee	NCGPP Nominating, Corporate Governance & Public Policy Committee QCT Quality, Compliance and Technology Committee

[1]	Directors standing for reelection on May 3, 2022.
[2]

Ms. Schlichting is scheduled to become the next chair of the Compensation Committee on May 1, 2022, in connection with the retirement of Mr. John Forsyth from the Board on the same date. See “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors—Board of Directors” for additional information.

investor.baxter.com

4	Proxy Statement Highlights

2021 Board and Governance Highlights

Board Refreshment Activities	See pages 20 and 21

•  Continued Board focus on refreshment and diversity during 2021 led to the appointment of two new independent directors in 2021, as described below.

[1]  Calculations represent the Board’s composition on March 21, 2022, after giving effect to the appointment of Ms. Schlichting. After giving effect to the departures of Messrs. John Forsyth and Thomas Stallkamp, average tenure will decrease to 6.5 years and greater than 35% of directors will have served less than four years.

Governance Practices	See pages 22 and 23

•  Stockholder Outreach: As part of the company’s corporate governance outreach program, the company approached select institutional investors to engage in discussions with Mr. Albert Stroucken (the Lead Independent Director and former Audit Committee chair) and Mr. Thomas Chen (the chair of the NCGPP Committee) and certain members of management.

•  In the fall of 2021, the company engaged in discussions with stockholders representing approximately 30% of the company’s outstanding shares (calculated as of December 31, 2021). The company, with participation from select directors (including Messrs. Chen and Stroucken), intends to continue having these conversations with interested investors.

•  Topics discussed with stockholders in 2021 included company strategy and performance (including the company’s response to the ongoing COVID-19 pandemic), the proposed Hillrom acquisition, corporate governance matters (including board composition, diversity and refreshment and proposed changes to

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

the company’s Certificate of Incorporation to adopt written consent, the Board’s leadership structure, executive compensation and corporate responsibility initiatives (including the company’s recently adopted 2030 Corporate Responsibility goals). Stockholder feedback was shared with the full Board and relevant committees and informed the matters being presented in Proposal 4 of the proxy statement.

•  Written Consent and Special Meeting Rights: In response to a related stockholder proposal that received majority support at the 2021 Annual Meeting, the Board adopted an amendment to the Certificate of Incorporation to give stockholders the ability to act by written consent. To further enhance stockholder rights, the Board also adopted an amendment to the Certificate of Incorporation to lower the ownership threshold required for stockholders to call a special meeting (from 25% to 15%). The effectiveness of these amendments is subject to stockholder approval of the related proposals. Stockholders voiced support for these changes during the company’s stockholder engagements (as discussed below).

•  Board Refreshment and Overboarding: As part of the Board’s continuing refreshment efforts, the Board appointed David Wilkes and Nancy Schlichting to the Board in 2021. In connection with these appointments, Dr. Wilkes joined the QCT Committee and Ms. Schlichting joined the Compensation and NCGPP Committees. Upon the retirement of Mr. Forsyth on May 1, 2022, Ms. Schlichting will become the chair of the Compensation Committee. After giving effect to this appointment, two of the Board’s four standing committees will be chaired by women. Additionally, in February 2022, the Board amended its Corporate Governance Guidelines to reduce the maximum number of boards of directors on which a director may serve to two public companies (from three) for directors who are employed full time or to four public companies (from five) for all other directors, subject to a related transition period.

investor.baxter.com

6	Proxy Statement Highlights

Board Qualifications, Experiences and Backgrounds

The director skills matrix included below represents some of the key skills and experiences that the Board has identified as particularly valuable to the oversight of the company and illustrates how the current directors individually and collectively represent these key competencies. While all of these qualifications were considered by the Board and the NCGPP Committee in connection with this year’s director nomination process, the matrix does not encompass all of the skills, experience, qualifications and attributes of the director nominees. Additionally, the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly qualified director nominees provide the Board with a diverse complement of specific business skills, experience and perspectives necessary to help ensure effective oversight.

Joe Almeida Thomas Chen Peter Hellman Mike Mahoney Patricia Morrison Steve Oesterle Nancy Schlichting Cathy Smith Amy Wendell David Wilkes Skills and Experience Healthcare Marketing/Delivery Expertise required to effectively assess Baxters portfolio management and innovation strategies in light of the competitive landscape in which Baxter operates Quality, Regulatory and Compliance Critical skills (including the development and oversight of clinical trials) needed to help Baxter launch new products, line extensions and geographic expansions and to maintain top quartile industry leading performance on patient safety and quality matters Financial Expertise / Risk Management Critical skills necessary to help sustain the companys top quartile industry leading performance and to help maintain appropriate internal controls Manufacturing and R&D Critical knowledge to help oversee Baxters global manufacturing and research & development operations and to help the company navigate ongoing supply chain challenges M&A / Transactional Important skills to help Baxter achieve its long range plan and strategies. Critical as the company works to successfully integrate the Hillrom business Cyber/ IT Essential expertise to help Baxter pursue digital health opportunities, consistent with best cyber security practices and evolving market demands and privacy regulations International Key growth priority and integral to Baxters strategy. Approximately 58% of Baxters 2021 revenues were from outside the U.S. Human Capital Management Essential skills to help oversee the companys talent/leadership development, diversity & inclusion, employee compensation and employee engagement efforts Other Sector Leadership Enables the Board to incorporate best practices from, and consider emerging trends or issues in, other industries Diversity Gender M M M M F M F F F M Ethnically/Racially Diverse

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

[1]

Calculations represent the Board’s composition on March 10, 2022. After giving effect to the departures of Messrs. John Forsyth and Thomas Stallkamp, the average age will decrease to 65.3 years and the average tenure will decrease to 6.5 years.

[2]

Calculations represent the Board’s composition on March 10, 2022. After giving effect to the departures of Messrs. John Forsyth and Thomas Stallkamp, the percentage of women on the Board will increase to 36% and the percentage of ethnically/racially diverse directors will increase to 27%.

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s 2021 compensation programs as described in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the Compensation Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including Baxter’s ongoing pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2021 financial and compensation design highlights.

Where can I find more information?

Concise supporting information is presented below.

See “Executive Compensation—Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” for additional information.

investor.baxter.com

8	Proxy Statement Highlights

Performance Highlights

Further Information
Financial results for 2021[1]	See page 37

[1]

The amounts set forth above represent Baxter’s publicly disclosed results for 2021. Free cash flow represents cash flow from continuing operations calculated in accordance with U.S. generally accepted accounting principles (GAAP) less capital expenditures. See Baxter’s Periodic Report on Form 8-K dated February 17, 2022 for a reconciliation of the amounts set forth above to the applicable measure calculated in accordance with GAAP.

   For purposes of calculating performance under the company’s 2021 annual incentive plan, net sales were calculated at budgeted exchange rates (as of January 1, 2021) and were adjusted to exclude results associated with sales of the company’s newly acquired Hillrom business (which otherwise represented 19 days of contribution to the company’s 2021 results). This measure is referred to as Adjusted Net Sales in the proxy statement. Adjusted Net Sales for the purposes of Baxter’s 2021 annual incentive plan were $12.4 billion, a 5% increase from 2020.

   Adjusted Earnings Per Share (EPS) and Free Cash Flow were adjusted (for performance calculations under the company’s 2021 annual incentive plan) to exclude Hillrom results. These measures are referred to as Further Adjusted Earnings Per Share or Further Adjusted EPS and Adjusted Free Cash Flow in the proxy statement. Further Adjusted EPS and Adjusted Free Cash Flow for the purposes of Baxter’s 2021 annual incentive plan were $3.5 billion and $1.6 billion respectively, representing a 15% increase from 2020 in Adjusted EPS and a 37% increase from 2020 in Free Cash Flow (as there were no Hillrom results to exclude from 2020 Adjusted EPS or 2020 Free Cash Flow).

   See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2021 Annual Incentive Plan Payouts” for a reconciliation of Adjusted Net Sales, Further Adjusted EPS and Adjusted Free Cash Flow to the applicable measures calculated in accordance with GAAP.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	9

Compensation Design for 2021	See page 46
Base Salary
• Provides a base level of competitive compensation • Used to attract and retain executive talent

2021 Annual Incentive Plan

•  Motivates and rewards executives for company and individual performance against annually established financial targets and individual objectives

•  Financial targets and relative weightings for 2021 included:

•  Adjusted Net Sales (50%);

•  Further Adjusted EPS (25%); and

•  Adjusted Free Cash Flow (25%)

2021 Long-Term Incentive (LTI) Plan

Performance Share Units (PSUs) (50%)

•  Motivates and rewards executives for company performance against financial targets tied to Baxter’s long-term strategy and relative total shareholder return (TSR)

•  PSUs recognize that a portion of an executive’s LTI grants should be completely “at risk”

•  PSUs are subject to measurement over the entire three-year performance period (as described below)

•  Financial measures for 2021 PSU awards included:

•  Adjusted Net Sales Compound Annual Growth Rate (CAGR) (33-1/3%)—based on company performance as compared to the three-year Adjusted Net Sales CAGR target

•  Adjusted Return on Invested Capital (ROIC) (33-1/3%)—based on company performance as compared to the three-year Adjusted ROIC target

•  Relative TSR (33-1/3%)—based on the change in company stock price over a three-year performance period, including reinvested dividends, as compared to the TSR of the company’s peer group over the same performance period (as further described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Plan”)

•  In the event TSR is negative during the three-year performance period, the maximum PSU payout is capped at 100% of target

Stock Options (50%)

•  Motivates and rewards an executive’s contributions to achieve the company’s long-term objectives and increasing stockholder value, including direct alignment with the company’s stock price performance

Other Compensation Matters

As described in greater detail in the Compensation Discussion and Analysis section below, beginning with the 2021 annual incentive, the company’s Senior Leadership Team’s individual performance assessment was initially determined in connection with an assessment of the company’s performance against pre-established measures for strategic 2021 priorities. The strategic 2021 priorities are included in three categories: Patient Safety and Quality, Best Place to Work and Growth Through Innovation. This change was made to further motivate and incent the company’s senior leadership team to meet key 2021 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

investor.baxter.com

10	Proxy Statement Highlights

Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent

What am I voting on?

You will be asked to vote on a proposal by management to approve an amendment to the Certificate of Incorporation of Baxter International Inc. (the Certificate of Incorporation) to include a provision allowing stockholder action by written consent.

What is the Board’s recommendation? The Board of Directors recommends a vote FOR this proposal. Where can I find more information? Concise supporting information is presented below.
See “Management Proposals—Proposal 4—Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent.”

Items to consider when evaluating this proposal:

At the 2021 Annual Meeting, a majority of stockholders—nearly 54%—indicated their support for Proposal 6—Right to Act by Written Consent. The proposal encouraged the company to reconsider its current stance on stockholders’ ability to act by written consent and take such steps as may be necessary to permit written consent by stockholders. The Board has determined it is in the best interest of the company to permit stockholders to have the right to take action by written consent, subject to reasonable safeguards to enhance transparency and prevent the disenfranchisement of minority stockholders and the inefficient use of corporate resources. During the company’s annual corporate governance outreach efforts in the fall of 2021, a majority of the stockholders with whom the company engaged expressed support for the material terms of this proposal. With the adoption of this written consent proposal, stockholders will have multiple opportunities to impact the governance and operations of the company, such as by action by written consent or by calling a special meeting.

Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold

What am I voting on?

You will be asked to vote on a proposal by management to approve an amendment to the Certificate of Incorporation to lower the company’s special meeting threshold from 25% to 15%.

What is the Board’s recommendation? The Board of Directors recommends a vote FOR this proposal. Where can I find more information? Concise supporting information is presented below.
See “Management Proposals—Proposal 5—Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold.”

Items to consider when evaluating this proposal:

Currently, under the Certificate of Incorporation and Bylaws, holders of 25% of the outstanding shares of the company’s common stock are entitled to call special meetings of the company’s stockholders so long as they satisfy certain procedural requirements. In response to the company’s receipt of a stockholder proposal on this topic, the Board has carefully evaluated Baxter’s corporate governance practices (including by reviewing best practices and market trends) and has decided that lowering the company’s special meeting threshold from 25% to 15% would be in the best interests of the company and its stockholders. The Board believes the 15% threshold strikes an appropriate balance of facilitating enhanced stockholder engagement while maintaining procedural safeguards against corporate waste, disruption and abuse by a small minority of stockholders.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	11

Special Shareholder Meeting Improvement

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 6—Special Shareholder Meeting Improvement” for additional information.

Items to consider when evaluating this proposal:

•  The Board has decided to lower the percentage of shares required to be held by stockholders to call a special meeting from 25% to 15%: As described in Proposal 5—Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold, the Board carefully evaluated the corporate governance practices at other companies. Based on this evaluation, the Board has decided to lower the percentage of shares required to be held by stockholders to call a special meeting from 25% to 15%.

•  The company’s proposed 15% threshold strikes an appropriate balance of facilitating stockholder engagement while maintaining procedural safeguards against corporate waste, disruption and abuse by a small minority of stockholders: The company believes that a 10% threshold, as suggested by this proposal, increases the risk of special meetings being called by a few stockholders who have special, narrow or short-term interests rather than the long-term, best interests of the company and its stockholders.

•  A special meeting threshold below 15% is unnecessary in light of the company’s robust stockholder engagement program and corporate governance practices: In light of the 15% threshold to call a special meeting, the Board concluded that allowing stockholders to call a special meeting with the support of only 10% of the company’s shares is unnecessary, considering the company’s robust stockholder engagement program, its corporate governance practices and the company’s current stockholder base.

investor.baxter.com

12	Proxy Statement Highlights

Independent Board Chairman

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to amend the company’s governing documents to require the Chairman of the Board, whenever possible, to be an independent member of the Board.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 7—Independent Board Chairman” for additional information.

Items to consider when evaluating this proposal:

•  The Board has already adopted a policy implementing the proposal: After extensive engagement with the company’s largest stockholders throughout the spring and fall of 2020, in November 2020, the Board adopted a policy in the company’s Corporate Governance Guidelines to require the Chairman of the Board to be an independent director unless the appointment of an independent Chairman would be inconsistent with the Board’s fiduciary duties. The policy is prospective and will apply upon the next CEO transition.

•  The Board sought feedback and considered the views of the company’s stockholders in adopting its independent chair policy: After the company’s adoption of its current independent chair policy, stockholder support for the 2021 proposal decreased to 27% of votes cast from 55% of votes cast on a substantially similar proposal in 2020. The company believes this significant decrease in support levels (from 2020 to 2021) reflects that an overwhelming majority of the company’s stockholders support the independent chair policy (as set forth in the revised Corporate Governance Guidelines).

•  The Board’s approach strikes the right balance to transition to a new Board leadership structure: The Board’s independent chair policy applies prospectively, thus providing the Board with an appropriate succession period to change its leadership structure without violating the terms of Mr. Almeida’s current offer letter. Until an independent chairman is appointed (and during any periods in which the Board does not have an independent chairman), the Board continues to have a Lead Independent Director, who is charged with robust oversight and leadership responsibilities.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Corporate Governance at Baxter International Inc.

Election of Directors

The Board will consist of 11 members following the departure of two directors immediately prior to the Annual Meeting. The Board has nominated these directors for election for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “—Nominees for Election as Directors.”

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to that director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the company’s Bylaws, any incumbent director who fails to be reelected at an annual meeting must offer his or her resignation to the Board. The NCGPP Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In accordance with the Bylaws, the Board would consider the NCGPP Committee’s recommendation when deciding whether to accept or reject the tendered resignation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders (including as a result of any proxy access nominations) and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest and each director nominee must receive a majority of the votes cast with respect to that director in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below under “—Nominees for Election as Directors” is information concerning the nominees for election.

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Nominees for Election as Directors

José (Joe) E. Almeida

Chairman of the Board, President and CEO

Age 59

Director since 2016

Biography

Mr. Almeida was appointed Chairman of the Board, President and CEO effective January 1, 2016. He began serving as an executive officer of the company in October 2015. He served as Senior Advisor with The Carlyle Group, a multinational private equity, alternative asset management and financial services corporation, from May 2015 to October 2015. Previously, he served as the Chairman, President and Chief Executive Officer of Covidien plc (Covidien), a global healthcare products company, from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida served as a member of the Board of Directors of Walgreens Boots Alliance, Inc. from 2017 to 2022. Mr. Almeida also served on the board of directors of Partners in Health from 2013 to 2021 and Ortho-Clinical Diagnostics, Inc. from 2015 to 2020.

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading, operating and transforming global corporations as a result of his roles as Chairman and Chief Executive Officer at Baxter and Covidien and in other senior management roles at other medical device companies.

Thomas F. Chen

Independent Director

Age 72

Director since 2012

Committees: Nominating, Corporate Governance & Public Policy and Quality, Compliance and Technology

Biography

Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories (Abbott), a global healthcare company, before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer Inc. Mr. Chen currently serves as a director of Stericycle, Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Cooperation, to bolster U.S. manufacturers’ market presence in China.

Key Attributes, Experience and Skills

Extensive international business experience in pharmaceuticals, hospital products and nutritionals through his 22-year career at Abbott, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

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Peter S. Hellman

Independent Director

Age 72

Director since 2005

Committees: Audit and Compensation

Biography

From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and O-I Glass, Inc. (previously known as Owens-Illinois, Inc.), a glass packaging company (O-I Glass). Mr. Hellman previously served as a director of Qwest Communications International Inc.

Key Attributes, Experience and Skills

Significant experience leading global industrial companies and a multi-billion dollar IT business and overseeing global supply operations, manufacturing and distribution practices. Extensive financial, capital markets and operational expertise and experience leading complex corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public company boards, including as the audit committee chair of The Goodyear Tire & Rubber Company and O-I Glass.

Michael F. Mahoney

Independent Director

Age 57

Director since 2015

Committees: Compensation and Nominating, Corporate Governance & Public Policy

Biography

Mr. Mahoney is the Chairman, President and Chief Executive Officer of Boston Scientific Corporation (Boston Scientific), a global developer, manufacturer and marketer of medical devices. He has served in that role since 2016. Between 2012 and 2016, he served as President and Chief Executive Officer of Boston Scientific. He first joined Boston Scientific in 2011, with a 24-year track record of building medical device, capital equipment and healthcare IT businesses. Prior to joining Boston Scientific, Mr. Mahoney served as Worldwide Chairman of Johnson & Johnson Medical Devices and Diagnostics Division and as Worldwide Group Chair of Johnson & Johnson’s DePuy Orthopedics and Neuro Science Business. He was President and Chief Executive Officer of the Global Healthcare Exchange, a leading supply chain solutions company, from 2001 to 2007 before joining Johnson & Johnson. Earlier in his career, he advanced through a series of leadership roles at General Electric Medical Systems. He serves as a director of AdvaMed.

Key Attributes, Experience and Skills

Significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted medical products companies as a result of his roles at Boston Scientific and Johnson & Johnson. These experiences include significant merger and acquisition activity.

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Patricia B. Morrison

Independent Director

Age 62

Director since 2019

Committees: Audit and Quality, Compliance and Technology

Biography

From 2009 to 2018, Ms. Morrison served as Executive Vice President, Customer Support Services and Chief Information Officer (CIO), of Cardinal Health Inc. (Cardinal), a global, integrated healthcare services and products company. At Cardinal, she led global IT operations, which included the transformation of multiple business segments, acquisition integration and digital strategy. Prior to Cardinal, Ms. Morrison was the Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009. She previously served as CIO of both Motorola, Inc. and Office Depot, Inc. and held senior-level IT positions at General Electric Company, PepsiCo, Inc., The Procter & Gamble Company and The Quaker Oats Company. She currently serves as a director of Splunk Inc. She previously served as a director of Aramark Corporation and Virtusa Corporation.

Key Attributes, Experience and Skills

Extensive experience of across diverse global industries overseeing strategic, operational and financial aspects of IT including cybersecurity, global IT master planning and digital transformation, including in the medical products industry.

Stephen N. Oesterle, M.D.

Independent Director

Age 71

Director since 2017

Committees: Nominating, Corporate Governance & Public Policy and Quality, Compliance and Technology

Biography

Dr. Oesterle is a consultant, advising private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of the Executive Committee of Medtronic (Medtronic), a global medical technology, services and solutions company, and as Medtronic’s Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). Dr. Oesterle currently serves as a director of Paragon 28, Peijia Medical Ltd. and Sigilon Therapeutics, Inc. He previously served as a director of Montes Archimedes Acquisition Corp. (prior to its merger with Roivant Sciences), REVA Medical, Inc. (REVA) and HeartWare International, Inc. (HeartWare), prior to Medtronic’s acquisition of HeartWare.

Key Attributes, Experience and Skills

Extensive experience in the medical products and healthcare industries with a strong scientific and medical background. Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic and as a director at various healthcare companies (including HeartWare and REVA) as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	17

Nancy M. Schlichting

Independent Director

Age 67

Director since 2021

Committees: Compensation and Nominating, Corporate Governance & Public Policy

Biography

Ms. Schlichting joined the Board following Baxter’s acquisition of Hillrom, where she had previously served as a director. Ms. Schlichting is the retired President and Chief Executive officer of Henry Ford Health System (HFHS) in Detroit, Michigan, a non-profit healthcare organization, serving in this role from June 2003 to January 2017. She joined HFHS in 1998 as Senior Vice President and Chief Administrative Officer and was promoted to Executive Vice President and Chief Operating Officer from 1999 to 2003 and President and Chief Executive Officer of Henry Ford Hospital from 2001 to 2003. She currently serves as a director of Walgreens Boots Alliance, Encompass Health and Pear Therapeutics, Inc., as a trustee of the Kresge Foundation and Duke University and as the vice-chair of the Duke University Health System Board.

Key Attributes, Experience and Skills

Extensive healthcare administration (including human capital management) experience that spans more than 35 years in senior-level executive roles. This experience includes leading HFHS through a financial turnaround and for leading award-winning customer service, quality and diversity initiatives.

Cathy R. Smith

Independent Director

Age 58

Director since 2017

Committees: Audit

Biography

Ms. Smith has served as Chief Financial and Administrative Officer of Bright Health, a diversified consumer-focused healthcare company, since January 2020. Prior to that, Ms. Smith was Executive Vice President and Chief Financial Officer at Target Corporation (Target), from September 2015 to November 2019. Prior to joining Target in 2015, Ms. Smith served as Executive Vice President and Chief Financial Officer at Express Scripts Holding Company, (Express Scripts), an independent pharmacy benefits management company, from 2014 to 2015 and at Walmart International (Walmart), a division of Walmart Stores Inc., from 2010 to 2014. Earlier in her career, she served as Chief Financial Officer at GameStop. Ms. Smith currently serves as director of PPG Industries, Inc.

Key Attributes, Experience and Skills

Significant financial expertise and corporate leadership experience as a result of her senior positions held at Bright Health, Target, Express Scripts and Walmart. This experience includes work helping to oversee cybersecurity incident response and human capital management expertise (as a Chief Administrative Officer at Bright Health).

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18	Corporate Governance at Baxter International Inc.

Albert P.L. Stroucken

Independent Director

Age 74

Director since 2004

Lead Independent Director since 2021

Committees: Audit and Nominating, Corporate Governance & Public Policy

Biography

Mr. Stroucken is the Lead Independent Director and has served in that role since February 2021. He served as Executive Chairman of the Board of Owens-Illinois from January 1 to June 30, 2016, having served as Chairman, President and Chief Executive Officer from 2006 through 2015. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation. Mr. Stroucken previously served as a director of Baxalta and as a director of Shire until its acquisition by Takeda Pharmaceutical Company Ltd. in January 2019.

Key Attributes, Experience and Skills

Substantial experience leading and operating large, complex corporations and significant financial expertise through his leadership roles with Owens-Illinois and H.B. Fuller Company as well as through positions at Bayer Corporation.

Amy A. Wendell

Independent Director

Age 61

Director since 2019

Committees: Compensation and Quality, Compliance and Technology

Biography

Ms. Wendell served as Senior Advisor at Perella Weinberg Partners L.P., a global financial services firm, consulting on strategy, corporate finance and investing practices in the healthcare industry from January 2016 to May 2019. From 2015 to September 2018, Ms. Wendell served as a Senior Advisor to McKinsey & Company (McKinsey), a management consulting firm, in its strategy and corporate finance practice and also served as a member of McKinsey’s transactions advisory board. She previously served as Senior Vice President of Strategy and Business Development and Licensing at Covidien from 2006 to 2015, where she led the company’s strategy and portfolio management initiatives and managed business development activities. From 1986 to 2015, Ms. Wendell held roles of increasing responsibility at Covidien (including its predecessors, Tyco International plc and Kendall Healthcare Products Company), from engineering to product management and business development. Ms. Wendell currently serves as a director of Axogen, Inc. and Hologic, Inc. She previously served as a director of EKSO Bionics Holdings, Inc.

Key Attributes, Experience and Skills

Extensive expertise in the healthcare sector in the areas of global business development and licensing, portfolio management, mergers and acquisitions, resource allocation and identifying new market opportunities, as a result of her roles at Covidien and its predecessors. She has significant restructuring and integration experience as well.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

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David S. Wilkes, M.D.

Independent Director

Age 65

Director since 2021

Committees: Quality, Compliance and Technology

Biography

Dr. Wilkes served as dean of the University of Virginia School of Medicine from 2015 to 2021 and currently serves as dean emeritus. He previously served in positions of increasing responsibility at Indiana University School of Medicine, most recently as the Executive Associate Director for Research Affairs and as the August M. Watanabe Professor of Medical Research between 2009 and 2015. Dr. Wilkes is the co-founder of ImmuneWorks Inc. (ImmuneWorks), a biotechnology start-up company, and has served as its Chief Scientific Officer since 2005. Since 2006, he has served as the National Director of the Harold Amos Medical Faculty Development Program of the Robert Wood Johnson Foundation. This program seeks to increase underrepresented minority physician-scientists at leading medical schools in the United States. Dr. Wilkes is a military veteran, having served three years as a major in the U.S. Air Force Medical Corps. In 2020, he was elected to the National Academy of Medicine.

Key Attributes, Experience and Skills

Extensive experience with, and medical and scientific expertise and knowledge of, the healthcare industry and its providers as a result of the positions he held with the University of Virginia School of Medicine and the Indiana University School of Medicine, as well as the leadership experience he developed at both institutions and in forming and advising ImmuneWorks.

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20	Corporate Governance at Baxter International Inc.

Board of Directors

On December 9, 2021, Mr. Forsyth tendered his notice of retirement from the Board and all committees of the Board effective May 1, 2022. Additionally, in accordance with the mandatory retirement age set forth in Baxter’s Corporate Governance Guidelines, Mr. Stallkamp is not eligible to stand for reelection at the Annual Meeting. Following the departures of Messrs. Forsyth and Stallkamp, the Board will consist of 11 members. Additionally, in connection with Mr. Forsyth’s retirement, Ms. Schlichting will become the chair of the Compensation Committee.

Director Independence

The Board has determined that each of the following directors standing for reelection satisfies Baxter’s independence standards and the listing standards of the New York Stock Exchange (NYSE) for independence: Thomas F. Chen; Peter S. Hellman; Michael F. Mahoney; Patricia B. Morrison; Stephen N. Oesterle, M.D.; Nancy M. Schlichting; Cathy R. Smith; Albert P.L. Stroucken; Amy A. Wendell; and David S. Wilkes, M.D. Please refer to “—Director Independence” below for a discussion of Baxter’s independence standards.

Baxter’s Corporate Governance Guidelines, as most recently amended in February 2022, require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the NYSE. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter) and, solely with regard to Compensation Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as partner, stockholder or officer. When these transactions, relationships and arrangements have existed, they have generally been in the ordinary course of business and of a type customary for a global diversified company such as Baxter.

Director Attendance

In 2021, the Board held 13 meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served in 2021. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2021, all of the directors then in office attended the 2021 annual meeting.

Director Refreshment and Diversity

The Board has a mix of relatively new and longer-tenured directors. This mix provides the Board with the benefit of new perspectives from shorter-tenured directors. It also helps to maintain the continuity of the Board and the Board’s familiarity with, and knowledge of, the Baxter organization. The directors standing for reelection have an average tenure of 6.5 years. Notably, six directors were appointed in the past five years.

The Board is also committed to achieving a diverse and broadly inclusive membership. As a result, and consistent with the Corporate Governance Guidelines and the NCGPP Committee charter, diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science, technology and other areas relevant to the company’s activities), is a relevant factor in the selection process. Additionally, the Board looks to create a diverse candidate pool for each director search the Board undertakes. Of the six directors most recently appointed to the Board, five are women or ethnically or racially diverse.

The Board believes that having diverse directors with varying perspectives and a breadth of experience will positively contribute to robust discussion at Board meetings and help guide Baxter’s strategy and long-term value creation. A diverse board is also more reflective of Baxter’s global customer base. As discussed below, the Board conducts an annual assessment of itself and its committees to help identify potential gaps or areas that the Board may look to augment in light of the company’s strategies, including by taking into account the overall diversity of the Board.

A nominee’s ability to meet the independence criteria established by the NYSE is a factor in the nominee selection process.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

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The Corporate Governance Guidelines require directors to retire at the age of 75, subject to certain exceptions (such as, during a CEO succession or during a material merger, acquisition or disposition). To date, the Board has not granted any waivers with respect to this mandatory retirement age.

Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board as a collective body allow the Board to lead Baxter in a manner that serves its stockholders’ interests appropriately. Key attributes, experience and skills for each of the company’s director nominees are included above in their biographies and under “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds.”

Nomination of Directors; Evaluation of Board

It is the policy of the NCGPP Committee to consider candidates for director recommended by stockholders, members of the Board and management.

Each year, the NCGPP Committee oversees a review of the structure and composition of the Board and each committee thereof. This review is conducted to help assess how the Board and each Board committee functions in light of the company’s strategic objectives, the company’s Corporate Governance Guidelines and each committee charter. As part of this process, the Board considers the structure and composition of the Board and each committee to identify any potential gaps or areas that the Board would like to augment by appointing new directors, rotating existing directors off the Board or refreshing committee assignments.

In 2021, the Board hired an independent third party to conduct this self-assessment process.

Additionally, in 2021, the Board retained outside several search firms to identify potential new Board members with strong healthcare experience and those with strong finance and accounting backgrounds, including those with diverse backgrounds and experiences.

The NCGPP Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director should include the same information required by Baxter’s Bylaws for stockholder director nominees and be sent to the Nominating, Corporate Governance & Public Policy Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that (as described below) director nominees selected by the NCGPP Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that, as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;
•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;
•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

If a vacancy occurs or is expected to occur on the Board (and the Board desires to fill the position), the Board initiates a process to identify potential candidates, such as by engaging an independent search firm. Once a candidate has been identified, the NCGPP Committee (on behalf of the Board) and the independent search firm will engage in a process that includes a thorough investigation of

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22	Corporate Governance at Baxter International Inc.

the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the Lead Independent Director, members of the NCGPP Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding the candidate. After consideration of these background screens and interviews (possibly with multiple candidates), the NCGPP Committee may then recommend the individual to the full Board for further evaluation, and ultimately, election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate to join the Board at that time or nominate the candidate for election at the next annual meeting of stockholders.

In addition to making recommendations to the Board, eligible stockholders are able to nominate a candidate for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to the nominating stockholders and the nominee), the nominee will be included in the proxy statement as a stockholder nominee. The proxy access provision provides that a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the Lead Independent Director or the non-management directors as a group, by writing a letter to Baxter Board of Directors c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the Lead Independent Director, unless a different director is specified.

See “—Other Corporate Governance Information—Stockholder Engagement” below for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

The Board has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines, most recently revised in February 2022, cover topics including director qualification standards, mandatory retirement age, director responsibilities (including those of the Lead Independent Director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees.

The November 2020 revisions to the guidelines include incorporation of the Board’s commitment to split the roles of CEO and Chairman (in connection with the appointment of Mr. Almeida’s successor), subject to the exercise of the Board’s fiduciary duties. They also clarify the Board’s ability to meet with or otherwise engage with the company’s Chief Compliance Officer (CCO) and the frequency of the CCO’s interactions with the CEO. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.”

In February 2022, the guidelines were further amended to reduce the maximum number of public company boards of directors on which a director may serve to two (inclusive of the Board) for directors who are employed full time or to four (inclusive of the Board) for all other directors; provided that any director who is no longer in compliance with these limitations shall make good faith efforts to reduce the number of public company boards on which he or she serves in order to comply prior to the time he or she is eligible to be nominated for reelection.

Stockholder Engagement

Baxter sponsors an ongoing stockholder engagement program. At the direction of the Board, this program was expanded in 2017 to cover additional topics, including corporate responsibility matters, and to solicit feedback from additional stockholders. The company is committed to engaging in constructive dialogue with its stockholders. Management is primarily responsible for stockholder communications and engagement and provides regular updates to the Board on topics or concerns raised by stockholders. The Board

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considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating compensation programs.

During the fall of 2021, Messrs. Chen and Stroucken and select members of management met with stockholders representing approximately 30% of Baxter’s outstanding shares (calculated as of December 31, 2021) as part of the company’s annual outreach program. These investors include institutional investors, hedge funds, mutual funds and public pension funds. Topics covered in these discussions included Baxter’s strategy and performance, the company’s COVID-19 response, the proposed Hillrom acquisition, Board composition, structure and refreshment, succession planning, executive compensation and corporate responsibility matters (including the company’s new 2030 Corporate Responsibility goals). Additionally, company representatives, including Messrs. Chen and Stroucken, shared proposed changes to the Certificate of Incorporation to memorialize the Board’s commitment to adopt written consent in response to a related stockholder proposal from the 2021 Annual Meeting. Input from these discussions informed the proposed amendments to the Certificate of Incorporation, which are being presented to stockholders for their approval as part of Proposal 4—Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent.

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board and all employees of the company, including the CEO, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to the CEO, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Code of Conduct.” The Quality, Compliance and Technology (QCT) Committee is responsible for overseeing compliance with the Code of Conduct.

The Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (strategic, operational, financial, regulatory/compliance, cybersecurity, etc.). These risks are identified across the organization and originate from multiple businesses, regions and functions. While management has day-to-day responsibility for assessing and managing the company’s risk exposure, the Board and its committees provide active oversight in connection with those efforts (including in connection with the company’s enterprise risk management (ERM) program, as described below). The Board and, as appropriate, its committees review each of the top risks identified and assessed by management on at least an annual basis and regularly receive updates on management’s related mitigation strategies and practices.

ERM Oversight

The ERM program is designed to identify, assess and prioritize strategic, financial, operational, technological and reputational risks with the potential to have sustained impact on the company. In connection with the annual refreshment of the company’s long-range plan, company management (including its internal auditors) revisits these risks and identifies top risks for regular monitoring and for the development of related mitigation plans. Additionally, an internal, executive level ERM committee comprised of cross-functional leadership meets regularly to evaluate and prioritize risks with further escalation and updates to the CEO and the Board as appropriate.

The Board and its committees maintain broad oversight over various functions within Baxter, including with respect to the company’s strategic objectives and the associated risks derived from the company’s ERM efforts.

In addition to the Board’s role in ERM, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically and in addition to the IT and cybersecurity matters described below, the Audit Committee is charged with oversight of the process by which management assesses and manages financial risk as well as the steps taken to monitor and control these exposures. The QCT Committee is charged with oversight of Baxter’s quality, compliance and innovation strategy programs. The NCGPP Committee has assumed oversight for the review of strategic issues and corporate actions related to corporate citizenship and public policy, including current and emerging political issues.

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Cybersecurity Oversight

The Audit Committee has assumed oversight responsibility for the company’s IT functions generally, including non-product related cybersecurity matters. The QCT Committee is responsible for overseeing product or service-based IT matters, including with respect to product cybersecurity matters. The Audit Committee has, however, maintained responsibility for the oversight of any cybersecurity incident, including ones related to Baxter products and services. Both committees receive updates from company management on these topics throughout the year. During 2021, the QCT Committee received updates on product-related IT matters four times and the Audit Committee received updates on IT matters two times. Additionally, the full Board generally receives at least one update on IT and cybersecurity matters annually from company management and external advisors.

Human Capital Management Oversight

The Board and the Compensation Committee oversee and regularly engage with the President and CEO, the Senior Vice President, Human Resources and other members of senior leadership on a broad range of human capital management issues, including workforce composition and diversity, compensation and pay equity, talent attraction, recruitment and turnover, workforce training, learning and development and employee engagement, health and well-being. These discussions, which include the review of the company’s Best Place to Work survey results, take place as part of annual Corporate Responsibility updates to the full Board and during select committee meetings. Additionally, the entire Board is invited to participate in meetings of the NCGPP Committee at which the topics of CEO succession, CEO goal setting and performance evaluations are discussed and to meetings of the Compensation Committee at which CEO compensation recommendations are made (for approval by the independent directors of the Board). Succession planning for other roles across the organization is discussed during talent reviews made to the full Board throughout the year.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the NCGPP Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the U.S. Securities and Exchange Commission (SEC). For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the NCGPP Committee must approve or ratify the transaction. The NCGPP Committee reviews related person transactions as they arise and are reported to the committee. The NCGPP Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. These materials are prepared based in part upon information provided by executive officers and directors in their annual director and officer questionnaires as well as a review of certain accounting records of the company.

Board Structure and Processes

Board Leadership Structure; Lead Independent Director

Mr. Almeida has served as Chairman of the Board and CEO since January 1, 2016. Mr. Stroucken was elected as the Lead Independent Director by the other independent directors in February 2021 and was elected to serve in the role until the Annual Meeting. In February 2022, he was reappointed to serve in this role until February 2023.

The Board regularly reviews the leadership structure of the company, including whether the position of Chairman should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chairman and CEO roles combined until the next CEO transition. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chairman and CEO of Covidien. The Board also believed that Mr. Almeida would be well positioned to effectively connect the Board and Baxter management as he worked to establish Baxter’s new strategic framework and refresh its long-range plan (including in connection with the completion of the recently launched Hillrom integration). Additionally, Mr. Almeida’s offer letter contemplates and provides for this combined role. Over the course of his tenure at Baxter, he has worked to develop a process through which each component of this strategic framework is reviewed with the Board on a regular basis.

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As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As CEO and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board.

As part of its commitment to independent leadership and oversight, the Board has created a robust Lead Independent Director position with clearly-defined responsibilities. Pursuant to Baxter’s Corporate Governance Guidelines, the Lead Independent Director has the following responsibilities and authority:

•	presiding at all Board executive sessions and all meetings of the Board when the Chairman is not present;
•	acting as principal liaison between the independent directors and the Chairman and CEO;
•	reviewing and approving meeting agendas for the Board and working with the Chairman to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent directors;
•	in consultation with the chair of the NCGPP Committee, leading the annual performance evaluation of the Chairman and CEO (as applicable);
•	in consultation with the chair of the NCGPP Committee, leading the CEO succession process;
•	engaging with Baxter’s stockholders on selected topics including corporate governance, executive compensation and other environmental, social and sustainability matters; and
•	serving as the contact person for interested parties to communicate directly with the independent directors.

In 2021, executive sessions of the Board occurred as part of every regularly scheduled meeting of the Board (led by Mr. Stroucken, as the Lead Independent Director) and covered critical issues facing the company, including matters related to the company’s product portfolio and inventory levels, the company’s response to the ongoing COVID-19 pandemic, capital allocation strategies and potential and ongoing business development opportunities (including the recently completed Hillrom acquisition). The Lead Independent Director, together with the chairs of the Compensation and NCGPP Committees, also lead the non-employee directors in the annual review and approval of compensation for the CEO. The Board believes that the regular use of executive sessions of the independent directors, along with the Board’s independent committees further enhances the Board’s ability to effectively oversee management. Mr. Stroucken, as Lead Independent Director, serves as the contact person for interested parties to communicate directly with the independent members of the Board and has engaged with Baxter stockholders on selected topics, including corporate governance matters.

In sum, the Board has determined that the combined CEO—Chairman structure serves the best interests of the company and its stockholders at this time in light of Mr. Almeida’s significant industry and leadership experience and the strong role played by the Lead Independent Director in accordance with Baxter’s Corporate Governance Guidelines. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chairman and CEO and it continues to evaluate the leadership structure regularly.

Executive Sessions

As discussed above, independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2021 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Stroucken, as the Lead Independent Director, led these executive sessions. Additionally, the Audit Committee is required to hold separate sessions of its committee during meetings with each of the internal auditor, the independent registered public accounting firm and management. The Compensation, NCGPP and QCT Committees generally meet in executive session at each regularly scheduled meeting of the Board.

Committees of the Board

The standing committees of the Board consist of the Audit Committee, the Compensation Committee, the NCGPP Committee and the QCT Committee.

Each committee consists solely of independent directors and is governed by a written charter. All standing committee charters are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Board Committees & Charters.”

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Audit Committee

The Audit Committee is currently composed of Cathy R. Smith (Chair), Peter S. Hellman, Patricia B. Morrison, Thomas T. Stallkamp and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). Ms. Smith was appointed as Chair of the Audit Committee in February 2021. The Board has determined that Ms. Smith and Messrs. Hellman, Stallkamp and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process and the process for monitoring compliance with laws and regulations (including with regard to cybersecurity matters).

The Audit Committee’s duties include:

(1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures;

(2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm;

(3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm;

(4) reviewing the scope of the annual external and internal audits;

(5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release;

(6) overseeing legal and regulatory compliance as it relates to financial matters;

(7) overseeing the company’s IT functions, including non-product related cybersecurity matters;

(8) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management;

(9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and

(10) approving certain financing matters, proposed corporate transactions and capital expenditures.

The Audit Committee met 10 times in 2021. The Audit Committee Report appears on page 75.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Michael F. Mahoney, Nancy M. Schlichting, Thomas T. Stallkamp and Amy A. Wendell, each of whom is independent under the rules of the NYSE and is a non-employee director under the rules promulgated by the SEC under Section 16 of the Exchange Act. Effective on May 1, 2022, following Mr. Forsyth’s retirement from the Board, Ms. Schlichting will become Chair of the Compensation Committee. The Compensation Committee exercises the authority of the Board relating to employee benefit, compensation and equity-based plans of the company’s officers.

The Compensation Committee’s duties include:

(1) making recommendations for consideration by the Board, in executive session and in coordination with the NCGPP Committee, concerning the compensation of the CEO and his/her performance for the subject period;

(2) determining the compensation of the company’s key executives (other than the CEO) and advising the Board of such determination;

(3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans;

(4) serving as the administration committee of the company’s equity-based plans and exercise the authority of the Board to issue Baxter stock as compensation or incentive to non-employee directors, officers, employees, consultants or advisors;

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(5) making recommendations to the Board concerning director compensation;

(6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines; and

(7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices.

The NCGPP and Compensation Committees work together to establish a link between the CEO’s performance and decisions regarding his compensation. All compensation actions relating to the CEO are subject to the approval of the independent directors of the Board. The Compensation Committee met three times in 2021. The Compensation Committee Report begins on page 36.

The Compensation Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee and it has directly engaged George B. Paulin, Senior Managing Director and Partner of Meridian Compensation Partners, LLC (Meridian), as its independent compensation consultant effective September 2021. Prior to September 2021, Frederic W. Cook & Co., Inc. (FW Cook) advised the Compensation Committee, including Mr. Paulin, prior to his departure from FW Cook. The Compensation Committee elected to change its independent compensation consultant to Meridian following a request for proposal process. Additionally, Aon’s Human Capital Solutions practice, a division of Aon plc (Aon), assists the Compensation Committee with the compilation of market data from time to time. The Compensation Committee consultant reports directly and exclusively to the Compensation Committee and neither Meridian nor FW Cook provides any services to Baxter except advising on executive and Board compensation matters. The Compensation Committee consultant provides analyses and recommendations that help inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. During 2021, the Compensation Committee consultant advised the Compensation Committee Chair on agenda items for Compensation Committee meetings, reviewed management proposals presented to the Compensation Committee, assisted in the Compensation Committee’s assessment of Baxter’s compensation policies and practices and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Executive Compensation Program—Peer Group and Use of Peer Group Data” for additional information on Baxter’s compensation peer group. In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, the Compensation Committee consultant provided the Compensation Committee information regarding any personal, financial, or business relationships between FW Cook or Meridian and Baxter, FW Cook’s and Meridian’s management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and FW Cook or Meridian (as applicable) and the partners, consultants and employees who provide services to the Compensation Committee. In addition, the Compensation Committee annually reviews the substantive performance of the independent Compensation Committee consultant as part of its engagement process.

Nominating, Corporate Governance & Public Policy Committee

The NCGPP Committee is currently composed of Thomas F. Chen (Chair), John D. Forsyth, Michael F. Mahoney, Stephen N. Oesterle, M.D., Nancy M. Schlichting and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE. The NCGPP Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters.

The NCGPP Committee’s duties include:

(1) developing general criteria for use in evaluating and selecting candidates for election or reelection to the Board;

(2) assisting the Board in identifying and attracting qualified independent director candidates;

(3) having the sole authority to retain and terminate any search firm to be used to identify director candidates;

(4) recommending to the Board annually a slate of nominees to be proposed by the Board to stockholders as nominees for election as directors and, from time to time, recommend persons to fill any vacancy on the Board;

(5) reviewing the suitability for continued service of each director when his or her term expires and when he or she has a change in circumstances under Baxter’s Corporate Governance Guidelines;

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(6) reviewing periodically the size and composition of the Board and each committee, including whether the Board possesses an appropriate mix of skills, experiences and backgrounds;

(7) recommending to the Board any changes in number, authority, procedures and duties of Board committees and the chairpersons and members who should serve thereon;

(8) advising the Board and the Chairman/CEO on major organizational matters, including the election of officers;

(9) overseeing the succession planning process for the Chairman/CEO as well as certain key management succession plans, which includes oversight of the evaluation of the executive management team;

(10) overseeing the annual process for evaluating the performance of the Chairman/CEO;

(11) overseeing the annual process for evaluating Board and committee performance and effectiveness in light of Baxter’s strategic objectives, Baxter’s Corporate Governance Guidelines and each committee charter;

(12) to the extent not delegated to other committees, reviewing matters impacting Baxter’s image and reputation and its standing as a responsible corporate citizen;

(13) overseeing the orientation of new Board members to Baxter and its business as well as the continuing education of the directors;

(14) in the event of the death, incapacity, resignation or other absence (temporary or permanent) of the CEO, conferring and recommending for election by the full Board an acting or successor CEO;

(15) implementing the Board’s overboarding policy for directors;

(16) reviewing and reassessing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; and

(17) reviewing the adequacy of its charter at least annually and recommending any proposed changes to the Board for approval.

The NCGPP Committee met six times in 2021.

Quality, Compliance and Technology Committee

The QCT Committee is currently composed of Stephen N. Oesterle, M.D. (Chair), Thomas F. Chen, Patricia B. Morrison, Amy A. Wendell and David S. Wilkes, M.D. The QCT Committee assists the Board in fulfilling its oversight responsibilities with respect to quality and other compliance matters and scientific and technical direction. These responsibilities include oversight over cybersecurity and other IT matters as they relate to the development of Baxter products and services.

The QCT Committee’s duties include:

(1) overseeing risk management in the area of product quality and safety;

(2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions;

(3) coordinating with the Audit Committee with respect to its oversight of quality and compliance issues;

(4) overseeing the company’s innovation strategy (including with respect to product cybersecurity matters); and

(5) reviewing strategic issues and corporate actions relating to current and emerging environmental, health and safety and sustainability matters that may affect Baxter business operation, performance or public image.

The QCT Committee met five times in 2021.

Special Litigation Committee

The Special Litigation Committee was composed of Stephen N. Oesterle, M.D. (Chair), Michael F. Mahoney and Cathy R. Smith. The committee was established in September 2017 by the Board to investigate, on behalf of Baxter stockholders, a stockholder demand relating to alleged breaches of fiduciary duties by certain Baxter directors and officers. The Special Litigation Committee met once in 2021. It was dissolved in July 2021.

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Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of fully vested Baxter shares. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter stockholders. No changes were made to director compensation programs in 2021, other than as set forth below.

Cash Compensation

In 2021, each non-employee director was paid a $100,000 annual cash retainer and a $2,000 fee for each committee meeting attended. Directors do not receive additional compensation for each Board meeting attended or for attending meetings for committees on which the directors do not sit.

Each non-employee director who acts as the chairperson of any standing committee receives an additional annual retainer of $15,000, except for the Chairs of the Audit and Compensation Committees who receive an additional retainer of $20,000 in light of competitive market data. Effective July 1, 2021, the retainer for the Chair of the Audit Committee was increased to $25,000 following a review of the competitive market data. The Lead Independent Director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until their Board service ends. The plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified 401(k) Plan.

Equity Grant

For 2021, the aggregate value of a non-employee director’s annual equity grant was $195,000. One hundred percent (100%) of this grant was made in fully vested Baxter shares unless a director elected to receive 50% of the value of the grant in fully vested stock options. All equity awards are subject to a six-month forfeiture period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement). Each non-employee director can elect to defer receipt of all of his or her fully vested stock awards under the deferred compensation plan each year.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is expected to hold common stock equal to five times the annual cash retainer provided to directors. As of December 31, 2021, all directors who have served on the Board for at least five years were in compliance with these guidelines.

Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities (including hedging) and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy not to permit directors to pledge Baxter securities as collateral for loans or otherwise as a security interest.

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Director Compensation Table

The following table provides information on 2021 compensation for non-employee directors who served during any portion of 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas F. Chen	132,000	194,991	—	9,965	336,956

John D. Forsyth	140,000	97,583	97,643	20,000	355,226

James R. Gavin, M.D., Ph.D.	42,833	—	—	14,883	57,716

Peter S. Hellman	126,000	194,991	—	20,000	340,991

Michael F. Mahoney	120,000	97,583	97,643	20,000	335,226

Patricia B. Morrison	128,000	194,991	—	—	322,991

Stephen Oesterle	139,000	194,991	—	18,500	352,491

Nancy M. Schlichting	8,333	61,818	—	—	70,151

Cathy Smith	142,000	194,991	—	—	336,991

Thomas T. Stallkamp	134,250	194,991	—	20,000	349,241

Albert P.L. Stroucken	178,250	194,991	—	—	373,241

Amy A. Wendell	116,000	97,583	97,643	20,000	331,226

David S. Wilkes	108,000	223,806	—	15,000	346,806

[1]	Consists of the amounts described above under “—Cash Compensation.”
[2]

The amounts shown in this column are valued based on the grant date fair value of the underlying fully vested Baxter share awards computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2021 Form 10-K. Each non-employee director had the following number of fully vested shares granted in May 2021: Mr. Chen (2,230); Mr. Forsyth (1,116); Mr. Hellman (2,230); Mr. Mahoney (1,116); Ms. Morrison (2,230); Dr. Oesterle (2,230); Ms. Smith (2,230); Mr. Stallkamp (2,230); Mr. Stroucken (2,230); Ms. Wendell (1,116); and Dr. Wilkes (2,230). In connection with his appointment to the Board in February 2021, Dr. Wilkes received 366 fully vested shares for his service between his appointment and the 2021 annual meeting. In connection with her appointment to the Board in December 2021, Ms. Schlichting received 743 fully vested shares for her service between her appointment and the Annual Meeting.

[3]

The amounts shown in this column are valued based on the grant date fair value of the underlying stock option award computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2021 Form 10-K. Each of Messrs. Forsyth and Mahoney and Ms. Wendell elected to receive 50% of the value of their May 2021 equity grant in the form of fully vested stock options. These elections resulted in the issuance of 5,685 fully vested stock options to each re-elected independent director. As of December 31, 2021, each non-employee director had the following number of stock options outstanding, all of which were fully vested as of such date: Mr. Chen (33,306); Mr. Forsyth (56,496); Dr. Gavin (0); Mr. Hellman (56,104); Mr. Mahoney (37,893); Ms. Morrison (0); Dr. Oesterle (1,060); Ms. Schlichting (0); Ms. Smith (17,868); Mr. Stallkamp (36,723); Mr. Stroucken (29,209); Ms. Wendell (17,116); and Dr. Wilkes (0).

[4]

The amounts in this column include matching gift contributions made by Baxter’s charitable foundation as of March 1, 2022 on qualifying charitable donations made by the following directors in 2021: Mr. Forsyth ($20,000); Mr. Hellman ($20,000); Mr. Mahoney ($20,000); Dr. Oesterle ($18,500); Mr. Stallkamp ($20,000); Ms. Wendell ($20,000); and Dr. Wilkes ($15,000). In addition, all other amounts in this column include the dividend equivalent payments made in 2021 on previously deferred restricted stock units (RSUs) pursuant to the deferred compensation plan: Mr. Chen ($9,965); and Dr. Gavin ($14,883).

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Corporate Responsibility

What Corporate Responsibility Means to Baxter

Driven by the company’s mission to save and sustain lives, Baxter strives to create lasting value and meaningful impact by “Empowering our Patients,” “Protecting our Planet,” and “Championing our People and Communities.” Baxter’s corporate responsibility strategy focuses on tackling ESG issues that affect its patients, customers, employees, communities and other stakeholders. Baxter’s approach to corporate responsibility supports the company’s goals to achieve top quartile results relative to industry peers and other comparators across four dimensions: patient safety and quality, growth through innovation, best place to work and industry-leading performance.

Advancing its corporate responsibility goals contributes to business value, employee attraction and retention, enhanced operational efficiency and implementation of enterprise risk management strategies, among others. Baxter recently launched its 2030 Corporate Responsibility Commitment featuring ten goals for focused action (as discussed in “—Corporate Responsibility Commitment and Goals”). The 2030 Corporate Responsibility Commitment and Goals are bolstered by the company’s approach to sound governance and an overarching commitment to ethics and compliance, human rights, inclusion and diversity and privacy and data protection.

Management and Board Oversight

ESG matters receive strategic guidance and oversight at the highest levels of the company, including Baxter’s Chairman and CEO, Baxter’s Senior Leadership Team and the Board. With the inauguration of the 2030 Corporate Responsibility Commitment and Goals, an executive cross-functional corporate responsibility steering committee (the Corporate Responsibility Steering Committee) was launched to provide direction and oversight regarding the company’s ESG initiatives. The Corporate Responsibility Steering Committee meets quarterly to monitor policies, action plans and strategies and other matters of significance to the company’s reputation as a socially responsible organization and provides guidance to the Corporate Responsibility Council (the Council). The Council meets quarterly to track progress against the company’s corporate responsibility commitments and goals and provides oversight to help ensure high standards of accountability. The Council provides regular updates to select members of the Senior Leadership Team and the Board (and committees thereof that are charged with various components of the Board’s ESG oversight responsibilities). Day-to-day ESG matters are managed by a combination of corporate responsibility, environmental, health & safety, human resources, finance, investor relations, legal, communications and other personnel depending on the nature of the matter.

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32	Corporate Responsibility

To drive further accountability and beginning in 2021, the Senior Leadership Team’s individual performance assessment is based as an initial matter on the company’s performance against pre-established measures for certain strategic priorities, including those related to ESG. The strategic 2021 priorities that impact this individual assessment are included in three categories: Patient Safety and Quality; Best Place to Work; and Growth Through Innovation. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2021 Annual Incentive Plan Payouts—Individual Performance” for additional information.

In addition, the Board plays a critical role in corporate responsibility oversight. The full Board is regularly updated on corporate responsibility matters (including a discussion of related goals and industry trends). The QCT Committee and the NCGPP Committee share oversight for ESG-related matters. The QCT Committee provides oversight for issues related to environmental sustainability and compliance, while the NCGPP Committee provides oversight for other areas related to Baxter’s corporate responsibility, including charitable contributions, public policy, access to healthcare and other social and governance issues. The diversity of background and experience represented by the Board provides key insights for corporate responsibility and strategic initiatives, operational performance and financial control. See “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds” for additional information regarding these diverse backgrounds and experiences.

Pursuant to Baxter’s enhanced stockholder engagement program, Baxter directors and management regularly engage in corporate responsibility discussions with many of the company’s investors. Outputs from these discussions (including with respect to the company’s proposed 2030 Corporate Responsibility Commitment and Goals) are shared with the entire Board during Board-wide corporate responsibility updates and with the NCGPP Committee as part of its oversight of corporate governance matters generally. See “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement” for additional Information.

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Corporate Responsibility	33

2030 Corporate Responsibility Commitment and Goals

Baxter has a long-standing commitment to responsible operations and corporate responsibility reporting. Baxter is ever conscious of its global impact, including with respect to its employees, the communities it operates in and the people who use its products. Setting goals across a broad range of corporate responsibility focus areas demonstrates the company’s commitment to this important topic, reinforces accountability and helps to drive ongoing improvement across the organization.

In 2021, Baxter announced the company’s corporate responsibility commitment for 2030. The new goals demonstrate the connection between its corporate responsibility initiatives and business priorities and align with the company’s top quartile goals which are fundamental components of Baxter’s strategy. Anchored by three pillars—Empower Our Patients, Protect Our Planet and Champion Our People and Communities—this commitment features a new set of ten strategic goals. These goals were created after input and consultation with many of Baxter’s internal and external stakeholders, including the Board, non-governmental organizations and key members of the investment community. Additionally, the company’s new corporate responsibility goals are aligned with certain of the United Nations Sustainable Development Goals (UN SDG 3, 6 and 12) and 2030 Agenda for Sustainable Development. The 2030 goals highlight the company’s corporate responsibility focus and should help to further advance its ESG performance.

Baxter’s leadership team is accountable for role modeling inclusive leadership and has pledged to listen, learn and take action to the social and racial issues and concerns of internal and external stakeholders. Consistent with Baxter’s strong diversity and inclusion platform, senior leadership continues to work closely with the Baxter Black Alliance business resource group and colleagues from across the company on Activating Change Today (ACT), a multi-dimensional and multi-year program to advance inclusion and racial justice. The ACT initiative is focused on driving results across four key areas—Workforce, Workplace, Community and Marketplace—encompassing employees, external stakeholders and the markets and communities Baxter serves. Among the numerous initiatives put in place to date, the company has solicited candid feedback on racism through global listening channels to inform programs and activities, offered needs-based scholarships to support students at Historically Black Colleges and Universities, launched an initiative to increase awareness and education in communities about Kidney Health, provided a $2 million grant through the Baxter International Foundation to address health disparities for people with diabetes in underserved communities and a three-year 2:1 match of employee contributions to select nonprofit organizations committed to fighting racial injustice. A complete list of actions the company is taking to fight racial injustice is available on Baxter’s website at www.baxter.com/fighting-racial-injustice.

Baxter has been consistently recognized by external rankings and ratings organizations as a corporate responsibility leader. In 2021, Baxter was again honored for its efforts as an employer of choice and a socially responsible and sustainable business, receiving a number of recognitions including: 3BL Media’s 100 Best Corporate Citizens, Forbes’ America’s Best Employers for Diversity, Best Employers for Women and World’s Top Female-Friendly Companies and Seramount’s (formerly Working Mother Media) 100 Best Companies, Best Companies for Dads, Top Companies for Executive Women, as well as being named a Leading Inclusion Company and Global Inclusion Index Company. Baxter was again named one of America’s Most JUST Companies by JUST Capital and appeared on the Disability Equality Index, designating Baxter as a Best Place to Work for Disability Inclusion. Baxter has consistently received a top score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index (CEI) for LGBTQ+ Equality and is proud to have also been included in the Dow Jones Sustainability Index, the FTSE4Good Index Series, Newsweek Magazine’s

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34	Corporate Responsibility

America’s Most Responsible Companies and Wall Street Journal’s Management Top 250. CDP also scored Baxter for its environmental leadership with B scores in both Climate Change and Water Security. These awards are among numerous other regional and country-specific recognitions across the globe.

Annual Reporting and Disclosures

Transparent reporting is a longstanding focus for Baxter, as it has a 30-year history of publishing environmental performance reports. The company’s corporate responsibility disclosures have evolved and broadened in scope, in line with stakeholders’ material interests combined with the increasing sophistication of its corporate responsibility strategy. Every year, Baxter measures and evaluates its performance, communicates progress and challenges and identifies opportunities to drive even greater impact across its business and society. With the acquisition of Hillrom, Baxter plans to undertake a new materiality assessment in 2022 to help ensure the company’s corporate responsibility commitment and goals align with its stakeholders’ interests.

In 2021, Baxter published its Sustainability Accounting Standards Board (SASB) Index in its annual Corporate Responsibility Report, in alignment with the Medical Equipment and Supplies Sustainability Accounting Standard. The company elected to make this voluntary public disclosure in the interest of providing enhanced corporate responsibility information to investors and in response to feedback received during the company’s annual corporate governance outreach discussions (as described in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

Baxter is committed to sharing information about its corporate responsibility initiatives, priorities, goals and performance. The annual Corporate Responsibility Report illustrates the company’s commitment to sound governance and balanced, transparent disclosure. It also serves as a platform for stakeholder engagement and provides an important means for soliciting feedback on the company’s activities. In 2021, Baxter enhanced its data disclosures pertaining to workforce demographics and product safety and quality data in its appendix. In addition, the company has published a redacted version of its 2020 U.S. Employer Equal Opportunity report on its website to provide additional transparency into Baxter’s continuing efforts to increase underrepresented populations in its workforce. A copy of the redacted report is available on Baxter’s website at www.baxter.com/inclusion-and-diversity-reporting. The company is actively evaluating its ability to begin reporting against the framework established by the Task Force on Climate-Related Financial Disclosure.

The Corporate Responsibility Report is not incorporated by reference into the proxy statement or any other document filed with the SEC. More information about Baxter’s corporate responsibility efforts and initiatives, including the 2020 Corporate Responsibility Report, is available on Baxter’s website under “Our Story—Corporate Responsibility.”

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Executive Compensation	35

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation for 2021

At the 2017 annual meeting, stockholders recommended that the Board continue to hold annual advisory votes approving the compensation of Baxter’s named executive officers (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and continues to hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in the proxy statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers for 2021.

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to approve, on a non-binding, advisory basis, the compensation of Baxter’s named executive officers for 2021. The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement, in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board with respect to the compensation of the company’s named executive officers for 2021.

The company has designed its executive compensation programs to attract, motivate, reward and retain the executive talent required to help achieve its corporate and strategic objectives and increase stockholder value. As discussed below in the Compensation Discussion and Analysis section, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and is only delivered if specific annual and long-term performance requirements are met.

In addition, Baxter has adopted policies, like the stock ownership guidelines and the Executive Compensation Recoupment Policy, to help ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in the proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the executive compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future named executive officers. The next say-on-pay advisory vote will be held at the 2023 Annual Meeting of Stockholders.

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Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in the 2021 Form 10-K and the proxy statement, each of which has been or will be filed with the SEC.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Michael F. Mahoney

Nancy M. Schlichting

Thomas T. Stallkamp

Amy A. Wendell

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) discusses the 2021 compensation paid to Baxter’s executive officers who are identified as named executive officers (NEOs) below. The purpose of this discussion is to provide stockholders with an understanding of the company’s executive compensation policies and practices and the decisions regarding the NEOs’ compensation.

For 2021, Baxter’s NEOs are:

Named Executive Officer	Title
José E. Almeida	Chairman of the Board, President and CEO
James K. Saccaro	Executive Vice President and Chief Financial Officer
Giuseppe Accogli*	Executive Vice President and COO
Cristiano Franzi	Senior Vice President and President, Europe, Middle East And Africa (EMEA)
Andrew Frye	Senior Vice President and President, Asia Pacific (APAC)
*	Prior to November 29, 2021, Mr. Accogli served as the Company’s Senior Vice President and President, Americas and Global Business Units.

The Executive Summary section of this CD&A highlights the following:

•	2021 Company Results
•	2021 Executive Compensation Program Actions and Changes
•	2019 – 2021 PSU Performance
•	2021 Say-on-Pay Vote
•	2022 Executive Compensation Program Changes

The remainder of this CD&A discusses the following:

•	Compensation Philosophy and Governance Practices
•	Structure of Executive Compensation Program
•	Components of Executive Compensation
•	Elements of Executive Compensation
•	Additional Compensation Governance

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Executive Compensation	37

Executive Summary

2021 Company Results

Baxter achieved strong 2021 financial results as it continued to navigate the ongoing COVID-19 pandemic and completed the Hillrom acquisition. This performance was evidenced in part by results under the 2021 annual incentive plan (which results have been adjusted to exclude 19 days of contribution from Hillrom):

•	Adjusted Net Sales (calculated at budgeted exchange rates established on January 1, 2021) of $12,382 million, which was 100.3% of the annual incentive target of $12,349 million;
•	Further Adjusted EPS of $3.54, which is 98.9% of the annual incentive target of $3.58; and
•	Adjusted Free Cash Flow of $1,587 million, which is 106.6% of the annual incentive target of $1,490 million.

See “—2021 Executive Compensation Program Actions and Changes—2021 Annual Incentive Design and Performance” below for an overview of Baxter’s 2021 annual incentive plan and “—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2021 Annual Incentive Plan Payouts” for a description of Adjusted Net Sales, Further Adjusted EPS and Adjusted Free Cash Flow (including a description of adjustments from the closest GAAP measures to derive these amounts).

A comparison of the performance of Baxter’s common stock against certain of its peers over the past three and five years provides other perspectives on Baxter’s overall performance.

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The graphs below compare the cumulative TSR (including reinvested dividends) on Baxter common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for the three- and five-year periods ended December 31, 2021. As set forth below, the TSR for Baxter for the three-year period totaled approximately 35%, as compared to 100% for the S&P 500 Composite Index and 73% for the S&P 500 Health Care Index over the same period. These numbers reflect softness in the Baxter stock which may have resulted from the company’s withdrawal of long-term guidance during the ongoing COVID-19 pandemic, market uncertainty regarding the proposed Hillrom acquisition and delays in certain product launches. For the five-year period, the TSR for Baxter totaled approximately 105%, as compared to 133% for the S&P 500 Composite Index and 125% for the S&P 500 Health Care Index over the same period.

[1]	TSR calculations (as provided by Bloomberg) include reinvested dividends.

[1]	TSR calculations (as provided by Bloomberg) include reinvested dividends.

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Executive Compensation	39

2021 Executive Compensation Program Actions and Changes

Baxter continues to review its executive compensation program based on the company’s operational strategy and stockholder feedback. The following outlines: (1) 2021 annual incentive design and performance; (2) 2021 annual PSU grant design; and (3) other 2021 executive compensation actions.

2021 Annual Incentive Design and Performance

The 2021 annual incentive design remained consistent with the 2020 design, except for the individual performance assessment for members of Baxter’s Senior Leadership Team. As described in detail below, each NEO’s individual performance assessment was initially based on a qualitative assessment against key strategic 2021 priorities, inclusive of various ESG issues, in three categories: (1) Patient Safety and Quality; (2) Best Place to Work; and (3) Growth Through Innovation.

The 2021 annual incentive for each NEO was calculated using the following formula:

(x) NEO’s target annual incentive multiplied by

(y) the aggregate performance across the three applicable financial performance metrics with a payout range between 0%-200% multiplied by

(z) the NEO’s individual performance assessment that ranges between 0%-125%.

The following highlights the financial performance results for Baxter’s 2021 annual incentive plan for each NEO:

Messrs. Almeida and Saccaro

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Company—Adjusted Net Sales (in millions)[1]	50%	$12,349	$12,382	103%

Further Adjusted EPS[2]	25%	$3.58	$3.54	94%

Adjusted Free Cash Flow (in millions)[3]	25%	$1,490	$1,587	122%

Weighted Financial Performance Payout as a % of Target				105%

Mr. Accogli

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Americas Region—Adjusted Net Sales (in millions)[1]	50%	$6,591	$6,640	108%

Further Adjusted EPS[2]	25%	$3.58	$3.54	94%

Adjusted Free Cash Flow (in millions)[3]	25%	$1,490	$1,587	122%

Weighted Financial Performance Payout as a % of Target				108%

Mr. Franzi

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

EMEA Region—Adjusted Net Sales (in millions)[1]	50%	$3,111	$3,136	108%

Further Adjusted EPS[2]	25%	$3.58	$3.54	94%

Adjusted Free Cash Flow (in millions)[3]	25%	$1,490	$1,587	122%

Weighted Financial Performance Payout as a % of Target				108%

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Mr. Frye

Annual Incentive Financial Metric	Weighting	Target	Actual Performance	Payout as a % of Target

APAC Region—Adjusted Net Sales (in millions)[1]	50%	$2,595	$2,580	94%

Further Adjusted EPS[2]	25%	$3.58	$3.54	94%

Adjusted Free Cash Flow (in millions)[3]	25%	$1,490	$1,587	122%

Weighted Financial Performance Payout as a % of Target				101%

[1]	See page 49 for the calculation of Adjusted Net Sales.
[2]	See page 49 for the calculation of Further Adjusted EPS.
[3]	See page 49 for the calculation of Adjusted Free Cash Flow.

As mentioned above, beginning with the 2021 annual incentive, each NEO’s individual performance assessment, as well as that of the broader Senior Leadership Team, was determined in connection with an assessment of Baxter’s performance against pre-established measures for key strategic 2021 priorities, which include various ESG issues. The strategic 2021 priorities are included in the three categories highlighted below along with the applicable weightings used to calculate the overall weighted payout. Following a rigorous qualitative year-end performance assessment, the payout percentage for each category as well as the weighted total payout is as follows:

Category	Weighting	Payout[1]	Notable Items[2]

Patient Safety and Quality (including product safety and quality systems)	50%	105%	• No new Warning Letters received in 2021 • Enhanced manufacturing quality culture program • Improved internally assessed site risk scores

Best Place to Work (including diversity in the workforce, culture, talent, ACT program and environmental, health and safety (EH&S) measures)	30%	110%

•    Diversity in leadership (for women at or above the director level globally and for U.S. ethnic minorities at or above the director level)

•    Increased manager effectiveness scores and retention of key talent

•    Significant ACT investment

•    Achieved various EH&S measures, including a reduction in the number of major EH&S incidents and environment non-conformances

Growth Through Innovation (including the on-going digital transformation and innovative ecosystem)	20%	95%	• Enhanced digital operating model • Significant employee engagement in digital upskilling and learning • Below target performance on several new product development related priorities

Weighted Payout as a % of Target for Senior Leadership Team		105%

[1]

The payout for each category ranged from a 90% payout for threshold performance up to a 110% payout for maximum performance. The weighted payout is subject to further adjustment for each NEO’s overall individual performance assessment based on individual achievements down to a minimum of 0% and up to a maximum of 125%.

[2]	Reflects notable items in each category, which is not comprehensive of all strategic priorities.

Based on the strategic priority qualitative assessment described above, input from the independent members of the Board (in the case of the CEO’s individual performance assessment) and the Compensation Committee (for all other NEOs), the 2021 individual performance assessment for each NEO is 105%, which is aligned to the weighted payout above.

See “Elements of Executive Compensation—Annual Incentive Plan” for additional detail on Baxter’s 2021 annual incentive plan, including targets and total payouts.

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Executive Compensation	41

2021 Annual PSU Grant Design

For 2021, PSUs comprised 50% of each NEO’s target annual LTI grant (with stock options comprising the other 50%) and the design remained unchanged from 2020:

2021 Plan Design
Metrics	Relative TSR Adjusted ROIC Adjusted Net Sales CAGR
Weightings	Equal weighting: 33-1/3% for each metric
Measurement	All metrics are measured over three-year performance period

See “Elements of Executive Compensation—Long-Term Incentive Plan—2021 Annual LTI Grants” for additional detail on Baxter’s 2021 PSU grants.

2021 Executive Compensation Actions

Consistent with historical practice, Mr. Almeida did not receive a salary increase in 2021. In 2021, Mr. Accogli received two base salary increases—one during the annual compensation review cycle in March and one in November in connection with him assuming Executive Vice President and COO responsibilities. Messrs. Franzi, Frye and Saccaro each received a base salary increase during the annual compensation review cycle.

All NEOs received a 2021 annual LTI grant and Mr. Frye received an additional retention-based PSU grant. See “Elements of Executive Compensation—Long-Term Incentive Plan—Retention PSU Grant” for additional details on this award.

2019—2021 PSU Performance

The following highlights the performance results for the PSUs granted in February 2019 with a performance period of January 1, 2019 to December 31, 2021, which were calculated as follows:

PSU Metric	Weighting	Target	Actual Performance	Payout as a % of Target

Relative TSR	50%	50th Percent Rank	44th Percent Rank	82%

Annual Further Adjusted Operating Margin	50% (Total)

2019 Further Adjusted Operating Margin[1]	16-2/3%	18.3%	18.5%	111%

2020 Adjusted Operating Margin[1]	16-2/3%	19.6%	18.0%	39%

2021 Further Adjusted Operating Margin[1]	16-2/3%	18.4%	17.9%	82%

Weighted Payout as a % of Target				80%

[1]	See pages 53 and 54 for the calculation of Further Adjusted Operating Margin and Adjusted Operating Margin.

See “Elements of Executive Compensation—Long-Term Incentive Plan—2019 – 2021 PSU Performance” for additional detail on PSU performance, including targets and performance ranges.

2021 Say-on-Pay Vote

At the 2021 annual meeting, approximately 91% of the stockholders voting at the meeting approved, in an advisory vote, the compensation for Baxter’s NEOs in 2020. Due to the strong level of stockholder support and consistent with discussions with select institutional investors during the company’s annual corporate governance outreach program, the company substantially maintained the parameters of its executive compensation program for 2021 (except as otherwise described above).

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The Compensation Committee and management are committed to continuing to strengthen pay-for-performance alignment, as well as the overall design of Baxter’s executive compensation programs, informed by stockholder feedback obtained from corporate governance outreach discussions (as discussed in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

2022 Executive Compensation Program Changes

For the 2022 annual incentive design, the individual performance assessment for members of Baxter’s Senior Leadership Team will continue to be based on performance against key strategic 2022 priorities, inclusive of various ESG issues, based on the same three categories as 2021 with slightly revised weightings as follows: Patient Safety and Quality (40% weighting), (2) Best Place to Work (30% weighting) and (3) Growth Through Innovation (30% weighting).

Beginning with the 2022 annual LTI grant, the equity mix for all NEOs will be revised to reflect 25% of the annual equity grant value in stock options, 25% in RSUs and the remaining 50% in PSUs. Additionally, for PSUs made under the 2022 annual LTI grant with a 2022-2024 performance cycle, the peer group used to measure Relative TSR performance will change from the Dow Jones Medical Equipment Index to the S&P 500 Healthcare Equipment and Services Index (S&P Healthcare Equipment Index). See “Elements of Executive Compensation—Long-Term Incentive Plan—2022 Annual LTI Grant Changes” for additional details.

Compensation Philosophy and Governance Practices

Baxter’s compensation program is designed to:

•	Compare competitively to companies where Baxter competes for executive talent.
•	Attract, retain and motivate high-performing executives.
•	Recognize company and individual performance.
•	Drive the company’s long-term financial and stockholder value performance.
•	Encourage innovation and appropriate levels of risk-taking.
•	Equitably reflect the value of each executive’s position in the market and within the company.

The objectives of the program are to:

•	Compensate Baxter’s executives in a manner that is consistent with the above principles.
•	Align the interests of management with those of stockholders to reflect best practices.
•	Drive sustained and superior performance relative to the company’s peers.

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Executive Compensation	43

What Baxter Does	What Baxter Does Not Do

✓ Emphasize company performance. 91% of the CEO’s 2021 total target direct compensation and an average of 81% of the other NEOs’ 2021 total target direct compensation is “at risk” based on company and stock price performance.

✓ Align with stockholders. 76% of the CEO’s 2021 total target direct compensation and an average of 64% of the other NEOs’ 2021 total target direct compensation is based on long-term incentives aligned with stockholders’ interests.

✓ Incorporate ESG metrics into the annual incentive plan. NEOs have shared ESG goals embedded into their annual incentive individual performance assessment measured under three categories: (1) Patient Safety and Quality, (2) Best Place to Work and (3) Growth Through Innovation.

✓ Require significant stock ownership. Executive officers are subject to certain stock ownership requirements and neither unvested PSUs for which actual performance has not been certified nor stock options (or any portions thereof) count towards the requirements.

✓ Retain an independent compensation consultant to advise the Compensation Committee. The independent consultant does not provide services to the company other than advising the Compensation Committee.

✓ Maintain anti-hedging and anti-pledging stock policies for executives and directors. These policies reflect good governance and mitigate compensation-related risk.

✓ Allow for clawbacks and forfeitures under the annual incentive and long-term incentives based on the Executive Compensation Recoupment Policy. Various actions can be taken with regard to annual and long-term incentive payouts to executives upon a financial restatement or for violation of restrictive covenants between the executive and the company, including recovery, reduction or forfeiture of all or part of any annual incentive or previously awarded long-term incentive grant (or to be awarded long-term incentive grant), disciplinary actions and the pursuit of other remedies.

✓ Pay severance and vest outstanding equity grants only upon a “double trigger” in the event of a change in control. The “double trigger” requires both a change in control and termination of employment by the company without cause or by the executive for good reason.

X  Provide tax gross-ups in the event of a change in control or otherwise. Taxes are each NEO’s sole responsibility.

X  No re-pricing or exchanging of underwater stock options. The company does not re-price outstanding stock options, whether vested or unvested, without prior stockholder approval.

X  Pay dividend equivalents on unvested RSUs or PSUs. Dividend equivalents on RSUs and PSUs in the form of additional shares are paid only upon the vesting of such RSUs and PSUs with the number of dividend equivalents for PSUs based on actual company performance.

X  Offer excessive perquisites. Executives are eligible for a very limited number of perquisites.

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Structure of Executive Compensation Program

Pay-for-Performance and Total Target Direct Compensation Mix

Pay-for-performance is the most significant structural element of Baxter’s compensation program, where the majority of executive pay is “at risk” and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2021, 91% of Mr. Almeida’s total target direct compensation and 81% of the average total target direct compensation for the other NEOs was at risk and subject to various performance metrics.

Named Executive Officer Total Target Direct Compensation1

[1]

Percentages are calculated using annual base salary, target annual incentive and target LTI grant values as of December 31, 2021. Excludes the one-time retention PSU grant provided to Mr. Frye in March 2021.

Peer Group and Use of Peer Group Data

The use of peer group data plays a significant role in the structure of the company’s executive compensation program. It is a primary input in assessing the appropriate ranges for base salary, target annual incentive and target annual LTI grants and helps to ensure that compensation is market competitive and reasonable.

Baxter uses peer compensation data from companies that the Compensation Committee selected as comparable based on the factors described below (Compensation Peer Group). If data are not available for a particular executive’s position at the company, the Compensation Committee utilizes general industry information that is available to Aon through its Total Compensation Measurement survey as well as internal equity principles to set an executive’s compensation targets at levels that are consistent with other executives at Baxter.

The Compensation Committee, with input from its independent compensation consultant, annually reviews the Compensation Peer Group to determine the appropriate companies to include. In its review, the Compensation Committee considers companies with all of the following factors:

•	Similar Global Information Classical Standards sub-industries to Baxter.
•	Revenues and market capitalization within a reasonable range of Baxter’s revenue and market capitalization.
•	Constituents of the Dow Jones Medical Equipment Index.
•	List Baxter as a peer, are in Baxter’s peer group as selected by a proxy advisory firm or are prevalent peers of Baxter’s peer group selected by a proxy advisory firm.

Based on this review, the annual evaluation resulted in the following year-over-year changes to the Compensation Peer Group:

•	Additions: Edwards Lifesciences Corporation, Hologic, Inc. and Intuitive Surgical, Inc.
•	Removals: Cerner Corporation

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Executive Compensation	45

For 2021, the Compensation Peer Group is as follows:

Abbott Laboratories	DENTSPLY Sirona Inc.	Quest Diagnostics Incorporated

Agilent Technologies, Inc.	Edwards Lifesciences Corporation	Stryker Corporation

Becton, Dickinson and Company	Hologic, Inc.	Thermo Fisher Scientific Inc.

Boston Scientific Corporation	Intuitive Surgical, Inc.	Varian Medical Systems, Inc.[1]

Danaher Corporation	Laboratory Corporation of America Holdings	Zimmer Biomet Holdings, Inc.

DaVita Inc.	Medtronic Public Limited Company

[1]

On April 15, 2021, Varian Medical Systems, Inc. was acquired by Siemens Healthineers AG. All benchmark information was completed based on available fiscal year 2020 results for Varian Medical Systems, Inc.

The median revenue and market capitalization for the Compensation Peer Group was approximately $11.5 billion and $66.1 billion, respectively, for the year ended December 31, 2021. Baxter’s revenue of $12.8 billion for the year ended December 31, 2021 (net sales as reported under GAAP for 2021 and including 19 days of Hillrom results) placed Baxter at the 56th percentile of this peer group. Baxter’s market capitalization of approximately $43.0 billion as of December 31, 2021 placed Baxter at the 38th percentile of this peer group.

Individual Performance

The Compensation Committee assesses the individual performance and future potential of each company executive officer or other key executive (other than the CEO) in making compensation decisions related to base salary, annual incentive and annual LTI grant. The independent members of the Board make this determination with respect to the CEO. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s financial performance relative to the financial targets.

The Compensation Committee’s assessment of individual performance and future potential relies on informed judgement and requires significant input from the CEO, who reviews the performance goals and evaluations of each of the other executive officers and key executives and shares his insights and recommendations with the Compensation Committee. Based on that input, the Compensation Committee assesses how well an executive officer or other key executive fulfilled his or her obligations in the past year and such executive officer or other key executive’s potential for future contributions to Baxter. The assessment of the prior year’s performance focuses on how well the operations or function for which an executive officer or key executive is responsible performed during the year. The Compensation Committee also considers how well an executive officer or key executive performed against his or her performance goals.

The independent members of the Board are responsible for assessing the CEO’s performance each year and making adjustments, if any, to his base salary, annual incentive grant and annual LTI grant. As part of this assessment, they review the extent to which the CEO satisfied his goals for the year. This review is conducted with the support of the Lead Independent Director and the NCGPP and Compensation Committees, which oversee the establishment of the CEO’s goals and the annual performance and compensation review process.

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Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2021. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below, and in order to ensure an overall competitive total compensation program, executives are also eligible for employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount

Base Salary
• Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•  A competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group is determined

•  Relevant factors for determining the applicable amount against the competitive range include individual performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position(s) and an assessment of internal equity among peers

•  Reviewed annually and when executives are hired or take on additional responsibilities

Annual Incentive
• Variable short-term compensation component • Target annual incentive is based on a percentage of base salary

•  Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives, including ESG measures

•  For 2021, financial targets included Adjusted Net Sales (50%), Further Adjusted EPS (25%) and Adjusted Free Cash Flow (25%), which are subject to additional adjustment based on the individual performance assessment and strategic priorities

•  Annual incentive targets are set against a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group using the same factors described above for base salary

•  Reviewed annually and when executives are hired or take on additional responsibilities

Long-Term Incentive Grants
• Variable LTI compensation component • Represent a significant component of each executive’s compensation package • In 2021, annual LTI grants to NEOs consisted of 50% stock options and 50% PSUs

•  Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•  Stock options recognize that it is in the best interests of the company to provide LTI that will vest as long as the executive continues to serve at Baxter and the value of which depends, in part, on the company’s stock price performance over the exercise period

•  PSUs recognize that a portion of at least 50% of an executive’s annual LTI grant value should be completely “at risk”

•  For 2021, performance metrics for PSU grants include Relative TSR (33-1/3%), Adjusted ROIC (33-1/3%) and Adjusted Net Sales CAGR (33-1/3%)

•  Target LTI grant values are set against a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group using the same factors described above for base salary

•  Reviewed annually and when executives are hired or take on additional responsibilities

•  Target LTI grant values may be adjusted based on an assessment of the NEO’s individual performance and future potential

•  At least 50% of an executive officer’s target annual LTI grant value is in PSUs

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Executive Compensation	47

Elements of Executive Compensation

Base Salary

Overview

As discussed above, the Compensation Committee (in the case of the NEOs other than the CEO) or the independent members of the Board (in the case of the CEO) determine base salaries using a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group based on relevant factors, including the executive’s individual performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position and an assessment of internal equity among peers.

2021 Actions

For 2021, Mr. Almeida’s annual base salary remained $1,300,000. Effective in March 2021, in connection with the annual compensation cycle, Mr. Saccaro’s annual base salary increased from $739,000 to $761,000 and Mr. Franzi’s annual base salary increased from Swiss Francs (CHF) 728,000 to CHF 743,000 (or from $795,340 to $811,728, converted from CHF to United States Dollars (USD) using the December 31, 2021 exchange rate). Effective in April 2021, in connection with the annual compensation cycle, Mr. Frye’s annual base salary increased from Singapore Dollars (SGD) 972,000 to SGD 1,011,000 (or from $718,697 to $747,533, converted from SGD to USD using the December 31, 2021 exchange rate). Effective in March 2021, in connection with the annual compensation cycle, Mr. Accogli’s annual base salary increased from $800,000 to $824,000. Mr. Accogli’s annual base salary was further increased in November 2021 to $875,000 in connection with his assumption of Executive Vice President and COO responsibilities.

The following table provides each NEO’s 2021 annual base salary as of December 31, 2021, incorporating all the increases described above (if any):

NEO	2020 Base Salary[1]	2021 Base Salary	% Increase

Mr. Almeida	$1,300,000	$1,300,000	0.0%

Mr. Saccaro	$739,000	$761,000	3.0%

Mr. Accogli	$800,000	$875,000	9.4%

Mr. Franzi[2]	$795,340	$811,728	2.1%

Mr. Frye[3]	$718,697	$747,533	4.0%

[1]	Reflects each NEO’s annual base salary as of December 31, 2020.
[2]

Mr. Franzi’s 2020 and 2021 annual base salary has been converted from CHF to USD using the December 31, 2021 exchange rate (1 CHF = 1.0925 USD). Mr. Franzi’s annual base salary was CHF 728,000 and CHF 743,000 as of December 31, 2020 and December 31, 2021, respectively.

[3]

Mr. Frye’s 2020 and 2021 annual base salary has been converted from SGD to USD using the December 31, 2021 exchange rate (1 SGD = 0.7394 USD). Mr. Frye’s annual base salary was SGD 972,000 and SGD 1,011,000 as of December 31, 2020 and December 31, 2021, respectively.

Annual Incentive Plan

Overview

Like with base salary, the Compensation Committee (or the independent members of the Board, in the case of the CEO) determine annual incentive targets using a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group. The same factors that influence the setting of base salary also influence the establishment of annual incentive targets.

Annual incentive payouts are calculated using the following formula:

(x) NEO’s target annual incentive multiplied by

(y) the aggregate performance across the three applicable financial performance metrics with a payout range between 0%-200% multiplied by

(z) the NEO’s individual performance assessment that ranges between 0%-125%.

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48	Executive Compensation

For the 2021 annual incentive plan, consistent with the 2020 annual incentive plan, the Compensation Committee selected Adjusted Net Sales, Further Adjusted EPS and Adjusted Free Cash Flow as the financial performance metrics for funding the annual incentive plan. Also, consistent with the 2020 design, Baxter placed greater emphasis on Adjusted Net Sales to recognize the criticality of continuing Baxter’s organic sales growth. The weightings for Further Adjusted EPS and Adjusted Free Cash Flow continued to be equally weighted for 2021, as the two measures remain important measures of Baxter’s operational strategy used by stockholders to assess Baxter’s financial performance. All three measures exclude Hillrom’s 2021 financial results and are referred to in the proxy statement as Adjusted Net Sales, Further Adjusted EPS and Adjusted Free Cash Flow.

The initial calculation of individual performance assessment for members of the Senior Leadership Team (which includes all NEOs) described in clause (z) includes the company’s performance against pre-established key strategic 2021 priorities, inclusive of various ESG issues, in three categories: (1) Patient Safety and Quality; (2) Best Place to Work; and (3) Growth Through Innovation.

Annual Incentive Targets

NEOs’ annual incentive targets are set within a competitive range of the annual incentive targets for the Compensation Peer Group.

The 2021 annual incentive target for each NEO is outlined below:

NEO	Target Annual Incentive as a % of Base Salary

Mr. Almeida	165%

Mr. Saccaro	95%

Mr. Accogli	90%

Mr. Franzi	85%

Mr. Frye	85%

Determination of 2021 Annual Incentive Plan Payouts

Financial Performance. The tables below provide Adjusted Net Sales, Further Adjusted EPS and Adjusted Free Cash Flow targets for 2021, as well as actual results for each NEO. The payout for performance in between the payout ranges is based on linear interpolation. While Baxter appointed Mr. Accogli Executive Vice President and COO effective November 2021, he was responsible for Adjusted Net Sales for the Americas region for all of 2021. Given his regional oversight responsibilities and the regional oversight of each of Mr. Franzi and Mr. Frye, the performance of each was measured on the Adjusted Net Sales for their respective regions (excluding Hillrom), the Americas (Mr. Accogli), EMEA (Mr. Franzi) and APAC (Mr. Frye). The Adjusted Net Sales metric for each of Messrs. Almeida and Saccaro continues to be based on overall Baxter results (excluding Hillrom) to recognize their enterprise-wide responsibilities. Performance for all NEOs continues to be measured on overall Baxter results (excluding Hillrom) for Further Adjusted EPS and Adjusted Free Cash Flow metrics.

Messrs. Almeida and Saccaro

	2021
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Company—Adjusted Net Sales (in millions)[1]	$11,732	$12,349	$12,658	$12,967	$12,382	100.3%	103%

Further Adjusted EPS[2]	$3.22	$3.58	$3.76	$3.94	$3.54	98.9%	94%

Adjusted Free Cash Flow (in millions)[3]	$1,341	$1,490	$1,601	$1,713	$1,587	106.6%	122%

	Weighted Financial Payout as a % of Target:						105%

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Mr. Accogli

	2021
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Americas Region—Adjusted Net Sales (in millions)[1]	$6,261	$6,591	$6,755	$6,920	$6,640	100.8%	108%

Further Adjusted EPS[2]	$3.22	$3.58	$3.76	$3.94	$3.54	98.9%	94%

Adjusted Free Cash Flow (in millions)[3]	$1,341	$1,490	$1,601	$1,713	$1,587	106.6%	122%

		Weighted Financial Payout as a % of Target:					108%

Mr. Franzi

	2021
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

EMEA Region—Adjusted Net Sales (in millions)[1]	$2,955	$3,111	$3,188	$3,266	$3,136	100.8%	108%

Further Adjusted EPS[2]	$3.22	$3.58	$3.76	$3.94	$3.54	98.9%	94%

Adjusted Free Cash Flow (in millions)[3]	$1,341	$1,490	$1,601	$1,713	$1,587	106.6%	122%

		Weighted Financial Payout as a % of Target:					108%

Mr. Frye

	2021
	Threshold (50% Payout)	Target (100% Payout)	Mid-Point (125% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

APAC Region—Adjusted Net Sales (in millions)[1]	$2,465	$2,595	$2,660	$2,725	$2,580	99.4%	94%

Further Adjusted EPS[2]	$3.22	$3.58	$3.76	$3.94	$3.54	98.9%	94%

Adjusted Free Cash Flow (in millions)[3]	$1,341	$1,490	$1,601	$1,713	$1,587	106.6%	122%

		Weighted Financial Payout as a % of Target:					101%

[1]

Adjusted Net Sales for purposes of the 2021 annual incentive plan is calculated as the company’s reported net sales (determined in accordance with GAAP) using budgeted exchange rates as of January 1, 2021. These amounts were adjusted to reflect the elimination of $212 million of Hillrom net sales in 2021 (which represents 19 days of contribution from Hillrom). Company Adjusted Net Sales, Americas Adjusted Net Sales, EMEA Adjusted Net Sales and APAC Adjusted Net Sales totaled $12.4 billion, $6.7 billion, $3.1 billion and $2.6 billion, respectively, for 2021. Company net sales, Americas net sales, EMEA net sales, APAC net sales and 19 days of Hillrom net sales as reported under GAAP for 2021 totaled $12.8 billion, $6.7 billion, $3.1 billion, $2.8 billion and $0.2 billion, respectively. The company uses net sales at budgeted exchange rates as a target under the 2021 annual incentive plan for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items—that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates also allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

[2]

Further Adjusted EPS for purposes of the 2021 annual incentive plan was calculated as the company’s diluted earnings per share (determined in accordance with GAAP) as adjusted for special items and the impact of 19 days of Hillrom results. Special items for 2021 totaled $743 million (or $552 million on an after-tax basis), or $1.08 per diluted share. These adjustments primarily related to intangible asset amortization, acquisition and integration costs related to multiple acquisitions and upfront payment related to research and development collaborations and license agreements, business optimization initiatives, costs associated with European regulations (medical devices reporting regulations), investigation and related costs, a litigation matter, a loss on early extinguishment of debt and tax matters. Further Adjusted EPS for the 2021 annual incentive plan was further adjusted to remove the impact of $39 million, or $0.08 per diluted share, of Hillrom results from the year. Total GAAP diluted EPS in 2021 was $2.53. Further Adjusted EPS may not foot due to rounding.

[3]

The company uses Adjusted Free Cash Flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash available for future investment. Adjusted Free Cash Flow is calculated from the company’s operating cash flow from continuing operations calculated in accordance with GAAP less capital expenditures. This amount excluded $743 million in capital expenditures in 2021. Adjusted Free cash flow was adjusted to reflect the elimination of Hillrom associated interest expense and transaction expenses of $43 million, 19 days of Hillrom operating cash outflows from continuing operations were $59 million in 2021 and Hillrom capital expenditures of $6 million over the same period.

[4]	Level of achievement used to determine funding of the annual incentive may not foot due to rounding.

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50	Executive Compensation

Individual Performance. Beginning with the 2021 annual incentive, each NEO’s individual performance assessment, as well as that of the broader Senior Leadership Team, was initially determined in connection with an assessment of Baxter’s performance against pre-established measures for key strategic 2021 priorities. This change was intended to further motivate and incentivize the NEOs and broader Senior Leadership Team to meet key 2021 priorities focused on various strategic areas, including ESG issues, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

The strategic 2021 priorities are included in the three categories highlighted below along with the applicable weightings used to calculate the overall weighted payout. The payout for each category ranged from a 90% payout for threshold performance up to a 110% payout for maximum performance. The weighted payout is subject to further adjustment for each NEO’s overall individual performance assessment based on individual achievements down to a minimum of 0% and up to a maximum of 125%.

Following a rigorous qualitative year-end performance assessment, the payout percentage for each category as well as the weighted total payout is as follows:

Category	Weighting	Payout	Notable Items[1]

Patient Safety and Quality (including product safety and quality systems)	50%	105%	• No new Warning Letters received in 2021 • Enhanced manufacturing quality culture program • Improved internally assessed site risk scores

Best Place to Work (including diversity in the workforce, culture, talent, ACT program and EH&S measures)	30%	110%

•    Diversity in leadership (for women at or above the director level globally and for U.S. ethnic minorities at or above the director level)

•    Increased manager effectiveness scores and retention of key talent

•    Significant ACT investment

•    Achieved various EH&S measures, including a reduction in the number of major EH&S incidents and environment non-conformances

Growth Through Innovation (including the on-going digital transformation and innovative ecosystem)	20%	95%	• Enhanced digital operating model • Significant employee engagement in digital upskilling and learning • Below target performance on several new product development related priorities

Weighted Payout as a % of Target for Members of the Senior Leadership Team		105%

[1]	Reflects notable items in each category, which is not comprehensive of all strategic priorities.

Based on the strategic priority qualitative assessment described above, input from the independent members of the Board (in the case of the CEO’s individual performance assessment) and the Compensation Committee (for all other NEOs), the 2021 individual performance assessment for each NEO is 105%, which is aligned to the weighted payout above.

Taking into account both financial and individual performance, the table below outlines the 2021 annual incentive payout for each NEO. Additionally, despite a continued challenging environment and the significant contributions made by the NEOs (including with respect to the recently completed Hillrom acquisition), no discretionary adjustments were made to the annual incentive payout for any NEO.

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Executive Compensation	51

NEO	Base Salary	Target Annual Incentive as a % of Base Salary	Target Annual Incentive Amount	Weighted Financial Payout	Individual Performance Assessment	Total Annual Incentive Payout	Total Annual Incentive Payout as a % of Target

Mr. Almeida	$1,300,000	165%	$2,145,000	105%	105%	$2,364,863	110%

Mr. Saccaro	$761,000	95%	$722,950	105%	105%	$797,052	110%

Mr. Accogli	$875,000	90%	$787,500	108%	105%	$893,025	113%

Mr. Franzi[1]	$811,728	85%	$689,968	108%	105%	$782,424	113%

Mr. Frye[2]	$747,533	85%	$635,403	101%	105%	$673,845	106%

[1]	Mr. Franzi’s base salary has been converted from CHF to USD using the exchange rate as of December 31, 2021 (1 CHF = 1.0925 USD).
[2]	Mr. Frye’s base salary has been converted from SGD to USD using the exchange rate as of December 31, 2021 (1 SGD = 0.7394 USD).

2022 Annual Incentive Plan Changes

For the 2022 annual incentive design, the individual performance assessment for members of Baxter’s Senior Leadership Team will continue to be based on performance against key strategic 2022 priorities, inclusive of various ESG issues, based on the same three categories as 2021 with slightly revised weightings as follows:

Category	2021 Weighting	2022 Weighting
Patient Safety and Quality	50%	40%
Best Place to Work	30%	30%
Growth Through Innovation	20%	30%

Long-Term Incentive Plan

Overview

LTI grants are a significant component of each NEO’s compensation package. In 2021, 76% of the total target direct compensation provided to the CEO and an average of 64% of the total target direct compensation provided to all other NEOs was LTI-based.

The emphasis on LTI grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. This alignment is furthered by requiring executive officers to satisfy the stock ownership guidelines discussed in the section below “Additional Compensation Governance—Stock Ownership Guidelines for Executive Officers.”

Similar to the approach taken with respect to base salary and the annual incentive plan, the Compensation Committee (or the independent members of the Board, in the case of the CEO) determines target annual LTI grant values using a competitive range consisting of the 25th, 50th and 75th percentile of the Compensation Peer Group. The same factors that influence the setting of base salary and annual incentive targets also impact the establishment of the target annual LTI grant values. Additionally, the target LTI grant values may be adjusted based on an assessment of the NEO’s individual performance and future potential.

LTI Grant Structure

Baxter’s annual LTI grants for NEOs in 2021 consisted of 50% PSUs and 50% stock options.

The company also periodically makes off-cycle LTI grants to NEOs for recognition, recruitment and retention purposes and, as discussed above, utilizes LTI grants as a primary vehicle to attract and retain high performing executives. In general, the Compensation Committee views one-time LTI grants and grants not tied to performance as appropriate in limited circumstances and avoids their use to the extent such grants would be inconsistent with the company’s pay-for-performance philosophy.

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52	Executive Compensation

2021 Annual LTI Grants

For 2021, the Compensation Committee (or the independent members of the Board, in the case of the CEO) made target annual LTI grants in the form of 50% PSUs and 50% stock options to each NEO as outlined in the table below:

NEO	2021 Target Annual LTI Grant Value[1]	# of PSUs (50% of Target Annual LTI Grant Value)[2]	# of Stock Options (50% of Target Annual LTI Grant Value)[3]

Mr. Almeida	$11,000,000	70,010	348,483

Mr. Saccaro	$2,600,000	16,548	82,369

Mr. Accogli	$3,850,000	24,504	121,969

Mr. Franzi	$2,500,000	15,911	79,201

Mr. Frye[4]	$2,500,000	15,911	79,201

[1]	The grant date for the 2021 annual LTI grants was March 3, 2021.
[2]

Reflects the target number of PSUs granted. The actual number of shares earned, if any, will be determined after the three-year performance period ending on December 31, 2023. The target number of PSUs is calculated based on the five-day average of Baxter’s closing share prices beginning two weeks before the grant date and ending one week prior to the grant date (Average Share Price). The target grant value attributable to the 2021 PSUs differs from the value disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table below, which uses the accounting values including a Monte Carlo valuation for TSR PSUs.

[3]	The number of stock options is calculated based on a Black-Scholes valuation incorporating the Average Share Price.
[4]	Mr. Frye’s annual LTI grant value excludes his retention PSU grant with a target grant value of $450,000.

2021 Annual PSU Grants. In order to maintain focus on Baxter’s long-range objectives and balance between key internal metrics and performance relative to its industry peers, the 2021 PSU grants have the following three performance metrics and weightings in the table below with the actual payout ranging between 0% and 200% of target for each performance metric depending on actual company performance. The performance period for each performance metric is January 1, 2021 through December 31, 2023.

Performance Metric	Weighting[1]
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	33-1/3%
Adjusted Net Sales CAGR over three-year performance period[2]	33-1/3%
Adjusted ROIC over three-year performance period[3]	33-1/3%

[1]	Additional shares that do not round equally are first applied to the Adjusted ROIC PSUs and then to the Adjusted Net Sales CAGR PSUs.
[2]

Adjusted Net Sales means “net sales” of the company that shall be (i) computed on a constant currency basis using the average foreign exchange rates in each applicable jurisdiction for the calendar year immediately preceding the grant date and (ii) adjusted to exclude the revenue for any business or asset acquisition or divestiture with annualized revenue of greater than $75 million at the time of the acquisition or divestiture. Adjusted Net Sales CAGR performance is calculated by taking the Adjusted Net Sales for the last calendar year of the three-year performance period and comparing it against Adjusted Net Sales for the calendar year immediately preceding the grant date.

[3]

Adjusted ROIC performance is calculated by first determining the annual Adjusted ROIC performance target for each of the three calendar years in the performance period and then determining the simple average Adjusted ROIC performance over the three-year performance period. Adjusted ROIC performance is measured by considering each applicable calendar year’s adjusted operating income less adjusted income tax expense, divided by average invested capital and adjusted for any business or asset acquisition or divestiture with annualized revenue of greater than $75 million at the time of the acquisition or divestiture.

The performance and payout schedule for 2021 Relative TSR PSUs is provided below:

Peer Group Achievement Level	Payout as a % of Target
80th Percent Rank or higher	200%
50th Percent Rank	100%
35th Percent Rank	50%
Below 35th Percent Rank	0%

Payout between each percent rank is based on linear interpolation. Additionally, if Baxter’s TSR is negative at the end of the three-year performance period, the maximum PSU payout will be capped at 100%.

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Executive Compensation	53

Similarly, the payout ranges for the PSUs subject to the Adjusted Net Sales CAGR and Adjusted ROIC are outlined below. Payout for performance between the ranges is based on linear interpolation and performance below threshold results in a 0% payout.

Payout Range (Adjusted Net Sales CAGR/Adjusted ROIC)	Payout as a % of Target
Maximum	200% of target
Target	100% of target
Threshold	50% of target
Below Threshold	0% of target

The Compensation Committee sets the financial performance targets for the Adjusted Net Sales CAGR and Adjusted ROIC performance metrics taking into consideration Baxter’s long-range plan. Specific financial targets are not disclosed on a prospective basis. Prospectively disclosing these specific targets would provide competitors and others with insights into the company’s confidential planning processes and strategies and potentially competitively harm the company. The financial performance targets are designed to be challenging and there is a risk the company will not achieve threshold or target performance, resulting in either no shares being awarded or shares being awarded below target.

When dividends are paid on Baxter’s common stock, dividend equivalent units (DEUs) accrue on unvested PSUs during the performance period and are paid out upon vesting of such PSUs based on the number of shares actually earned.

2021 Annual Stock Option Grants. All stock options granted to NEOs in 2021 vest ratably over a three-year period, starting on the first anniversary of the grant date. The exercise price for all stock option grants equals the closing price of Baxter’s common stock on the grant date.

2019—2021 PSU Performance

In February 2022, the Compensation Committee certified the final results for PSU awards granted to NEOs on February 28, 2019 for the performance period of January 1, 2019—December 31, 2021, which vested on February 10, 2022 (the 2019 PSUs). The chart below details the applicable performance metrics, weightings, targets, certified performance results and payout as a percentage of target. The payout for performance between the ranges is based on linear interpolation. Performance below threshold would result in a 0% payout for that performance metric, while performance at or above maximum would result in a 200% payout. The Compensation Committee did not apply any discretion to adjust the final performance achievement for the 2019—2021 PSUs.

Performance Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Above Target (150% Payout)	Maximum (200% Payout)	Result	Payout as a % of Target
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index[1]	50%	25th Percent Rank	50th Percent Rank	65th Percent Rank	75th Percent Rank	44th Percent Rank	82%
Annual Adjusted or Further Adjusted Operating Margin	50% (total)
2019 Further Adjusted Operating Margin[2]	16-2/3%	16.5%	18.3%	—	20.1%	18.5%	111%
2020 Adjusted Operating Margin[2]	16-2/3%	17.6%	19.6%	—	21.6%	18.0%	39%
2021 Adjusted Operating Margin[2]	16-2/3%	16.6%	18.4%	—	20.2%	17.9%	82%
	Weighted Payout as a % of Target						80%

[1]

The TSR PSUs described in this section are measured for the company and companies in the Dow Jones Medical Equipment Index based on the following formula: average closing stock price over the last twenty consecutive trading days of the performance period end date (December 31, 2021) minus average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period (January 1, 2019) plus reinvested dividends divided by average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period.

[2]

For each calendar year, Adjusted Operating Margin is calculated by dividing adjusted operating income by net sales (each calculated at budgeted exchange rates as of January 1st of such year). Generally, Baxter calculates Adjusted Operating Margin (for purposes of PSU grants) in the same manner that it calculates and publicly discloses its adjusted operating margin performance. For 2019 and 2021, Adjusted Operating Margin was further adjusted by making additional adjustments beyond those included in the company’s disclosed adjusted operating margin performance (Further Adjusted Operating Margin), each as described below. For 2020, no additional adjustments were made beyond the standard adjustments used to calculate Adjusted Operating Margin for guidance and performance purposes.

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54	Executive Compensation

Overall, the adjustments impacting operating income (as included in the company’s publicly disclosed results) totaled $348 million for 2019, $481 million for 2020 and $690 million for 2021. These adjustments primarily related to intangible asset amortization, intangible asset impairments, business optimization initiatives, acquisition and integration costs, Sigma Spectrum infusion pump inspection and remediation activities, Hurricane Maria insurance recoveries, insurance proceeds received pursuant to a settlement and cost-sharing agreement for a legacy product-related matter, costs associated with complying with certain European regulations (medical device reporting regulations), investigation and related costs and a litigation matter.

Additional adjustments made for 2019 (for purposes of calculating Further Adjusted Operating Margin) included eliminating $20 million of net sales and operating income related to the acquisition of Doxil. For 2021, (for purposes of calculating Further Adjusted Operating Margin) additional adjustments included eliminating $108 million of net sales and operating income related to the acquisition of the rights to Caelyx and Doxil, the branded versions of liposomal doxorubicin, for specified territories outside of the U.S (Caelyx and Doxil) and eliminating $212 million of net sales and $54 million of operating income related to the acquisition of Hillrom.

GAAP operating income for 2019, 2020 and 2021 was $1.8 billion, $1.6 billion and $1.7 billion, respectively, and adjusted operating income was $2.1 billion (for 2019), $2.1 billion (for 2020) and $2.4 billion (for 2021).

The company set the Adjusted Operating Margin targets for PSUs granted prior to 2020 in the first quarter of each applicable performance year. The 2019 Further Adjusted Operating Margin target was set in February 2019, the 2020 Adjusted Operating Margin target was set in March 2020 and the 2021 Further Adjusted Operating Margin target was set in March 2021. As a result of this methodology, the accounting rules require the applicable number of PSUs to be considered granted at the time the Adjusted Operating Margin target is approved by the Compensation Committee. This results in the accounting value attributable to the 2021 Further Adjusted Operating Margin performance metric for the 2019 PSUs being disclosed in the Stock Awards column of the Summary Compensation Table despite the grant occurring in February 2019. For additional detail regarding the impact of the values disclosed in the Summary Compensation Table, see the section below titled “Additional Compensation Governance—Additional Summary Compensation Table Information”.

Considering the performance disclosed above, the table below illustrates the target number of 2019 PSUs and final number of shares earned for each NEO, including the additional earned shares because of DEUs.

NEO	Target # of PSUs	# of Shares Earned

Mr. Almeida	68,278	56,307

Mr. Saccaro	17,752	14,639

Mr. Accogli	15,021	12,387

Mr. Franzi	10,924	9,008

Mr. Frye	9,559	7,883

Retention PSU Grant

As described above, a primary goal of the executive compensation program is to attract, retain and motivate high-performing executives. Both the CEO and Compensation Committee extensively review talent retention on an on-going basis, including retention of executives with strong performance who are key to the company’s future success.

As a result of this review, Mr. Frye received a grant of PSUs that was approved in September 2020 with a grant date of March 3, 2021 and a target grant value of $450,000. The grant is comprised of 5,000 target PSUs that vest based on the same performance metrics and at the same time as the 2021 annual PSU grants described above.

This one-time retention-based PSU grant will not affect any regular compensation arrangements for Mr. Frye.

2022 Annual LTI Grant Changes

As mentioned above in the “Executive Summary” and highlighted below, beginning with the 2022 annual LTI grant, the equity mix for all NEOs will change to include the addition of RSUs that vest ratably over three years. 25% of the annual equity grant value will be stock options that vest ratably over three years, 25% will be RSUs that vest ratably over three years and the remaining 50% will continue to be PSUs subject to a three-year performance period. This change for 2022 is to align with peer group trends and to balance the focus on reward and retention, while maintaining a strong pay-for-performance correlation by still requiring 50% of the annual equity grant value to be PSUs and retaining stock options as a meaningful portion of the annual grant.

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Executive Compensation	55

Equity Type	2021 Annual Equity Grant Mix	2022 Annual Equity Grant Mix

Stock Options	50%	25%

RSUs	—	25%

PSUs	50%	50%

Additionally, beginning with the PSUs for the 2022 annual LTI grant with a 2022-2024 performance cycle, the peer group used to measure Relative TSR performance will change from the Dow Jones Medical Equipment Index to the S&P Healthcare Equipment Index. The S&P Healthcare Equipment Index has a strong stock price correlation to Baxter’s stock price, contains several industry competitors and peer companies in the business of healthcare service, equipment or distribution and maintains a robust sample size.

Perquisites

Baxter provides a very limited range of perquisites to its NEOs. While Baxter permits limited personal travel on the company aircraft in connection with potential efficiencies associated with such use, all personal aircraft usage must be pre-approved by the CEO in accordance with the terms of the company’s aircraft policy. The company and Mr. Almeida entered into an Aircraft Time Sharing Agreement in March 2018, whereby Mr. Almeida leases the company’s aircraft on a non-exclusive, time-sharing basis in accordance with the terms of the company’s aircraft policy. Consistent with the company’s practices, the agreement requires him to pay the company for any personal use at a reimbursement rate set by the Federal Aviation Regulations.

Baxter may, from time to time, reimburse business-related travel and other related entertainment and incidental costs for executives and their significant others to attend key sales meetings at which the attendance of a significant other is encouraged. No such reimbursement occurred in 2021. Additionally, NEOs are eligible for reimbursement of executive physical examinations and related health services.

Retirement and Other Benefits

In general, U.S.-based NEOs (Messrs. Almeida, Accogli and Saccaro) are eligible to participate in Baxter’s U.S. tax-qualified Section 401(k) plan (401(k) Plan) on the same terms as all eligible U.S. employees. All eligible employees in the 401(k) Plan are eligible to receive immediately vested matching contributions up to 3.5% of eligible compensation (100% match on the first 3% of eligible compensation and a 50% match on the next 1%). Additionally, eligible employees hired or rehired after December 31, 2006 who are not eligible for the pension plans described below receive an additional non-elective 401(k) Plan employer contribution equal to 3% of eligible compensation.

Mr. Saccaro is a participant in Baxter’s pension and supplemental pension plans due to his employment with Baxter prior to December 31, 2006. These plans were closed to new participants as of December 31, 2006. Since Mr. Saccaro departed and rejoined the company after this date, he is not eligible to accrue additional benefits in the company’s pension plans. Messrs. Almeida and Accogli are not eligible to participate in Baxter’s pension plans as each NEO was hired by Baxter or transferred to the United States after the plans were closed to new participants in 2006. A more detailed discussion of the pension plans is provided below under “Executive Compensation Tables—2021 Pension Benefits.”

Additionally, U.S.-based NEOs (Messrs. Almeida, Accogli and Saccaro) are eligible to participate in Baxter’s U.S. nonqualified deferred compensation plan (Deferred Compensation Plan) on the same terms and conditions as eligible U.S. employees, which allows them to accumulate additional retirement savings and tax deferral opportunities beyond the limitations for tax-qualified retirement plans under the Internal Revenue Code of 1986, as amended (the Code). The terms of the Deferred Compensation Plan are more fully described below under “Executive Compensation Tables—2021 Nonqualified Deferred Compensation.”

Mr. Franzi participates in a Swiss Baxter-sponsored defined contribution retirement plan, into which Baxter makes contributions based on the employee’s age. Mr. Frye is provided a monthly allowance in lieu of Baxter contributions to Singapore’s social security fund.

Employment Arrangements, Executive Severance Plan and Change in Control Agreements

In March 2020, Mr. Almeida entered into an amended offer letter governing the terms and conditions of his employment. Under the terms of his amended offer letter, Mr. Almeida is entitled to receive two times base salary and target annual incentive and certain health and welfare benefit coverage in the event that his employment with Baxter is terminated by Baxter other than for cause or by Mr. Almeida for good reason before December 31, 2023.

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Mr. Franzi entered into an employment contract, dated as of June 8, 2017, governing the terms and conditions of his employment. Under the contract, Mr. Franzi is entitled to receive 18 months’ base salary and target annual incentive as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement (as discussed below), in the event that his employment with Baxter is terminated by Baxter other than for breach of law, regulation or Baxter policy.

Mr. Frye entered into an employment agreement, dated as of June 10, 2019, governing the terms and conditions of his employment. Under the agreement, Mr. Frye is entitled to receive 18 months’ base salary and target annual incentive as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement (as discussed below), in the event that his employment with Baxter is terminated by Baxter other than for disability, gross misconduct, negligence, breach of law or a serious breach of the employment agreement.

The company maintains an executive severance plan for all U.S.-based executives (other than the CEO) (Executive Severance Plan), including Messrs. Accogli and Saccaro. Mr. Almeida is excluded since he is covered under the terms and conditions of his amended offer letter. Generally, the Executive Severance Plan provides for certain severance benefits upon an involuntary termination for any reason other than due to death, disability, or for cause equal to 1.5 times the sum of the NEO’s annual base salary and target annual incentive as well as a payment for health and welfare coverage and reimbursement for outplacement services. If within twelve months of an executive’s termination of employment the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement, or it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease.

Additionally, each NEO is a party to a change in control (CIC) agreement, which provides for certain severance payments if Baxter undergoes a CIC and the NEO ceases to be employed. Providing for payments in a CIC situation is consistent with market practice and helps to ensure that if a CIC is in the best interests of the company’s stockholders (as determined by the Board), the NEOs have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances.

For a more detailed discussion of these arrangements, please refer to the information under “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

Additional Compensation Governance

Risk Assessment of Compensation Policies and Practices

With the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•

effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful policies that mitigate risk, such as the stock ownership guidelines and Executive Compensation Recoupment Policy discussed below.

Stock Ownership Guidelines for Executive Officers

In order to align their long-term economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment. Each of the other NEOs is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer.

Neither unvested PSUs for which actual company performance has not been certified, nor unvested or vested stock options (or any portions thereof) count towards meeting the stock ownership guidelines.

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As of December 31, 2021, Messrs. Almeida, Accogli, Franzi and Saccaro have met their ownership requirements and Mr. Frye is still within the five-year phase-in period. This requirement, like the Executive Compensation Recoupment Policy discussed below, helps to align the interests of the executive officers with those of the company’s stockholders and help ensure appropriate levels of risk-taking by executive officers.

Prohibitions on Trading; No-Hedging

Pursuant to Baxter’s securities trading policy, all company employees (regardless of role or title), directors, consultants, contract workers and temporary staff worldwide, together with their family members, are prohibited from directly or indirectly participating in certain trading activities with respect to company securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Such prohibited activities include:

•	Same-day or short-term trading (i.e., “day trading”) of company stock.
•	Selling company stock that the seller does not own or a sale that is completed by delivery of borrowed company stock (i.e., a “short sale”).
•	Purchasing or holding company securities on margin.
•	Pledging company securities as collateral for a loan.
•

Entering into any derivative (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in company securities) or similar transactions with respect to company securities.

Prior to effecting most transactions in company securities, certain executive officers, directors and other company employees who are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public must first obtain pre-clearance of the transaction from the Corporate Secretary, Assistant Corporate Secretary or General Counsel.

Executive Compensation Recoupment Policy; Non-Competition Agreement Clawback

Baxter has an Executive Compensation Recoupment Policy that applies to all payments under its incentive plans as well as all LTI grants to all executives, including the NEOs. Following any restatement of the company’s financial results or if an executive violates a restrictive covenant contained in any agreement, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation, as applicable, and take any actions it deems appropriate under the recoupment policy. With respect to a restatement, the Board will consider, among other things, whether the executive received compensation based on performance reported, but not actually achieved. Actions the Board may take include recovery, reduction or forfeiture of all or part of any annual incentive or any previously awarded LTI grant (or to be awarded LTI grant), disciplinary actions and the pursuit of any other remedies. Baxter intends to disclose the aggregate amount of incentive compensation recovered under this policy, so long as the underlying event has already been publicly disclosed by the company. The company made no such recoupments under the policy in 2021.

Additionally, all LTI participants eligible for PSUs, including the NEOs, are required to execute updated non-competition, non-solicitation and confidentiality agreements (Non-Competition Agreement). All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

Federal Income Tax Considerations

The Compensation Committee structures Baxter’s compensation program to attract, retain and motivate executives in a manner that serves the long-term interests of the company’s stockholders. In determining executive compensation, the Committee takes into account a variety of considerations, as well as tax and accounting consequences, including that Section 162(m) of the Code limits the

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company’s deductibility of compensation (including performance-based compensation) in excess of $1 million paid to certain NEOs in any calendar year.

Additional Summary Compensation Table Information

In 2020, Baxter revised its PSU metrics from two performance metrics, one with a three-year performance period (Relative TSR) and one with three one-year performance periods (Adjusted or Further Adjusted Operating Margin) to three performance metrics, all with three-year performance periods (Relative TSR, Adjusted ROIC and Adjusted Net Sales CAGR). Given these changes and the underlying accounting rules associated with the PSU grants, the “Stock Awards” column in the Summary Compensation Table for 2021 includes the following:

•	The accounting grant date fair value related to PSUs granted in 2019 subject to the Further Adjusted Operating Margin target approved in March 2021.
•	The accounting grant date fair value of all PSUs granted in 2021.

The table below outlines the reported accounting grant date fair value in the “Stock Awards” column of the Summary Compensation Table, the accounting grant date fair value attributable to the 2021 Further Adjusted Operating Margin performance metric for the 2019 PSU grant, the 2021 PSU grants and a revised Total compensation excluding the accounting grant date fair value attributable to the 2019 PSU grant. The table below is not a substitute for the information required by the 2021 Summary Compensation Table, which appears on page 59.

NEO	Value Disclosed in the Stock Awards Column of the Summary Compensation Table	Value Attributable to 2019 PSUs reported in the Stock Awards Column of the Summary Compensation Table	Value Attributable to 2021 PSUs reported in the Stock Awards Column of the Summary Compensation Table	Revised Total Compensation in the Summary Compensation Table (excluding 2019 PSUs)
Mr. Almeida	$6,476,195	$877,967	$5,598,228	$14,756,767
Mr. Saccaro	$1,551,519	$228,287	$1,323,232	$4,230,228
Mr. Accogli	$2,152,605	$193,184	$1,959,421	$5,646,856
Mr. Franzi	$1,412,782	$140,490	$1,272,292	$4,266,876
Mr. Frye	$1,795,080	$122,977	$1,672,103	$4,585,622

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Executive Compensation Tables

2021 Summary Compensation Table

The following table shows compensation provided to the NEOs for the years indicated below.

Name and Principal Position	Year[1]	Salary ($)[2]	Bonus ($)	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total
José E. Almeida Chairman of the Board, President and Chief Executive Officer	2021	1,300,000	—	6,476,195	5,443,374	2,364,863	—	50,302	15,634,734
	2020	1,300,000	—	8,374,122	6,120,424	—	—	70,850	15,865,396
	2019	1,300,000	—	6,648,082	5,146,807	690,750	—	128,182	13,913,821
James K. Saccaro Executive Vice President and Chief Financial Officer	2021	757,142	—	1,551,519	1,286,620	797,052	—	66,182	4,458,515
	2020	739,000	—	1,181,783	663,040	287,820	275,995	53,544	3,201,182
	2019	735,805	—	1,678,374	1,338,176	—	318,016	99,228	4,169,599
Giuseppe Accogli Executive Vice President and Chief Operating Officer	2021	824,403	—	2,152,605	1,905,180	893,025	—	64,827	5,840,040
	2020	774,891	—	2,020,329	1,530,102	230,400	—	88,545	4,644,267
	2019	731,370	—	1,387,463	1,132,294	691,790	—	94,037	4,036,954
Cristiano Franzi Senior Vice President and President, EMEA	2021	809,079	—	1,412,782	1,237,135	782,424	—	165,946	4,407,366
	2020	821,481	—	1,364,748	1,020,073	336,297	—	169,066	3,711,665
	2019	727,634	—	844,488	823,485	611,224	—	160,879	3,167,710
Andrew Frye Senior Vice President, and President, APAC	2021	740,423	—	1,795,080	1,237,135	673,845	—	262,116	4,708,599

[1]

The 2021 amounts reported in this table for Mr. Franzi that are paid in CHF have been converted to USD using the December 31, 2021 exchange rate (1 CHF = 1.0925 USD). The 2020 amounts reported in this table for Mr. Franzi were converted to USD using the December 31, 2020 exchange rate (1 CHF = 1.133 USD). The 2019 amounts reported in this table for Mr. Franzi were converted using the December 31, 2019 exchange rate (1 CHF = 1.030 USD). The 2021 amounts reported in this table for Mr. Frye that are paid in SGD have been converted to USD using the December 31, 2021 exchange rate (1 SGD = 0.7394 USD).

[2]

Amounts shown in this column represent base salary actually earned in the applicable year. For additional information regarding each NEO’s salary for 2021, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary—2021 Actions.”

[3]

Amounts shown for 2021 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2021 and Further Adjusted Operating Margin PSUs deemed granted in 2021 that pertain to the 2019 PSUs. Amounts shown for 2020 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2020 and Adjusted Operating Margin PSUs deemed granted that pertain to annual PSU grants made in 2018 and 2019. Amounts shown for 2019 represent the grant date fair value of TSR PSUs granted in 2019 and Adjusted Operating Margin PSUs deemed granted in 2019 that pertain to annual PSU grants made in 2017, 2018 and 2019. For additional information, see “Compensation Discussion and Analysis—Additional Compensation Governance—Additional Summary Compensation Table Information.” PSU awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 8 to the Consolidated Financial Statements included in the 2021 Form 10-K for a discussion of how grant date fair value of PSU awards were calculated. DEUs accrue on the unvested PSUs included in this table but are paid only if the underlying awards vest. The grant date fair value for the maximum performance of the PSUs granted in 2021 is as follows: $9,199,128 for Mr. Almeida; $2,174,350 for Mr. Saccaro; $3,219,743 for Mr. Accogli; $2,090,700 for Mr. Franzi; and $2,747,729 for Mr. Frye. The grant date fair value for the maximum performance of the Further Adjusted Operating Margin PSUs deemed granted in 2021 is as follows: $1,755,934 for Mr. Almeida; $456,574 for Mr. Saccaro; $386,368 for Mr. Accogli; $280,980 for Mr. Franzi; and $245,954 for Mr. Frye. For further information on these awards, see the “—2021 Grants of Plan-Based Awards” table.

[4]

Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the 2021 Form 10-K. For further information on these awards, see the “—2021 Grants of Plan-Based Awards” table.

[5]

Amounts shown in this column represent annual incentives paid for performance in the applicable year. The methodology applied in determining the annual incentive amounts earned by the NEOs is discussed under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan.” For 2020, Mr. Almeida recommended that the Board reduce his 2020 annual incentive to $0, in light of the impact of the ongoing COVID-19 pandemic on the company’s operations and on its employees, customers, stockholders and other stakeholders and the Board approved Mr. Almeida’s annual payout of $0, consistent with that recommendation.

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[6]

The amounts shown in this column represent the aggregate of the increase in actuarial values of the NEO’s benefits under the company’s pension plan and supplemental pension plan. For 2021, no value is shown for Mr. Saccaro because the aggregate actuarial values decreased by $68,659 due to an increase in the underlying discount rate. Although a participant in the pension plans, Mr. Saccaro is not eligible to accrue additional benefits under the pension plans. None of Messrs. Almeida, Accogli, Franzi or Frye are eligible to participate in the pension plans. For more information on these pension benefits, see the “—2021 Pension Benefits” table below.

[7]

Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the NEOs in the United States, supplemental health insurance payments for Mr. Franzi and health and welfare insurance premiums for Mr. Frye; (ii) a company paid car allowance and child education allowance for Mr. Franzi, and company paid housing allowance, transportation allowance, tuition and education expenses and tax consultation service fees for Mr. Frye in connection with his local Singapore employment; (iii) contributions made by the company to the 401(k) Plan for Messrs. Almeida, Accogli and Saccaro, Swiss retirement plan contributions for Mr. Franzi and a monthly allowance in lieu of contributions to Singapore’s social security fund for Mr. Frye; and (iv) contributions made by the company to the Deferred Compensation Plan for Messrs. Almeida, Accogli and Saccaro. Deferred Compensation Plan and 401(k) Plan contributions on behalf of Messrs. Almeida, Accogli and Saccaro include an additional employer contribution equal to 3% of eligible compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans. This additional employer contribution is made to all eligible U.S. employees and attributable to 2021 but credited to accounts in February 2022.

The following table quantifies the amounts paid to each NEO in 2021 for the components discussed above, except for term life insurance premiums since the amounts are less than $10,000 for each applicable NEO and tax consultation service fees for Mr. Frye since the amount is less than $25,000:

	Health and Welfare Benefits ($)	Housing Allowance ($)	Car/ Transportation Allowance ($)	Tuition and Education Expenses ($)	Retirement Plan Contributions ($)	Deferred Compensation Contributions ($)
Mr. Almeida	—	—	—	—	18,850	30,300
Mr. Saccaro	—	—	—	—	18,850	46,211
Mr. Accogli	—	—	—	—	18,850	44,941
Mr. Franzi	2,294	—	23,598	3,278	136,776	—
Mr. Frye	26,625	143,723	35,491	32,339	9,050	—

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2021 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards to NEOs in 2021.

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[1]	Exercise or Base Price of Option Awards ($/Sh)[2]	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Almeida

Annual Incentive[3]			0	2,145,000	5,362,500

Stock Option Grant	3/3/2021	2/15/2021								348,483	77.15	5,443,374

2021 PSU Grant[4]	3/3/2021	2/15/2021				35,006	70,010	140,020				5,598,228

OM 2019 PSU Grant[5]	3/3/2021	2/18/2019				2,845	11,380	22,760				877,967

Mr. Saccaro

Annual Incentive[3]			0	722,950	1,807,375

Stock Option Grant	3/3/2021	2/15/2021								82,369	77.15	1,286,620

2021 PSU Grant[4]	3/3/2021	2/15/2021				8,274	16,548	33,096				1,323,232

OM 2019 PSU Grant[5]	3/3/2021	2/18/2019				740	2,959	5,918				228,287

Mr. Accogli

Annual Incentive[3]			0	787,500	1,968,750

Stock Option Grant	3/3/2021	2/15/2021								121,969	77.15	1,905,180

2021 PSU Grant[4]	3/3/2021	2/15/2021				12,252	24,504	49,008				1,959,421

OM 2019 PSU Grant[5]	3/3/2021	2/18/2019				626	2,504	5,008				193,184

Mr. Franzi

Annual Incentive[3]			0	689,968	1,724,921

Stock Option Grant	3/3/2021	2/15/2021								79,201	77.15	1,237,135

2021 PSU Grant[4]	3/3/2021	2/15/2021				7,956	15,911	31,822				1,272,292

OM 2019 PSU Grant[5]	3/3/2021	2/18/2019				455	1,821	3,642				140,490

Mr. Frye

Annual Incentive[3]			0	635,403	1,588,508

Stock Option Grant	3/3/2021	2/15/2021								79,201	77.15	1,237,135

2021 PSU Grant[4] #1	3/3/2021	2/15/2021				7,956	15,911	31,822				1,272,292

2021 PSU Grant[4,6] #2	3/3/2021	9/1/2020				2,500	5,000	10,000				399,811

OM 2019 PSU Grant[5]	3/3/2021	2/18/2019				399	1,594	3,188				122,977

[1]	All stock option awards made in 2021 are non-qualified stock options that vest ratably (33-1/3% per year) over the three-year vesting period beginning on the grant date.
[2]	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
[3]

The amounts shown represent award opportunities under Baxter’s 2021 annual incentive at threshold, target and maximum payouts incorporating both financial and individual performance. The threshold, target and maximum incentive opportunity for financial performance is 50% of target, 100% of target and 200% of target, respectively. The financial performance is multiplied by an NEO’s individual performance assessment, which ranges between 0%—125% and is generally based on the company’s performance versus key 2021 strategic priorities, including various ESG issues. Mr. Franzi’s annual incentive opportunity has been converted from CHF to USD using the December 31, 2021 exchange rate (1 CHF = 1.0925 USD). Mr. Frye’ annual incentive opportunity has been converted from SGD to USD using the December 31, 2021 exchange rate (1 SGD = 0.7394 USD). The actual annual incentive paid to each NEO for 2021 performance is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

[4]

PSUs will be paid out in shares of Baxter common stock based on performance against Relative TSR, Adjusted ROIC and Adjusted Net Sales CAGR metrics during the three-year performance period ending on December 31, 2023. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—2021 Annual LTI Grants—2021 Annual PSU Grants”.

[5]	The OM 2019 PSU Grant represents the third tranche of Further Adjusted Operating Margin PSUs deemed granted in 2021 with the establishment of the 2021 Further Adjusted Operating Margin target.
[6]

Mr. Frye received two PSU grants in 2021: (i) a PSU grant in connection with the 2021 annual LTI grant (referred to as 2021 PSU Grant #1 in the table above; and (ii) a retention PSU grant approved in September 2020 but made in March 2021 (referred to as 2021 PSU Grant #2 in the table above). For more information on the retention PSU grant, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—Retention PSU Grant”.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes equity awards outstanding for the NEOs as of December 31, 2021.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]
Mr. Almeida	10/28/2015		720,000		37.25	10/28/2025
	3/2/2017		534,759		50.77	3/2/2027
	3/1/2018		373,435		66.31	3/1/2028
	2/28/2019		228,622	114,311	74.73	2/28/2029
	3/20/2020		127,145	254,292	75.75	3/20/2030
	3/3/2021			348,483	77.15	3/3/2031
	2/28/2019						17,612	1,511,814
	2/28/2019	(O)							9,629	826,524
	2/28/2019	(T)							28,885	2,479,500
	3/20/2020								77,204	6,627,215
	3/3/2021								70,493	6,051,084
Mr. Saccaro	9/2/2014		85,000		40.00	8/30/2024
	3/3/2015		185,093		37.38	3/3/2025
	3/3/2016		167,660		39.33	3/3/2026
	3/2/2017		117,647		50.77	3/2/2027
	3/1/2018		97,093		66.31	3/1/2028
	2/28/2019		59,442	29,721	74.73	2/28/2029
	3/20/2020		13,774	27,548	75.75	3/20/2030
	3/3/2021			82,369	77.15	3/3/2031
	2/28/2019						4,579	393,061
	2/28/2019	(O)							2,504	214,911
	2/28/2019	(T)							7,510	644,660
	3/20/2020								8,364	717,928
	3/3/2021								16,662	1,430,272
Mr. Accogli	3/2/2017		31,195		50.77	3/2/2027
	3/1/2018		74,687		66.31	3/1/2028
	2/28/2019		50,296	25,149	74.73	2/28/2029
	3/20/2020		31,786	63,573	75.75	3/20/2030
	3/3/2021			121,969	77.15	3/3/2031
	2/28/2019						3,875	332,630
	2/28/2019	(O)							2,119	181,864
	2/28/2019	(T)							6,354	545,448
	3/20/2020								19,301	1,656,804
	3/3/2021								24,673	2,117,923

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	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]
Mr. Franzi	9/1/2017		23,400		62.23	9/1/2027
	3/1/2018		52,281		66.31	3/1/2028
	2/28/2019		36,579	18,290	74.73	2/28/2029
	3/20/2020		21,191	42,382	75.75	3/20/2030
	3/3/2021			79,201	77.15	3/3/2031
	2/28/2019						2,818	241,897
	2/28/2019	(O)							1,541	132,258
	2/28/2019	(T)							4,621	396,703
	3/20/2020								12,868	1,104,565
	3/3/2021								16,021	1,375,215
Mr. Frye	9/1/2017		40,000		62.23	9/1/2027
	3/1/2018		44,812		66.31	3/1/2028
	2/28/2019		32,007	16,004	74.73	2/28/2029
	3/20/2020		19,072	38,144	75.75	3/20/2030
	3/3/2021			79,201	77.15	3/3/2031
	2/28/2019						2,466	211,681
	2/28/2019	(O)							1,349	115,771
	2/28/2019	(T)							4,044	347,097
	3/20/2020								11,580	994,047
	3/3/2021								21,085	1,809,954

[1]	The chart below represents stock options scheduled to vest as follows (as of December 31, 2021):

Name	February 2022	March 2022	March 2023	March 2024	Totals
Mr. Almeida	114,311	243,307	243,307	116,161	717,086
Mr. Saccaro	29,721	41,230	41,230	27,457	139,638
Mr. Accogli	25,149	72,442	72,443	40,657	210,691
Mr. Franzi	18,290	47,591	47,591	26,401	139,873
Mr. Frye	16,004	45,472	45,472	26,401	133,349

[2]

The amounts in the columns represent earned and previously certified, but unvested PSUs, as of December 31, 2021, for the 2019 Further Adjusted Operating Margin PSUs and the 2020 Adjusted Operating Margin PSUs associated with the 2019 PSU grant made in February 2019 that vested following Compensation Committee certification after the end of the three-year performance period (December 31, 2021) in February 2022. Amounts shown in the columns also include DEUs accrued on the unvested PSUs. The market value is based on the closing price of Baxter common stock on December 31, 2021 ($85.84).

[3]

For the grants made on February 28, 2019 noted with an (O), the amounts represent the actual number and value of shares of common stock that an NEO will receive under the 2021 Further Adjusted Operating Margin PSUs and related DEUs as of December 31, 2021. The final payout for the 2021 Further Adjusted Operating Margin PSUs was 82% of target, which is reflected in the number above, and vested following Compensation Committee certification in February 2022. For the grants made on February 28, 2019 noted with a (T), the amounts represent the actual number and value of shares of common stock that an NEO would receive under the 2019 TSR PSUs and related DEUs as of December 31, 2021. The final payout under

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the 2019 TSR PSUs was 82% of target, which is reflected in the number above and vested following Compensation Committee certification in February 2022. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2021 ($85.84).

[4]

For the grants made on March 20, 2020, amounts represent the target number and value of shares of common stock that an NEO would receive under the 2020 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2021. The 2020 PSUs are scheduled to vest following Compensation Committee certification after the end of the three-year performance period (December 31, 2022) in early 2023. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2021 ($85.84).

[5]

For the grants made on March 3, 2021, amounts represent the target number and value of shares of common stock that an NEO would receive under the 2021 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2021. The 2021 PSUs are scheduled to vest following Compensation Committee certification after the end of the three-year performance period (December 31, 2023) in early 2024. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2021 ($85.84).

2021 Option Exercises and Stock Vested

The following table sets forth stock options exercised and PSUs and RSUs that vested in 2021 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Mr. Almeida	—	—	54,019	4,202,695
Mr. Saccaro	—	—	92,359	7,169,867
Mr. Accogli	—	—	36,909	2,866,266
Mr. Franzi	—	—	7,562	588,360
Mr. Frye	—	—	6,483	504,342

[1]	Amounts represent the market value of Baxter PSUs or RSUs (and related DEUs), as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

2021 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mr. Almeida	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Saccaro	Pension Plan	11	618,988	—

	Supplemental Pension Plan	11	817,056	—

Mr. Accogli	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Franzi	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Frye	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

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Executive Compensation	65

[1]

The amounts in this column have been determined by using pensionable earnings and benefit service through 2021. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida, Accogli, Franzi and Frye are not eligible to receive any pension benefits. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value

Discount Rate	2.88% for supplemental pension plan benefits and 3.05% for pension plan benefits

Postretirement Mortality	Pri-2012 mortality table with projected mortality improvements

Termination/Disability	None assumed

Retirement Age	Earlier of age 65 or attainment of 85 points

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 12 to the Consolidated Financial Statements included in the 2021 Form 10-K for more information on those assumptions.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the eligible earnings considered in determining the pension includes base salary and annual incentives. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to all employees eligible to participate in the qualified pension plan whose benefit is limited under certain provisions of the Code applicable to highly compensated employees. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. Deferred salary and annual incentive amounts that may not be included under the pension plan are included in the supplemental plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date (including Mr. Saccaro) are not eligible to participate in or receive additional benefits under the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of eligible compensation in the 401(k) Plan (and Deferred Compensation Plan if eligible compensation exceeds the compensation that can be taken into account under the 401(k) Plan).

2021 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in 2021 ($)[1]	Registrant Contributions in 2021 ($)[2]	Aggregate Earnings in 2021 ($)[3]	Aggregate Balance at December 31, 2021 ($)[4,5]

Mr. Almeida	—	30,300	103,835	733,617

Mr. Saccaro	51,401	46,211	142,938	1,606,897

Mr. Accogli	97,114	44,941	20,218	1,264,805

Mr. Franzi	—	—	—	—

Mr. Frye	—	—	—	—

[1]	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
[2]

Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and include company non-matching contributions attributable to 2021 and credited to accounts in February 2022.

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[3]

Amounts in this column are not included in the Summary Compensation Table as the Deferred Compensation Plan provides participants with a subset of investment elections available to all eligible employees under the 401(k) Plan.

[4]	Amounts in this column exclude company non-matching contributions attributable to 2021 but not credited to participant accounts as of December 31, 2021.
[5]	The aggregate balance includes amounts previously reported as compensation for the NEOs in the Summary Compensation Table for prior years, which are as follows:

Name	Amount Previously Reported ($)

Mr. Almeida	526,159

Mr. Saccaro	1,155,349

Mr. Accogli	1,072,961

Mr. Franzi	—

Mr. Frye	—

A participant in the Deferred Compensation Plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible annual incentive) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For NEOs, eligible compensation under the Deferred Compensation Plan includes base salary and any annual incentive. Participants in the Deferred Compensation Plan may select from a subset of investment elections available to all eligible employees under the 401(k) Plan, which are described in greater detail below. Amounts in a participant’s account are adjusted upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections daily. Baxter is also required to match contributions to the Deferred Compensation Plan up to 3.5% of a participant’s eligible compensation in the same manner as under the 401(k) Plan. Any participant who either was hired after December 31, 2006, or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in the 401(k) Plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under the 401(k) Plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six-month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

The table below lists the available investment options under the Deferred Compensation Plan and their annual return as of December 31, 2021.

Name of Fund	Annual Return as of December 31, 2021

Stable Income Fund	1.70%

S&P 500 Equity Index Fund	28.55%

International EAFE Fund	11.29%

Small Cap Fund	14.72%

Potential Payments Upon Termination or Following a Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a CIC event. All information described in this section is presented as if the triggering events took place on December 31, 2021.

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Mr. Almeida’s Amended Offer Letter

In March 2020, Mr. Almeida entered into an amended offer letter governing the terms and conditions of his employment (CEO Amended Offer Letter) through December 31, 2023. Under the CEO Amended Offer Letter, Mr. Almeida will continue to serve as Chairman of the Board, President and CEO. The CEO Amended Offer Letter provides for Mr. Almeida’s annual base salary, target annual incentive and target LTI opportunity, which amounts are subject to adjustment by the independent members of the Board in accordance with the terms of the CEO Amended Offer Letter. He remains eligible to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives of the company, such as health, disability, insurance and retirement benefits.

The CEO Amended Offer Letter also continues to provide Mr. Almeida with the right to receive cash severance equal to two times base salary and target annual incentive in the event of an involuntary termination without cause or termination with good reason prior to December 31, 2023. Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CEO Amended Offer Letter.

In addition, beginning with Mr. Almeida’s 2020 annual LTI grant and for all subsequent annual LTI grants through the end of 2023, Mr. Almeida will be eligible to receive retirement treatment when he attains 60 years of age (as opposed to 65 years of age), which will provide for continued vesting of his stock option and PSU grants and a longer period of time to exercise his outstanding stock options.

Mr. Almeida, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Mr. Franzi’s Employment Contract

On June 8, 2017, the company entered into an employment contract with Mr. Franzi effective as of September 1, 2017 (Franzi Employment Contract) that provides for, among other things, base salary, target annual incentive opportunity and benefits in accordance with his employment in Switzerland. Under the Franzi Employment Contract, he also has the right to receive cash severance equal to 18 months’ base salary and target annual incentive, reduced by any severance benefit payable under any applicable plan, including his CIC agreement, in the event that his employment is terminated by the company other than for breach of law, regulation or company policy. Mr. Franzi, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Mr. Frye’s Employment Agreement

On June 10, 2019, the company entered into an employment agreement with Mr. Frye effective as of August 1, 2019 (Frye Employment Agreement) that provides for, among other things, base salary, target annual incentive opportunity and benefits in accordance with his employment in Singapore. Under the Frye Employment Agreement, he also has the right to receive cash severance equal to 18 months’ base salary and target annual incentive, reduced by any severance benefit payable under any applicable plan, including his CIC agreement, in the event that his employment is terminated by the company other than for disability, gross misconduct, negligence, breach of law or a serious breach of the Frye Employment Agreement. Mr. Frye, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Executive Severance Plan

The company maintains an Executive Severance Plan, which covers all U.S.-based executives, general managers and vice presidents, including Messrs. Accogli and Saccaro, but not Messrs. Almeida, Franzi and Frye. Messrs. Almeida, Franzi and Frye are subject to the terms and conditions of the CEO Amended Offer Letter, Franzi Employment Contract and Frye Employment Agreement, respectively.

The Executive Severance Plan provides for various severance payments upon an involuntary termination for any reason other than due to death, disability, or for cause. Cause means the willful and continued failure to substantially perform the executive’s duties that has

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not been cured within 30 days or the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. Upon a qualifying involuntary termination, Messrs. Accogli and Saccaro are entitled to the following:

•	a cash payment generally equal to 1.5x the aggregate amount of the executive’s annual base salary and target annual incentive for the year in which termination occurs;
•

if the executive terminates July 1 or later, a prorated annual incentive determined using the number of days worked in the calendar year based on actual company performance and target individual performance;

•	a lump-sum cash payment equivalent to 18 months of employer benefits costs (if enrolled at the time of termination); and
•	outplacement expense reimbursement in an amount not to exceed $35,000.

All benefits under the Executive Severance Plan are reduced by any amount paid or provided to an executive under any other applicable plan or arrangement providing for a payment upon a termination of employment, including but not limited to, statutory severance or other termination pay arrangements, any CIC payments, or payments associated with individual employment or retention agreements, but not including payments associated with any LTI grants.

Additionally, if within twelve months of an executive’s termination of employment: (i) the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement; or (ii) it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease. All payments and other benefits under the Executive Severance Plan are subject to the timely execution of a general release of claims in favor of the company and the expiration of the period of revocation for such release.

LTI Grants

LTI grants to the NEOs are governed by the terms and conditions and applicable plan, which are the Baxter International Inc. 2011 Incentive Plan and Baxter International Inc. 2015 Incentive Plan. The table below outlines the vesting treatment of LTI grants upon various scenarios under both plans. Baxter’s stockholders approved the Baxter International Inc. 2021 Incentive Plan in May 2021; however, no grants to NEOs occurred under this plan as of December 31, 2021.

As described above under “Compensation Discussion and Analysis—Additional Compensation Governance—Executive Compensation Recoupment Policy; Non-Competition Agreement Clawback”, all LTI participants eligible for PSUs, including the NEOs, are required to execute a Non-Competition Agreement. All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of any such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

Scenario	Vesting Treatment	Definitions
Death or Disability

Stock Options

All unvested stock options vest upon death or Disability with a participant having the lesser of five years from the death or Disability date, or ten years from the grant date, to exercise.

RSUs

All unvested RSUs vest upon death or Disability.

PSUs

All unvested PSUs vest upon death or Disability based on target company performance.

Disability means (i) as defined in any employment, consulting or similar agreement; or (ii) in the absence of any such employment, consulting or similar agreement, a condition entitling the participant to receive benefits under a long-term disability plan of the company in which such participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the participant by reason of illness or accident to perform the duties of the occupation at which the participant was employed or served when such disability commenced.

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Executive Compensation	69

Scenario	Vesting Treatment	Definitions
Voluntary or Involuntary Termination

Stock Options

All unvested stock options forfeit upon a voluntary or involuntary termination with a participant having the lesser of 90 days, or ten years from the grant date, to exercise. However, if a participant is “retirement eligible,” then all stock options granted in years prior to the year of termination vest on their original vesting dates and stock options granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates. Retirement eligible participants have the lesser of five years from the termination date, or ten years from the grant date, to exercise.

RSUs

All unvested RSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all RSUs granted in years prior to the year of termination vest on their original vesting dates and RSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates.

PSUs

All unvested PSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all PSUs granted in years prior to the year of termination vest upon certification of the performance results and PSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest upon certification of the performance results. In all cases, PSUs are subject to actual company performance for the full performance period.

To qualify as retirement eligible, a participant must terminate employment (for any reason other than disability, death or for cause) at a time when the participant is 55 years of age or older with at least 10 years of continuous service, or 65 years of age with no consideration for service.

As of December 31, 2021, none of the NEOs are retirement eligible.

Qualifying Termination Following a CIC

Stock Options

All unvested stock options immediately vest upon a “qualifying termination” within 24 months following a CIC (unless the stock options are not assumed in the transaction).

RSUs

All unvested RSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless RSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction).

PSUs

All unvested PSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless PSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction). The PSUs vest assuming target company performance.

A qualifying termination includes an involuntary termination of employment for any reason other than death, disability or cause or termination for good reason (as defined in the CIC Agreement).

CIC or change in control is defined as (i) the acquisition by any person of more than 30% of company common stock; (ii) individuals who, on the grant date, constitute the Board cease for any reason to constitute at least a majority of the Board unless the appointment is approved by 2/3 of the Board; (iii) a merger or consolidation of the company; or (iv) the sale, transfer or other disposition of all or substantially all company assets.

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Change in Control Agreements

In September 2020, Mr. Almeida entered into a new CIC agreement and the other NEOs entered into an amended and restated CIC agreement (CIC Agreement) that provides for certain payments (as described below) in the event Baxter undergoes a CIC and the NEO is terminated by the company (other than for cause or as a result of death or Disability (as defined in the CIC Agreement)) or the NEO terminates employment for good reason during the term (which generally lasts two years and automatically extends each year unless applicable notice is provided). Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CIC Agreement.

Upon a qualifying involuntary termination following a CIC, the NEOs are entitled to the following:

•	a lump sum cash payment generally equal to two times the aggregate amount of such NEO’s annual salary and target annual incentive for the year in which termination occurs;
•	a prorated annual incentive for the year of termination;
•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years (except for Messrs. Almeida and Franzi);
•	two years of continued health and welfare benefit coverage;
•	if eligible, for U.S.-based NEOs two years of additional age and service credit for retiree health and welfare benefit purposes; and
•	outplacement services in an amount not to exceed $50,000.

Additionally, the CIC Agreement provides that payments may be reduced to avoid excise taxes imposed under Section 280G and Section 4999 of the Code if the after-tax benefit to the NEO would be greater than outright paying the excise taxes. In all cases, no CIC Agreement provides any NEO with a gross-up payment to cover potential excise taxes that may be payable in connection with a CIC.

In consideration for the benefits provided under the CIC Agreement, each NEO agrees to be bound for two years from the date of a qualifying termination to non-competition and non-solicitation covenants as well as a perpetual non-disparagement covenant. Also, each NEO is required to execute a customary release of claims in favor of the company.

The following chart illustrates payments and benefits the NEOs would receive upon the occurrence of various separation scenarios, including a qualifying termination within two years following a CIC, an involuntary termination without cause and death or disability. In the event that an NEO is involuntarily terminated with cause or voluntarily terminates for good reason (except for Mr. Almeida and other than in connection with a CIC), the executive would not be entitled to receive any severance payments or LTI vesting. Under the CEO Amended Offer Letter, Mr. Almeida is entitled to receive certain severance payments in the event of his termination for good reason outside of a CIC. No incremental severance payments or LTI vesting occurs (unless a participant is retirement eligible) following a voluntary resignation for all NEOs. All scenarios are assumed to occur on December 31, 2021.

	Qualifying Termination Following a CIC ($)	Involuntary Termination without Cause ($)	Death or Disability ($)
Mr. Almeida
Severance Payments[1]	6,890,000	6,890,000	—
Prorated Annual Incentive Payments[2]	2,145,000	2,252,250	2,252,250
Health & Welfare Benefits Coverage	40,000	40,000	—
Accelerated Vesting of Equity Awards[3]	25,589,977	—	25,589,977
Outplacement Expenses	50,000	—	—
Total	34,714,977	9,182,250	27,842,227

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	Qualifying Termination Following a CIC ($)	Involuntary Termination without Cause ($)	Death or Disability ($)
Mr. Saccaro
Severance Payments[1]	2,967,900	2,225,925	—
Prorated Annual Incentive Payments[2]	722,950	759,098	759,098
Additional Payments Related to Retirement & Savings Plans	130,000	—	—
Health & Welfare Benefits Coverage	38,000	28,000	—
Accelerated Vesting of Equity Awards[3]	5,044,487	—	5,044,487
Outplacement Expenses	50,000	35,000	—
Total	8,953,337	3,048,023	5,803,585
Mr. Accogli
Severance Payments[1]	3,325,000	2,493,750	—
Prorated Annual Incentive Payments[2]	787,500	850,500	850,500
Additional Payments Related to Retirement & Savings Plans	128,000	—	—
Health & Welfare Benefits Coverage	39,000	28,000	—
Accelerated Vesting of Equity Awards[3]	7,085,943	—	7,085,943
Outplacement Expenses	50,000	35,000	—
Total	11,415,443	3,407,250	7,936,443
Mr. Franzi[4]
Severance Payments[1]	3,003,392	2,252,544	—
Prorated Annual Incentive Payments[2]	689,968	745,166	745,166
Health & Welfare Benefits Coverage	5,000	—	—
Accelerated Vesting of Equity Awards[3]	4,766,440	—	4,766,440
Outplacement Expenses	50,000	—	—
Total	8,514,800	2,997,710	5,511,606
Mr. Frye[5]
Severance Payments[1]	2,765,874	2,074,405	—
Prorated Annual Incentive Payments[2]	635,403	641,757	641,757
Additional Payments Related to Retirement & Savings Plans	18,101	—	—
Health & Welfare Benefits Coverage	57,000	—	—
Accelerated Vesting of Equity Awards[3]	4,901,601	—	4,901,601
Outplacement Expenses	50,000	—	—
Total	8,427,979	2,716,162	5,543,358

[1]

Upon a qualifying termination following a CIC, severance payments reflect two times the sum of the NEO’s base salary plus target annual incentive, which is provided for under each NEO’s CIC Agreement. Upon an involuntary termination without cause, Mr. Almeida’s severance payments, which are governed by the CEO Amended Offer Letter, equal the benefits provided under his CIC Agreement. Additionally, Mr. Almeida is eligible for severance payments under his CEO Amended Offer Letter upon a termination for good reason prior to December 31, 2023. Messrs. Saccaro and Accogli are covered under the Executive Severance Plan, which provides each will receive 1.5 times the sum of base salary plus target annual incentive following an involuntary termination without cause. Mr. Franzi is covered under the Franzi Employment Contract, which provides for 18 months’ base salary and target annual incentive following an involuntary termination without cause. Mr. Frye is covered under the Frye Employment Agreement, which provides for 18 months’ base salary and target annual incentive following an involuntary termination without cause.

[2]

Reflects the pro rata 2021 annual incentive, which each NEO would be eligible to receive. Upon an involuntary termination without cause and death or disability, the amount reflects actual 2021 financial performance and target individual performance. Upon a qualifying termination following a CIC, the amount reflects target financial and individual performance.

[3]

Amounts reflect the “in-the-money” value of unvested stock options, if applicable, which is the difference between the applicable share price and the exercise price, and the value of unvested PSUs assuming target performance and applicable DEUs. All amounts are based on the closing stock price on December 31, 2021 ($85.84).

[4]	The amounts reported in this table for Mr. Franzi that are paid in CHF have been converted to USD using the December 31, 2021 exchange rate (1 CHF = 1.0925 USD).
[5]	The amounts reported in this table for Mr. Frye that are paid in SGD have been converted to USD using the December 31, 2021 exchange rate (1 SGD = 0.7394 USD).

investor.baxter.com

72	Executive Compensation

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, the company is providing the following estimated information about the relationship between the annual total compensation of its median employee and the annual total compensation of Mr. Almeida, Chairman, President and CEO.

For the year ended December 31, 2021:

•

the annual total compensation of the median Baxter employee (identified in accordance with the procedures described below) calculated in the same manner as the NEOs in the Summary Compensation Table above was $46,351; and

•	the annual total compensation of Mr. Almeida as reported in the “Total” column of the Summary Compensation Table above was $15,634,734.

Based on this information, the estimated ratio of Mr. Almeida’s annual total compensation for 2021 to the annual total compensation of the median Baxter employee in 2021 is 337 to 1.

The company believes this ratio is a reasonable estimate based on Baxter-specific employee demographics and compensation. The company’s ratio may not be comparable to the ratio disclosed by its peer companies due to a number of factors, including the geographic distribution of its employees, the nature of the business (products or services), the performance of the company and whether and where the company manufactures its own products.

Given there has been no change in the company’s employee population (except as otherwise described below) or employee compensation arrangements that the company believes would result in a significant change to the pay ratio disclosure, the same median employee was used for the 2021 analysis as was used for the 2020 analysis, as permitted under the applicable SEC rules.

The median employee is a full-time employee located in the United States and please see the company’s 2020 proxy statement for information regarding the process utilized to identify the median employee.

On December 13, 2021, Baxter completed its acquisition of Hillrom, which had approximately 10,000 employees. Pursuant to Instruction 7(2) to Item 402(u) of Regulation S-K, these acquired employees have been excluded from the pay ratio calculations above.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	73

Audit Matters

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2022.

The Audit Committee recommends a vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2022.

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2022. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before reappointing PwC as the company’s independent auditor for 2022, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm (including programs they had implemented to address the remote working environment in the midst of the ongoing COVID-19 pandemic) and its role as Hillrom’s independent registered public accounting firm (prior to Baxter’s acquisition of Hillrom in December 2021). This included a review of PwC’s performance in prior years, its knowledge of the company and its operations (including those of Hillrom) as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its Chairman are directly involved in Baxter’s selection of the lead engagement partner. A new lead partner was assigned to the Baxter account in 2020, after consultation with the Audit Committee (including its chair at the time, Mr. Stroucken) and consistent with PwC’s five-year rotation schedule.

The Audit Committee believes that retaining PwC again in 2022 is in the best interests of the company and its stockholders and therefore, the Audit Committee requests that stockholders ratify the appointment. Further, the Audit Committee believes that, if handled properly, there are numerous benefits of a long independent auditor relationship, including:

•	higher audit quality due to PwC’s deep understanding of Baxter’s business and accounting policies and practices (and those of newly acquired Hillrom);
•	efficient fee structures due to PwC’s familiarity with Baxter (including Hillrom) and industry expertise; and
•

avoidance of significant costs and disruptions (including Board and management time and distractions) that would be associated with retaining a new independent auditor, especially during the course of significant integration activities.

Nonetheless, the Audit Committee is also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for auditor independence, including:

•	a strong regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements;
•	oversight of PwC that includes regular communication on and evaluation of the quality of the audit and auditor independence;
•	PwC’s own internal independence processes and compliance reviews;
•

annual assessment of PwC’s qualifications, service quality (including in the midst of the pandemic), sufficiency of resources, quality of communications, independence, working relationship with Baxter management, objectivity and professional skepticism;

investor.baxter.com

74	Audit Matters

•	conducting regular private meetings separately with each of PwC and Baxter management at the end of each regularly scheduled Audit Committee meeting;
•	overseeing the selection of PwC’s new lead engagement partner with each rotation; and
•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is currently in the best interests of the company and its stockholders. Therefore, the Audit Committee requests that stockholders vote in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2022. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the appointment is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	75

Audit Committee Report

Dear Stockholders:

The Audit Committee is currently composed of five directors, all of whom meet the independence and other requirements of the NYSE and Rule 10A-3 of the Exchange Act. Additionally, four Audit Committee members qualify as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) overseeing the company’s IT functions, including non-product related cybersecurity functions; (8) holding separate executive sessions with PwC, the internal auditor and management; (9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (10) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met 10 times in 2021, including meeting with PwC and Baxter’s internal auditor, both privately and with management present and with outside legal counsel.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the 2021 Form 10-K as well as Baxter’s interim financial statements included in the company’s Quarterly Reports on Form 10-Q in 2021, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations. These reviews included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements and review of the company’s interim financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements. In 2021, these reviews also included matters related to the acquisition of Hillrom, including with respect to the related financing transactions, valuations of assets acquired and liabilities assumed and integration related activities.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16 (Communications with Audit Committees), has received and reviewed the written communications from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Baxter’s audited financial statements referred to above be included in the 2021 Form 10-K for filing with the SEC.

Respectfully submitted,

The Audit Committee

Cathy R. Smith (Chair)

Peter S. Hellman

Patricia B. Morrison

Thomas T. Stallkamp

Albert P.L. Stroucken

investor.baxter.com

76	Audit Matters

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2021 and 2020 and fees billed for other services rendered by PwC during these periods.

	2021	2020
	(Dollars in thousands)

Audit Fees	$9,894	$9,103

Audit-Related Fees	303	186

Tax Fees	572	323

All Other Fees	9	17

Total	$10,778	$9,629

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The audit fees in 2021 were higher than 2020 primarily due to the Hillrom acquisition in December 2021.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including policy and contractual compliance services.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $0.2 million in each of 2021 and 2020 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $0.4 million in 2021 and $0.1 million in 2020 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy (which is reviewed and approved annually), the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2021 were approved by the Audit Committee in accordance with its pre-approval policy.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Ownership of Baxter Stock	77

Ownership of Baxter Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of March 10, 2022 regarding beneficial ownership of Baxter common stock by named executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock[1]	Shares Under Exercisable Options[2]

Non-employee Directors:

Mr. Chen[3]	12,563	31,626

Mr. Forsyth	27,029	53,481

Mr. Hellman[4]	28,189	56,104

Mr. Mahoney[5]	22,687	37,893

Ms. Morrison	7,445	—

Dr. Oesterle	13,633	1,060

Ms. Schlichting	743	—

Ms. Smith	8,562	17,868

Mr. Stallkamp[6]	34,176	36,723

Mr. Stroucken[7]	34,823	29,209

Ms. Wendell	10,365	17,116

Dr. Wilkes	2,624	—

Named Executive Officers:

Mr. Almeida	318,435	2,341,579

Mr. Saccaro	154,276	796,660

Mr. Accogli	76,495	285,555

Mr. Franzi	56,365	199,332

Mr. Frye	22,002	197,367

All directors and executive officers as a group (21 persons)3-7	1,040,529	5,165,476

[1]

Includes shares over which the person held voting and/or investment power as of March 10, 2022. Pursuant to Baxter’s Directors’ Deferred Compensation Plan, a non-employee director may elect to defer the receipt of all of his or her shares of common stock that he or she is entitled to receive as an annual grant of fully vested common stock for his or her service on the Board, and as a result, this table does not reflect such deferrals as being beneficially owned for those directors who have elected deferral. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

[2]	Amount of shares includes options that are exercisable as of March 10, 2022 and options which become exercisable within 60 days thereafter.
[3]	Includes 9,174 shares not held directly by Mr. Chen but in a family trust for which he serves as trustee.
[4]	Includes 560 shares and 17,868 options not held directly by Mr. Hellman but held by or for the benefit of his spouse.
[5]	Includes 20,397 shares not held directly by Mr. Mahoney but in a family trust for which he serves as trustee.
[6]	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he serves as trustee.
[7]	Includes 696 shares not held directly by Mr. Stroucken but in a family trust for which he serves as trustee.

investor.baxter.com

78	Ownership of Baxter Stock

Security Ownership by Certain Beneficial Owners

As of March 10, 2022, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1] (%)

Wellington Management Group LLP[2] 280 Congress Street Boston, MA 02210	56,894,500	11.3

BlackRock, Inc.[3] 55 East 52nd Street New York, NY 10055	40,110,136	8.0

The Vanguard Group[4] 100 Vanguard Blvd. Malvern, PA 19355	38,980,284	7.8

Morgan Stanley[5] 1585 Broadway New York, NY 10036	28,501,661	5.7

[1]	Based on shares outstanding as of January 31, 2022, as set forth in the 2021 Form 10-K.
[2]

Based solely on Amendment No. 5 to Schedule 13G filed with the SEC on March 10, 2022, Wellington Management Group LLP has sole voting power with respect to none of the reported shares, shared voting power with respect to 54,401,100 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to all of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

[3]

Based solely on Amendment No. 8 to Schedule 13G filed with the SEC on February 1, 2022, BlackRock, Inc. has sole voting power with respect to 35,249,3237 of the reported shares, shared voting power with respect to none of the reported shares, sole dispositive power with respect to all of the reported shares and shared dispositive power with respect to none of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

[4]

Based solely on Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2022, The Vanguard Group has sole voting power with respect to none of the reported shares, shared voting power with respect to 800,523 of the reported shares, sole dispositive power with respect to 36,954,423 of the reported shares and shared dispositive power with respect to 2,025,861 of the reported shares.

[5]

Based solely on Schedule 13G filed with the SEC on February 9, 2022, Morgan Stanley, either directly or through its subsidiary, Morgan Stanley Investment Management Limited, has sole voting power with respect to none of the reported shares, shared voting power with respect to 25,967,199 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to all of the reported shares. Morgan Stanley Investment Management Limited has sole voting power with respect to none of the reported shares, shared voting power with respect to 23,539,348 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to 26,044,052 of the reported shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2021.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Management Proposals	79

Management Proposals

Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent

Baxter’s Board of Directors has approved an amendment to our Certificate of Incorporation to include a provision allowing stockholder action by written consent.

The Board recommends a vote FOR this proposal. Proxies solicited by the Board will be voted FOR this proposal unless otherwise instructed.

At the 2021 Annual Meeting, a majority of stockholders—nearly 54%—indicated their support for Proposal 6 – Right to Act by Written Consent. The proposal encouraged the company to reconsider its current stance on stockholders’ ability to act by written consent and take such steps as may be necessary to permit written consent by stockholders.

The Board seeks to further enhance stockholder rights by enabling stockholders to act by written consent, in accordance with the preferences expressed by stockholders at the 2021 Annual Meeting.

Under the company’s current Certificate of Incorporation and Bylaws, stockholders are not provided the ability to act by written consent. Instead, the company’s governing documents allow holders of 25% of the outstanding shares of Baxter’s common stock to call a special meeting. However, as the company is committed to being responsive to the views of a majority of its stockholders as expressed at the 2021 Annual Meeting, the Board has determined it is in the best interest of the company to permit stockholders to have the right to take action without a meeting by written consent, subject to reasonable safeguards to enhance transparency and prevent the disenfranchisement of minority stockholders and the inefficient use of corporate resources.

As a result, the Board has unanimously approved, and recommends to stockholders for approval, this proposal to include the provision set forth in the Article ELEVENTH of the proposed Certificate of Incorporation.

The proposed amendments to the Certificate of Incorporation include certain procedural protections to help ensure that any actions taken through the written consent process are made in accordance with the best interests of the company and its stockholders generally and to guard against the potential misallocation of company resources.

This proposal includes the following procedural and other safeguards in connection with taking action by written consent:

•

To reduce the risk that a small group of short-term, special interest or self-interested stockholders initiate actions that are not in the best interests of the company or its stockholders and reduce unnecessary financial and administrative burdens on the company as a result of a consent solicitation that has received limited support, the proposed provision requires holders of record at the time such notice is delivered owning shares representing in the aggregate at least 25% of the outstanding shares of common stock (provided that such shares represent a net long position that have been held continuously for one year prior to the request) entitled to vote on the matter to request that the Board set a record date to determine the stockholders entitled to act by written consent. The Board believes that this 25% threshold strikes the right balance between enhancing the ability of our stockholders to initiate stockholder action and discouraging certain stockholders from engaging in consent solicitations that are only relevant or meaningful to very narrow constituencies. Additionally, to ensure that the shareholders seeking to call a special meeting have a true economic and long-term interest in the company, only “net long” shares (generally requiring full voting and investment rights and full economic interest with respect to the shares) which have been held for one year or longer will be counted.

•

To protect against minority stockholder disenfranchisement, written consents will have to be solicited from all stockholders. As part of soliciting written consents from all stockholders, any stockholder(s) seeking to act by written consent must provide each stockholder disclosure under the by-laws of the company and Regulation 14A of the Exchange Act and the right to consider and act on the proposed action. This safeguard will eliminate the possibility that a small group of stockholders can take an action that could have significant implications for the company and all stockholders without a public and transparent discussion of the merits of any proposed action and without notice to, or input from, all of our stockholders.

investor.baxter.com

80	Management Proposals

•

To ensure a prompt and orderly process for stockholder action and establish a reasonable deadline for the Board to properly evaluate and respond to a stockholder request for setting a record date, the proposed provision requires that the Board act, with respect to a valid request, to set a record date by the later of (i) 20 days after delivery of a valid request to set a record date; and (ii) 10 days after delivery by the stockholder(s) of any information requested by the company to determine the validity of the request for a record date or to determine whether the requested action may be effected by written consent. In addition, the record date for determining the stockholders entitled to act by written consent cannot be more than 10 days after the date on which the Board takes action to set a record date. Should the Board fail to set a record date by the required date, the record date will be deemed to be the date on which the first signed consent is delivered to the company.

•

To ensure transparency in the written consent process, any stockholder(s) seeking to act by written consent will be required to provide the same information as would be required with respect to a proposal to nominate a director or to be acted upon at a stockholders’ meeting.

•

To ensure that stockholders have sufficient time to consider the merits of any matter proposed to be acted upon by written consent, any statements in opposition to the proposed action by the other stockholders and the Board’s presentation of its views regarding such matter, the proposed amendments prohibit dating and delivering consents until 60 days after the delivery of a valid request to set a record date.

•

To avoid an unduly protracted campaign that will disrupt the company and as required under Delaware law, in order for an action to be effective, consents signed by a sufficient number of stockholders must be delivered to the company no later than 60 days after the first date on which a consent is delivered to the company.

•

To ensure that written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available for a limited number of matters, specifically: (i) those matters that are not a proper subject for stockholder action under applicable law, or if the request involves a violation of the federal proxy rules or other applicable law, (ii) if the request to set a record date is received by the company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) if an identical or substantially similar item (other than the election or removal of directors) was presented at a meeting of stockholders held not more than 12 months before the request for a record date is received by the company, (iv) if an identical or substantially similar item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request for a record date was received by the company, or (v) if an identical or substantially similar item is included in the company’s notice of meeting for a meeting that has been called but not yet held or that is called to be held within 90 days after the request for a record date is received by the company.

The proposed adoption of these amendments, which were finalized after securing feedback from many of Baxter stockholders, will provide stockholders with another way in which to impact Baxter’s governance practices and operations.

With the adoption of this written consent proposal, stockholders will now have multiple opportunities to impact the governance and operations of the company: for example, holders of 25% of the outstanding shares of the company’s common stock can request a special meeting and, if this Proposal 4 is adopted, holders of shares of the company’s common stock representing a net long position of 25% will also be able to request that the board set a written consent record date. Additionally, through Proposal 5, the company is seeking to further lower this special meeting threshold from 25% to a net long position of 15%. These two stockholder rights are in addition to other pre-existing opportunities for stockholders to engage the company via its annual meeting process.

In developing this proposal, the company engaged stockholders holding, in the aggregate, approximately 30% of the company’s outstanding shares to discuss material provisions of this proposal, and a majority have indicated their support for this approach.

The foregoing summary of the proposed written consent provision does not purport to be complete and is qualified in its entirety by reference to the text of Article ELEVENTH of the proposed Certificate of Incorporation, which is attached to the proxy statement as Appendix A.

Vote Required

Approval of Proposal 4 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting. If this Proposal 4 is approved by the company’s stockholders, the resulting Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware shortly after the Annual Meeting. If this Proposal 4 is not approved by the company’s stockholders, this proposal will not be implemented and stockholders will not have the right to act by written consent.

The Board of Directors recommends that you vote “FOR” the approval of the Certificate of Incorporation amendment to allow stockholder action by written consent.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Management Proposals	81

Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold

Baxter’s Board of Directors has approved an amendment to our Certificate of Incorporation to lower the ownership threshold required for stockholders to call a special meeting of the company’s stockholders from 25% to 15% (provided that such shares represent a net long position that have been held continuously for one year prior to the request).

The Board recommends a vote FOR this proposal. Proxies solicited by the Board will be voted FOR this proposal unless otherwise instructed.

After careful consideration, the company recommends that stockholders vote “FOR” the proposal to amend certain provisions of our Certificate of Incorporation to lower the ownership threshold required for stockholders to call a special meeting of the company’s stockholders from 25% to a net long position of 15%.

The Board seeks to further enhance stockholder rights by lowering the ownership threshold for stockholders to request a special meeting.

Currently, under the company’s Certificate of Incorporation and Bylaws, holders of 25% of the outstanding shares of the company’s common stock are entitled to call special meetings of the company’s stockholders so long as they satisfy certain procedural requirements. To satisfy this special meeting threshold, stockholders are permitted to aggregate their holdings and there is no aggregation cap.

However, in response to the company’s receipt of a stockholder proposal on this topic, the Board has carefully evaluated our corporate governance practices (including by reviewing best practices and market trends) and has decided that lowering the company’s special meeting threshold from 25% to 15% and imposing a requirement that such shares represent a net long position would be in the best interests of the company and its stockholders.

Generally, a stockholder’s “net long” shares will be defined to exclude shares as to which the stockholder does not have the right to vote or direct the vote or as to which the stockholder has entered into any derivative or similar arrangement that hedges or transfers the economic consequences of ownership of such shares. Taking into account the extent to which stockholders requesting a special meeting hedge their shares (or otherwise reduce or offset their economic exposure in their shares) and how long they have held their shares ensures, the Board believes, that on balance, stockholders seeking to call a special meeting have an economic interest in our company.

As a result, the Board unanimously approved, and recommends to stockholders for approval, this Proposal 5 to further enhance stockholders’ rights by amending the company’s Certificate of Incorporation to lower the ownership threshold for stockholders to request a special meeting from 25% to 15% (provided that such shares represent a net long position that have been held continuously for one year prior to the request). Because the Bylaws also refer to the 25% ownership threshold, the Board has already approved an amendment to the Bylaws (which does not require stockholder approval) to similarly lower the ownership threshold to a net long position of 15%, with the effectiveness of this Bylaws amendment contingent upon stockholder approval of this Proposal 5 and the subsequent filing of the revised Certificate of Incorporation with the Secretary of State of the State of Delaware.

The Board sought feedback on its proposed 15% ownership threshold and believes that this threshold strikes an appropriate balance of facilitating stockholder engagement while maintaining procedural safeguards against corporate waste, disruption and abuse by a small minority of stockholders.

In developing this Proposal 5, the company engaged stockholders holding, in the aggregate, approximately 30% of the company’s outstanding shares to discuss this Proposal, and a majority of those stockholders have expressed support for (or did not object to) the company’s proposed 15% threshold. In particular, the Board believes a 15% threshold strikes an appropriate balance between ensuring stockholders have the ability to call a special meeting to act on extraordinary or pressing, urgent matters and the best interests of the company and its stockholders.

investor.baxter.com

82	Management Proposals

While viewed by many as an important corporate governance practice, special meetings potentially can be disruptive to business operations and long-term shareholder interests. Special meetings can also cause companies to incur substantial expenses given significant legal and administrative fees in addition to costs related to printing and mailing the necessary disclosure documents. The company maintains that while it is important to provide stockholders the right to call a special meeting, it is also both critical and appropriate for the company to limit special meetings so as to avoid potential abuse and the inefficient use of corporate resources and to ensure that special meetings are reserved for those extraordinary matters on which stockholders holding a significant percentage of the company’s shares believe it is necessary to act immediately.

The approval of a 15% ownership threshold will facilitate the company’s efforts to increase stockholders’ rights while also help protect against the risk that a small minority of stockholders could trigger a special meeting to pursue special interests that are not in the best interests of the company. In particular, to ensure that the stockholders seeking to call a special meeting have a true economic and long-term interest in the company, only “net long” shares (generally requiring full voting and investment rights and full economic interest with respect to the shares) which have been held for one year or longer will be counted. Given Baxter’s stockholder base, a change to a 10% threshold (as contemplated in Proposal 7) may enable one stockholder to convene a special meeting by itself without any input or support from any other stockholders.

In addition, this amendment will not impact the procedural and other safeguards set forth in Section 3 of the company’s Bylaws, the provisions of which include, among other things, certain timing and informational requirements that must be met in order for a stockholder to request a special meeting.

This Proposal to lower the company’s special meeting threshold to 15% is part of the company’s multi-year effort to enhance stockholder participation rights.

The company values and understands the importance of stockholder engagement and participation. As a result, the company has been continuously working to enhance stockholders’ ability to express their views and hold our Board accountable. For example, the company has declassified the Board (resulting in all directors being elected annually), adopted special meeting and proxy access rights, removed all super-majority voting provisions and adopted a prospective policy in November 2020, which requires the Chairman of the Board to be an independent director unless the appointment of an independent Chairman would be inconsistent with the directors’ fiduciary duties. Last year, in connection with the company’s virtual annual meeting, the company took significant steps to ensure stockholders were provided with the same rights and opportunities to participate as they would have had at an in-person meeting. Moreover, in addition to this Proposal 5 to lower the company’s special meeting rights, the company is also seeking stockholder approval this year to permit stockholders to act by written consent (see Proposal 4).

All of these corporate governance practices are in addition to the company’s robust stockholder engagement program in which the company’s Lead Independent Director (and other directors where appropriate) and management meet regularly with the company’s largest stockholders and the company discloses procedures that any stockholder can use to communicate directly with a director, Board committee or the full Board. These established stockholder communication and engagement practices provide stockholders with opportunities to raise important matters and propose actions for stockholder consideration outside the annual meeting process (See “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement” for a discussion of the company’s stockholder outreach efforts).

As a result, the Board believes that the company’s proposed 15% ownership threshold for special meetings is appropriate, particularly when viewed in combination with the company’s robust corporate governance practices and stockholder engagement program.

Thus, the Board unanimously recommends that stockholders vote FOR the approval of this Proposal to amend the Certificate of Incorporation to lower the company’s special meeting threshold from 25% to 15%.

The Special Meeting Certificate of Incorporation and Bylaws Amendments

This Proposal, if approved, would amend Article TWELFTH of the Certificate of Incorporation to allow special meetings to be called by the Corporate Secretary upon written request from record holders of shares representing a net long position of at least 15% (as opposed to 25%) of the outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, subject to the satisfaction of the procedural safeguards set forth in the Bylaws.

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Management Proposals	83

Additionally, if this Proposal is approved, Section 3 of the Bylaws will also be amended (without any further action of the stockholders required) to lower the specified ownership threshold for stockholders to call a special meeting from 25% to 15% pursuant to the amendment previously adopted by the Board.

No other provisions of the Certificate of Incorporation or Bylaws would be amended in connection with the approval of this Proposal 5.

This summary should be read with and is subject to the specific proposed amendments to the Certificate of Incorporation and the Bylaws, the text of which are set forth Article TWELFTH of the proposed Certificate of Incorporation, which is attached to the proxy statement as Appendix A, and Section 3 of the proposed Bylaws, which is attached to the proxy statement as Appendix B, respectively.

Vote Required

Approval of this Proposal 5 requires the affirmative vote of a majority of the outstanding shares of the company’s Common Stock. Abstentions will have the effect of a vote against the approval of this Proposal 5. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote the related shares with respect to this Proposal 5. These broker non-votes will also have the effect of a vote against approval of this Proposal 5. If this Proposal 5 is approved by the company’s stockholders, the resulting Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware shortly after the Annual Meeting. The Board has approved the proposed corresponding amendment to the Bylaws, which will become effective if and when the amendment to the Certificate of Incorporation becomes effective. If this Proposal 5 is not approved by the company’s stockholders, the current right of record holders of at least 25% of the company’s outstanding Common Stock to call a special meeting and related provisions in the Certificate of Incorporation and the Bylaws will remain unchanged.

The Board of Directors recommends that you vote “FOR” the approval of the Certificate of Incorporation amendment to lower the company’s special meeting threshold to a net long position of 15%.

investor.baxter.com

84	Stockholder Proposals

Stockholder Proposals

Special Shareholder Meeting Improvement

Baxter has been advised that John Chevedden will present the following resolution at the Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 50 shares of Baxter common stock. Baxter will furnish the address of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 6 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Currently it takes a theoretical 25% of all shares outstanding to call for a special shareholder meeting. This theoretical 25% of all shares outstanding translates into 31% of the shares that vote at our annual meeting.

It would be hopeless to think that the shares that do not have the time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.

It is important to vote for this proposal because we gave 53% support to a 2021 proposal for a shareholder right to act by written consent. The 2021 proposal, that received 53% support, did not ask that a certain percentage ·of shares be required to petition for the ministerial milestone of a record date.

In response to the 2021 proposal, with 53% support, Baxter management may be tempted, like a number of other companies, to give shareholders a useless right to act by written consent.

Some companies have required that, to initiate written consent, 25% of shares must petition for the ministerial milestone of a record date. Why would any group of shareholders find it attractive to assemble 25% of shares to request the ministerial milestone of a record date from management when the same group of shareholders, with perhaps less effort, could compel management to hold a special shareholder meeting.

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Stockholder Proposals	85

Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 6

investor.baxter.com

86	Stockholder Proposals

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board has carefully evaluated the appropriate threshold for stockholders to be able to request a special meeting.

The Board remains committed to maintaining strong corporate governance practices and protecting stockholder rights. The Board understands our stockholders view the right to call a special meeting as an important measure to ensure Board accountability, and the company currently maintains, and, in connection with this annual meeting, is seeking to further enhance, its policies that permit stockholders’ ability to act outside of the annual meeting cycle including by seeking stockholder approval of proposals to both lower the company’s current special meeting threshold and to permit stockholders to act by written consent.

Currently, under the company’s organizational documents, holders of just 25% of the outstanding shares of the company’s common stock are already permitted to call a special meeting, where notice is provided to all stockholders and all stockholders have an opportunity to consider the proposed actions, express their views and participate in the deliberations with the Board and management prior to decision-making. Stockholders are permitted to aggregate their holdings to reach the special meeting threshold and there is no aggregation cap.

However, in light of the company’s receipt of this stockholder proposal requesting that the Board lower its special meeting threshold, the Board carefully evaluated the company’s corporate governance practices, previous stockholder votes on this topic at other companies and benchmarking of other companies’ practices. Based on this evaluation, the Board has decided to lower the percentage of shares required to be held by stockholders to call a special meeting from 25% to 15% (provided that such shares represent a net long position that have been held continuously for one year prior to the request). Stockholder approval of Proposal 5 is required in order to approve this new threshold.

The company’s proposed 15% threshold strikes an appropriate balance of facilitating stockholder engagement while maintaining procedural safeguards against corporate waste, disruption and abuse by a small minority of stockholders.

In lowering the percentage of shares required to be held by stockholders to call a special meeting to 15%, the Board worked to strike the appropriate balance between ensuring stockholders have the ability to call a special meeting to act on extraordinary or pressing, urgent matters and the best interests of the company and its stockholders. The company believes that a 10% threshold, as suggested by this proposal, increases the risk of special meetings being called by a few stockholders who have special, narrow or short-term interests rather than the long-term, best interests of the company and its stockholders. Given Baxter’s stockholder base, a change to a 10% threshold may enable one stockholder to convene a special meeting by itself without any input or support from any other stockholders. By shifting power to a small minority of stockholders, potentially one stockholder could mandate the company pursue matters that are not widely viewed by other stockholders as requiring immediate attention. In such a scenario, the company could be required to incur significant legal and administrative fees in addition to costs related to printing and mailing the necessary disclosure documents, solely because a select few stockholders felt it necessary to advance an issue while nearly all other stockholders deem the issue more appropriate for the annual meeting.

Additionally, as a business matter, special meetings cause significant disruption for senior management and the Board because the company’s leaders are forced to divert their attention from the daily operations and business of the company in order to prepare for and oversee the special meeting. As a result, adoption of a 10% threshold could significantly disrupt the company’s ability to deliver on its mission to save and sustain lives.

For these reasons, the company believes that while it is important to provide stockholders the right to call a special meeting, it is also both critical and appropriate for the company to limit special meetings so as to avoid potential abuse and a waste of corporate resources.

A 15% threshold helps ensure that special meetings are reserved for those extraordinary matters on which a larger set of stockholders believe it is necessary to act on immediately.

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Stockholder Proposals	87

A special meeting threshold below 15% is unnecessary in light of the company’s robust stockholder engagement program and corporate governance practices.

In reaching the determination that a special meeting threshold of 15% is the most appropriate for the company, the Board also concluded that allowing stockholders to call a special meeting with the support of only 10% of the company’s shares is unnecessary, considering the company’s robust stockholder engagement program and our corporate governance practices. The company has meaningful avenues for stockholders to hold our Board accountable, including annual director elections with majority voting, a proxy access bylaw and the previous removal of all super-majority voting provisions. In connection with this annual meeting, in addition to seeking stockholder approval to lower the company’s current special meeting threshold to 15%, the company is also seeking approval of a proposal to permit stockholders to act by written consent. The company maintains open and regular communication with large and small stockholders, financial analysts and stockholder advisory services about important issues relating to the company’s business and governance and regularly incorporates feedback from those engagements into our governing documents, policies and practices. The company has no history of materially modifying stockholder rights without prior robust consultation and engagement with stockholders. Stockholders also can and do effectively use the company’s annual meetings of stockholders to communicate their views to management, the Board and other stockholders, with the company ensuring that stockholders were given the same rights and opportunities to participate at the company’s virtual annual meeting last year as they would have had if the meeting was held in person.

In short, given the company’s strong governance policies, demonstrated openness and commitment to stockholder accountability, lowering the threshold to call a special meeting to 10% only introduces significant risks and costs and does not guarantee that the interests of all stockholders will be safeguarded.

Thus, the Board recommends a vote AGAINST this proposal and a vote IN FAVOR of Proposal 5, which is a Management Proposal to lower the special meeting ownership threshold from 25% to 15% (provided that such shares represent a net long position that have been held continuously for one year prior to the request).

investor.baxter.com

88	Stockholder Proposals

Independent Board Chairman

Baxter has been advised that Kenneth Steiner will present the following resolution at the Annual Meeting. Baxter has also been advised that Mr. Steiner is owner of at least 200 shares of Baxter common stock. Baxter will furnish the address of Mr. Steiner promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 7—Independent Board Chairman

The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board. The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

The Chairman shall not be a former CEO of the company.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in June 2020. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

This proposal topic won 54%-support at our 2020 annual meeting. Baxter management should have supported a topic that earned majority shareholder support.

However in response to 54% shareholder support Baxter management pulled a fast one. Management claimed it adopted the 2020 proposal with a policy that Baxter have a possible sometimes independent board chairman. However if one reads the fine print, that was suspiciously left out of the 144-page 2021 proxy, one would learn that the Baxter Board could always override the so-called new policy and always have one person serve as both CEO and Chairman at the same time.

This Baxter fig leaf policy may have been the brainchild of Mr. James Gavin as he was preparing to leave the Baxter board. Mr. Galvin chaired the Baxter governance committee. Or perhaps Mr. Gavin can point the finger at an outside law firm.

Cardinal Health tried a similar hocus pocus policy. However Cardinal Health was unable to convince the Securities and Exchange Commission in that its hocus pocus policy, similar to Baxter, implemented a shareholder proposal for a genuine independent board chairman policy.

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Stockholder Proposals	89

The 2021 Cardinal Health no action request was a failure and the Cardinal Health request for reconsideration was also a failure in September 2021. Please see Cardinal Health at Securities and Exchange Commission 2020-2021 No-Action Responses: https://www.sec.gov/corpfin/202p-202l-shareholder-proposals-no-action

Please vote yes:

Independent Board Chairman—Proposal 7

investor.baxter.com

90	Stockholder Proposals

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board adopted a policy implementing the proposal in 2020 and the company’s stockholders rejected a substantially identical proposal in 2021.

In 2020, recognizing stockholder sentiment as expressed in a vote on a substantially identical proposal at the company’s 2020 Annual Meeting and after extensive engagement with the company’s top stockholders, the Board adopted an independent chair policy, which requires the Chairman of the Board to be an independent director unless the appointment of an independent Chair would be inconsistent with the directors’ fiduciary duties. The policy is prospective and will be applied upon the next CEO transition. Applying the policy at this time would violate the terms of Mr. Almeida’s offer letter.

In 2021, a substantially identical proposal to the 2020 proposal was voted on by stockholders at the company’s 2021 Annual Meeting. After the company’s adoption of its current independent chair policy, stockholder support for the 2021 proposal decreased to 27% of votes cast from 55% of votes cast. Investors expressed continued support for the company’s newly adopted independent chair policy during the company’s recently completed annual stockholder engagement program (as described in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

The full text of this independent chair policy can be found in Section 3 of Baxter’s Corporate Governance Guidelines, which are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.” As a result, the Board believes that it has substantially adopted the policy requested by the proposal.

The Board sought feedback and carefully considered the views of the company’s stockholders in adopting its independent chair policy.

As mentioned above, after a similar proposal received approximately 55% support at the company’s 2020 Annual Meeting, the Board carefully considered its response and sought feedback from the company’s major stockholders as part of the company’s ongoing stockholder outreach program. In the fall of 2020, management and members of the Board, including the company’s current Lead Independent Director, Mr. Stroucken, spoke with stockholders representing over 40% of the company’s outstanding shares (at December 31, 2020), including a number of investors which had supported the 2020 proposal. Nearly all of the stockholders with whom management and the Board met during its annual stockholder outreach program had expressed support for the company’s subsequently adopted independent chair policy and stated that they believe the policy is sufficiently responsive to the 2020 proposal. The full Board reviewed the feedback received from stockholders and other key stakeholders and implemented the independent chair policy, in a form substantially similar to what had been described to stockholders and key investors as part of the annual stockholder outreach program.

The Board’s approach strikes an appropriate balance to transition to a new Board leadership structure.

In adopting its current independent chair policy, the Board and some of the company’s stockholders were concerned about the unintended consequences or disruptions that may occur if the Chairman and CEO roles were split and an independent chairman was appointed immediately. Consistent with the terms of Mr. Almeida’s existing offer letter, the Board’s independent chair policy applies prospectively, thus providing the Board with an appropriate succession period to change its leadership structure and allowing the company to continue to benefit from Mr. Almeida’s extensive experience in the medical products industry and his integral role in unifying company employees behind the company’s current long-range strategy and ongoing culture transformation activities (including those resulting from the recently completed Hillrom acquisition).

Until an independent chairman is appointed (and during any periods in which the Board does not have an independent chairman), the Board continues to have a Lead Independent Director role with robust oversight and leadership responsibilities. In 2021, Mr. Stroucken was named the company’s Lead Independent Director, and in said capacity, provides effective oversight and important leadership. For example, as the Lead Independent Director, Mr. Stroucken’s duties include, among many others, the following:

•	presiding at all Board executive sessions and all meetings of the Board when the Chairman is not present;
•	acting as principal liaison between the independent directors and the Chairman and CEO;

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Stockholder Proposals	91

•	reviewing and approving meeting agendas for the Board and working with the Chairman and CEO to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent directors;
•	in consultation with the chair of the NCGPP Committee, leading the annual performance evaluation of the Chairman and CEO (as applicable);
•	in consultation with the chair of the NCGPP Committee, leading the CEO succession process;
•	engaging with Baxter’s stockholders on selected topics including strategy and performance, corporate governance, executive compensation and other environmental, social and sustainability matters; and
•	serving as the contact person for interested parties to communicate directly with the independent directors.

Together, Mr. Stroucken and Mr. Almeida promote decisive and accountable leadership, ensure robust oversight of the company and enhance Baxter’s ability to communicate and engage with stockholders, customers, employees and other stakeholders.

Moreover, the Board continues to maintain strong corporate governance practices, policies and procedures to promote effective and independent Board oversight, including having regularly scheduled executive sessions led by Mr. Stroucken and the fact that 10 out of 11 of the directors on the Board, and all directors who serve on the Board’s standing committees, are independent. Further, the Board recently appointed two new independent directors (Dr. David Wilkes and Ms. Nancy Schlichting (effective February 15, 2021 and December 13, 2021, respectively) and appointed Mr. Thomas Chen as the chair of the NCGPP Committee (effective May 2, 2021). Ms. Schlichting will become the chair of the Compensation Committee on May 2, 2022, in connection with the retirement of Mr. John Forsyth from the Board. These actions demonstrate the Board’s ongoing commitment of the Board to effective and independent oversight.

As a result, the Board does not believe that any further action is necessary or appropriate and, therefore, unanimously recommends AGAINST this proposal.

investor.baxter.com

92	General Information

General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:

All record holders of Baxter common stock as of the close of business on March 11, 2022 are entitled to vote. On that day, approximately 503,197,000 shares were outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by attending the Annual Meeting and voting through the online platform:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:

Due to the COVID-19 pandemic, the Annual Meeting will be held only in a virtual format to provide a safe experience for our stockholders and employees. Please refer to “—Other Information—Attending the Annual Meeting” for more information.

Q:	How do I vote shares that are held by my broker?

A:

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation	FOR

• Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

• Proposal 4—Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent	FOR

• Proposal 5—Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold	FOR

Stockholder Proposals	Board Recommendation

• Proposal 6—Special Shareholder Meeting Improvement	AGAINST

• Proposal 7—Independent Board Chairman	AGAINST

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Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or voting online during the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:

If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•

Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present virtually or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:

Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting virtually or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation,” “Proposal 4—Approval of Certificate of Incorporation Amendment to Permit Stockholder Action by Written Consent,” “Proposal 5—Approval of Certificate of Incorporation Amendment to Lower the Special Meeting Threshold,” “Proposal 6—Special Shareholder Meeting Improvement” or “Proposal 7—Independent Board Chairman.”

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94	General Information

Q:	What effect does an abstention have?

A:

Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:

The proxy card covers all shares held by you of record (registered in your name). If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:

Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:

Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

General Information	95

Other Information

Attending the Annual Meeting

The Annual Meeting will be held virtually on Tuesday, May 3, 2022 at 9 a.m., Central Time. Online access to the meeting will begin at 8:30 a.m., Central Time. Due to the COVID-19 pandemic, the Annual Meeting will be held only in a virtual format to provide a safe experience for our stockholders and employees. You can attend the meeting by accessing www.virtualshareholdermeeting.com/BAX2022 and entering the 16-digit control number on the proxy card or notice of availability of proxy materials you previously received; if you hold your shares in “street name” (i.e., through an account at a broker or other nominee), please follow your broker’s or nominee’s instructions you previously received to obtain your 16-digit control number or otherwise attend through the broker or nominee. A list of Baxter’s stockholders of record will be available for examination by stockholders on the meeting website during the meeting. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-3085 or Global_CORP_Investor_Relations@baxter.com.

Asking Questions

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 9 a.m., Central Time, on April 29, 2022 and until 11:59 p.m., Central Time, on May 2, 2022, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question and click “Submit.” Alternatively, you will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/BAX2021, typing your question into the “Ask a Question” field and clicking “Submit.”

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at https://investor.baxter.com. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Voting Shares at the Virtual Meeting

If you have not voted your shares prior to the meeting, you will be able to vote your shares electronically at the Annual Meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy statement.

Attending the Virtual Meeting as a Guest

If you would like to attend the meeting as a guest in listen-only mode, please access www.virtualshareholdermeeting.com/BAX2022 and enter the information requested on the screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Stockholder Proposals for the 2023 Annual Meeting

Any stockholder who intends to present a proposal at the 2023 Annual Meeting of Stockholders and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 22, 2022 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

To be eligible for consideration at the 2023 Annual Meeting of Stockholders, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such proposal to be received by the Corporate Secretary between January 3, 2023 and February 2, 2023. This advance notice period is intended to allow all stockholders an opportunity to consider all business expected to be considered at the meeting.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

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96	General Information

Nominations of Individuals for Election as Directors at the 2023 Annual Meeting

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 23, 2022 and no later than November 22, 2022 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2023 Annual Meeting of Stockholders, any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such nomination to be received by the Corporate Secretary between January 3, 2023 and February 2, 2023. This advance notice period is intended to allow all stockholders an opportunity to consider all nominees expected to be considered at the meeting.

In addition to satisfying the foregoing requirements under Baxter’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Baxter’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2023.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $21,000 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-500, (888) 359-8645.

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Appendix A	A- 1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

BAXTER INTERNATIONAL INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware

Baxter International Inc., a corporation organized and existing under the General Corporation Law of Delaware, does hereby certify as follows:

[ . . . ]

~~ELEVENTH: No action which requires the vote or consent of stockholders of the Corporation may be taken without a meeting and vote of stockholders and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied.~~

ELEVENTH: ~~TWELFTH:~~ All actions required or permitted to be taken by the stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of record of the outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with this Article ELEVENTH and applicable law.

A.    Request for Record Date. The record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article ELEVENTH. Any stockholder(s) of record seeking to have the stockholders of the Corporation authorize or take action by written consent without a meeting shall, by written notice addressed to the Corporate Secretary, delivered to the Corporation at its principal executive office and signed by holders of record at the time such notice is delivered beneficially owning shares representing in the aggregate at least 25% of the outstanding shares of Common Stock entitled to vote on the matter, provided that such shares are determined to be “Net Long Shares” (as defined in Section 3(a) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”) request that a record date be fixed for such purpose. For purposes of this Article ELEVENTH, the term “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) . Such request must contain the information set forth in Paragraph (B) of this Article ELEVENTH. Following receipt of such request, the Board of Directors shall, by the later of (i) twenty days after the Corporation’s receipt of such request and (ii) ten days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the request relates to an action that may be taken by written consent pursuant to this Article ELEVENTH and applicable law, determine the validity of such request and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request required by this Paragraph (A) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article ELEVENTH and applicable law or if no such determination shall have been made by the date required by this Paragraph (A), and in either event no record date has been fixed by the Board of Directors by the date required by this Paragraph (A), the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in Paragraph (E) of this Article ELEVENTH; provided, that if prior action by the Board of Directors is required by applicable law or the rules of the stock exchange upon which the Corporation’s stock is traded, the record date shall be 5:00pm, Central Time, on the day on which the Board of Directors adopts the resolution taking such prior action.

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A- 2	Appendix A

B.    Request Requirements.

(a)    Any request required by Paragraph (A) of this Article ELEVENTH must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to beneficially own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action, and must:

(i)    contain an agreement to solicit consents in accordance with Paragraph (D) of this Article ELEVENTH;

(ii)    describe the action proposed to be taken by written consent of stockholders (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the by-laws of the Corporation)

(iii)    contain (x) in the case of any matter (other than a director nomination) proposed to be taken by written consent of stockholders, the information required by Section 2(e) of the by-laws of the Corporation, and (y) in the case of any director nominees proposed to be elected by written consent of stockholders, the information required by Sections 2(e), 4(d) and 4(f)(D) of the by-laws of the Corporation;

(iv)    set forth the calculation of the requesting stockholder(s)’ Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;

(v)    include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any disposition prior to the record date set for the action by written consent of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and

(vi)    include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such written request to the Corporate Secretary.

(b)    The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation.

(c)    Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Corporate Secretary at the principal executive office of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent and revoke the fixing of the record date established in connection therewith.

C.    Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent in lieu of a meeting of stockholders if (i) the request to act by written consent made pursuant to Paragraph (A) of this Article ELEVENTH (x) does not comply with this Article ELEVENTH, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) any such request is received by the Corporation during the period commencing ninety days before the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than twelve months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), or (v) a Similar Item is included in the Corporation’s

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Appendix A	A- 3

notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called within ninety days after the request is received by the Corporate Secretary. The Board of Directors shall determine whether a record date is required to be set under this Article ELEVENTH.

D.    Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent from all holders of capital stock of the Corporation entitled to vote on the matter in accordance with this Article ELEVENTH, the by-laws of the Corporation, Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act, and applicable law.

E.    Timing of Delivery. No written consent purporting to take or authorize the taking of a corporate action (each such written consent is referred to in this Paragraph (E) and in Paragraph (F) of this Article ELEVENTH as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Paragraph (F) of this Article ELEVENTH within sixty days of the first date on which a Consent is so delivered to the Corporation.

F.    Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until the date that is sixty days after the date of delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Corporate Secretary or such other officer of the Corporation or inspector as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Corporate Secretary or such other officer of the Corporation, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given their valid and duly executed consent to the taking of such action; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Corporate Secretary or such other officer of the Corporation, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (the “Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Corporate Secretary or such other officer of the Corporation, as the case may be, under this Article ELEVENTH. If, after such investigation, the Corporate Secretary, such other officer of the Corporation or the Inspectors, as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Corporate Secretary, such other officer of the Corporation or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

G.    Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent of the stockholders except in accordance with this Article ELEVENTH and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article ELEVENTH or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with this Article ELEVENTH or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Corporate Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with Paragraph (F) of this Article ELEVENTH represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with applicable law and this Certificate of Incorporation.

H.    Challenge to Validity of Consent. Nothing contained in this Article ELEVENTH shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Corporate Secretary, such other officer of the Corporation as the Board of Directors

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A- 4	Appendix A

may designate or the Inspectors, as the case may be, or to take any other action with respect thereto (including, without limitation, the commencement, prosecution, or defense of any litigation, and the seeking of injunctive relief in such litigation).

I.     Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article ELEVENTH shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

TWELFTH: Special meetings of the stockholders (i) may be called by the ~~Chairman~~Chair of the Board, the Chief Executive Officer or by the Corporate Secretary of the Corporation at the direction of the Board of Directors and (ii) subject to the provisions of the ~~Bylaws~~by-laws, shall be called by the Corporate Secretary of the Corporation upon written request from record holders of at least ~~25~~15% of the outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting~~.~~, provided that such shares are determined to be “Net Long Shares” (as defined in Section 3(a) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request. Any such request shall be filed with the Corporate Secretary of the Corporation and otherwise made in accordance with, and subject to, all applicable provisions of the ~~Bylaws.~~by-laws (including those set forth in Section 3 thereof). Subject to the rights of the holders of any shares of Preferred Stock, special meetings of the stockholders may not be called by any other person or persons.

[ . . . ]

 | 2022 Annual Meeting of Stockholders and Proxy Statement

Appendix B	B- 1

BYLAWS

OF

BAXTER INTERNATIONAL INC.

(As Amended and Restated on ~~November 13, 2018)~~ [●], 2022)

ARTICLE I

STOCKHOLDERS

[ . . . ]

SECTION 3. SPECIAL MEETINGS.

(a)    Special meetings of the ~~shareholders~~stockholders (i) may be called by the ~~Chairman~~Chair of the Board of Directors, the Chief Executive Officer or by the Corporate Secretary of the Corporation at the direction of the Board of Directors and (ii) subject to the provisions of this Section 3, shall be called by the Corporate Secretary upon request in proper written form ~~from holders~~(each, a “Special Meeting Request”) from one or more stockholders who have continuously held of record ~~of~~for at least ~~25%~~ one year as of the date of the Corporate Secretary’s receipt of such request “Net Long Shares” (as defined in this Section 3(a)) representing in the aggregate at least fifteen percent (15%) of the voting power of all outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting~~. Any such request~~ (such Net Long Shares held for the requisite period, the “Requisite Percentage”). Any such Special Meeting Request shall be filed with the Corporate Secretary and otherwise made in accordance with, and subject to, this Section 3. Subject to the rights of the holders of any shares of Preferred Stock, special meetings of the ~~shareholders~~stockholders may not be called by any other person or persons.

~~(b) Special meetings of shareholders shall be held at such places and times as determined by the Board of Directors in their discretion; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more shareholders who satisfy the requirements of this Section 3 is received by the Corporate Secretary. Notwithstanding the foregoing provisions of this Section 3, a special meeting requested by shareholders shall not be held if (i) the Board of Directors calls or has called an annual or special meeting of shareholders to be held within ninety (90) days after the Corporate Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes the business specified in the request, (ii) an annual or special meeting was held not more than twelve (12) months before the date on which the request for a special meeting was delivered to the Corporate Secretary that included the business specified by the Requesting Shareholders (as defined below) in the request for a special meeting, with such determination being made in good faith by the Board of Directors, or (iii) the special meeting request (a) relates to an item of business that is not a proper subject for shareholder action under applicable law or (b) was made in a manner that involved a violation of applicable law.~~

~~(c) No business may be presented by a shareholder or transacted at special meeting of shareholders other than business that is specified in the shareholder request for such special meeting and otherwise brought before the special meeting in accordance with the procedures set forth in this Section 3;~~ provided~~,~~ however~~, that (i) if the business to be conducted at the special meeting includes the election of Directors, nominations for election to the Board of Directors must be made in compliance with Section 4 of this Article I, and (ii) nothing herein shall prohibit the Board of Directors from submitting additional matters to shareholders at any special meeting.~~

~~(d)~~ For purposes of calculating the Requisite Percentage, a requesting stockholder’s “Net Long Shares” shall be limited to the number of shares beneficially owned, directly or indirectly, by each requesting stockholder that constitute such stockholder’s “net long position” as defined in Rule 14e-4 under the Exchange Act; provided that (i) for the purposes of such definition, reference in such rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date for determining and/or documenting a stockholder’s or beneficial owner’s Net Long Shares, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s common stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Corporation’s common stock is not then listed for trading on the New York Stock Exchange) on such date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to

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B- 2	Appendix B

the Corporation, and (D) “subject security” shall refer to the issued and outstanding common stock of the Corporation; and (ii) the net long position of such stockholder shall be reduced by the number of shares as to which the Board of Directors determines such stockholder does not, or will not, have the right to vote on its own behalf at the proposed special meeting or as to which the Board of Directors determinesthat such stockholder has entered into any derivative or other agreement, arrangement, or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are acting in concert with the stockholder or beneficial owner with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute Net Long Shares shall be determined in good faith by the Board of Directors. For purposes of this Section 1.2, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act.

(b)    To be in proper written form, a ~~request of a shareholder or shareholders (the “~~Requesting Shareholder~~”) to call a special meeting~~Special Meeting Request must be signed and dated by ~~each~~ the stockholder or stockholders (the “Requesting ~~Shareholder,~~ Stockholder”), or a duly authorized agent of each such Requesting ~~Shareholder~~Stockholder, requesting the meeting and shall include a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting and as to each Requesting ~~Shareholder~~Stockholder and any ~~Shareholder~~Stockholder Associated Person, (i) the ~~Shareholder~~Stockholder Information and Disclosable Interests (as defined in Section 2 of this Article I~~),~~ ); (ii) the calculation of the Requesting Stockholder’s Net Long Shares, including the number of shares held of record and ~~(ii)~~ disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares; (iii) an agreement by the Requesting Stockholder(s) to notify the Corporation immediately in the case of any reduction prior to the record date for the special meeting of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and (iv) any other information relating to such Requesting ~~Shareholder~~Stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business to be presented pursuant to Section 14 of the Exchange Act. The Requesting ~~Shareholder~~Stockholder shall update and supplement the information required pursuant to this paragraph as of the record date and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to the Corporate Secretary not later than ten (10) business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the special meeting or, if the meeting is adjourned or postponed, on the first practicable date after any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof).

(c)    ~~(e) No business shall be conducted at a special meeting of shareholders~~ (i) Special meetings of stockholders shall be held at such places and times as determined by the Board of Directors in their discretion; provided, however, that the date of any such special meeting shall be not more than 90 days after a duly submitted Special Meeting Request is received by the Corporate Secretary.

(ii)    Notwithstanding the foregoing provisions of this Section 3, a special meeting requested by stockholders shall not be held if (i) the Board of Directors calls or has called an annual or special meeting of stockholders to be held within 90 days after the Corporate Secretary receives the Special Meeting Request and the Board of Directors determines in good faith that the business of such meeting includes the business specified in the request, (ii) an annual or special meeting was held not more than 12 months before the date on which the Special Meeting Request was delivered to the Corporate Secretary that included the business specified by the Requesting Stockholders (as defined below) in the Special Meeting Request, with such determination being made in good faith by the Board of Directors, or (iii) the Special Meeting Request (a) relates to an item of business that is not a proper subject for stockholder action under applicable law or (b) was made in a manner that involved a violation of applicable law.

(d)    No business may be presented by a stockholder or transacted at special meeting of stockholders other than business that is specified in the Special Meeting Request and otherwise brought before the special meeting in accordance with the procedures set forth in this Section 3; provided, however, that (i) if the business to be conducted at the special meeting includes the election of directors, nominations for election to the Board of Directors must be made in compliance with Section 4 of this Article I, and (ii) nothing herein shall prohibit the Board of Directors from submitting additional matters to stockholders at any special meeting.

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Appendix B	B- 3

(e)    No business shall be conducted at a special meeting of stockholders except business brought before the special meeting in accordance with the procedures set forth in this Section 3 (including the provision of the information required pursuant to the immediately preceding paragraph); provided, however, that, once business has been properly brought before the special meeting in accordance with such procedures, nothing in this Section 3 shall be deemed to preclude discussion by any ~~shareholder~~stockholder of any such business. If the person presiding over the special meeting determines that business was not properly brought before the special meeting in accordance with the foregoing procedures, the presiding person shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(f)    ~~(f)~~ In determining whether a special meeting of ~~shareholders~~stockholders has been requested by the holders of record ~~of~~representing in the aggregate at least ~~25% of the outstanding shares of Common Stock entitled to vote on~~ the ~~matter or matters to be brought before the proposed special meeting~~Requisite Percentage, multiple ~~special meeting requests~~Special Meeting Requests delivered to the Corporate Secretary will be considered together only if (i) each such ~~request~~Special Meeting Request identifies substantially the same business to be brought before the special meeting (as determined in good faith by the Board of Directors in their), and (ii) such ~~requests~~Special Meeting Requests have been dated and delivered to the Corporate Secretary within ~~sixty (~~60~~)~~ days of the earliest dated ~~special meeting request~~Special Meeting Request identifying such business.

(g)    ~~(g)~~ Any ~~shareholder~~stockholder may revoke ~~a request for a special meeting~~his, her or its Special Meeting Request at any time by written revocation delivered to the Corporate Secretary. If, at any time after receipt by the Corporate Secretary of a proper ~~request for a special meeting of shareholders~~Special Meeting Request, there are no longer valid requests from ~~shareholders~~stockholders holding in the aggregate at least the ~~requisite number of shares entitling the shareholders to request the calling of a special meeting~~Requisite Percentage, whether because of revoked requests, transfers of shares of Common Stock or otherwise, the Board of Directors, in its discretion, may cancel the special meeting.

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investor.baxter.com

SCAN TO VIEW MATERIALS & VOTE w BAXTER INTERNATIONAL INC. ONE BAXTER PARKWAY VOTE BY INTERNET DEERFIELD, IL 60015 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/BAX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D66874-P63116 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BAXTER INTERNATIONAL INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. José (Joe) Almeida ! ! ! 1b. Thomas F. Chen ! ! ! The Board of Directors recommends you vote FOR For Against Abstain proposals 2, 3, 4 and 5. 1c. Peter S. Hellman ! ! ! 2. Advisory Vote to Approve Named Executive Officer ! ! ! Compensation 1d. Michael F. Mahoney ! ! ! 3. Ratification of Appointment of Independent Registered ! ! ! Public Accounting Firm 4. Vote to Approve a Certificate of Incorporation 1e. Patricia B. Morrison ! ! ! Amendment to Permit Stockholder Action by Written ! ! ! Consent 1f. Stephen N. Oesterle ! ! ! 5. Vote to Approve a Certificate of Incorporation ! ! ! Amendment to Lower the Special Meeting Threshold 1g. Nancy M. Schlichting ! ! ! The Board of Directors recommends you vote AGAINST For Against Abstain proposals 6 and 7. 1h. Cathy R. Smith ! ! ! 6. Stockholder Proposal—Special Shareholder Meeting ! ! ! Improvement 1i. Albert P.L. Stroucken ! ! ! 7. Stockholder Proposal—Independent Board Chairman ! ! ! 1j. Amy A. Wendell ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1k. David S. Wilkes ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

BAXTER INTERNATIONAL INC. 2022 Annual Meeting of Stockholders May 3, 2022 9:00 a.m. Central Daylight Time www.virtualshareholdermeeting.com/BAX2022 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. D66875-P63116 BAXTER INTERNATIONAL INC. Annual Meeting of Stockholders May 3, 2022 9:00 AM Central Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) José Almeida, Sean Martin and Ellen Bradford, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BAXTER INTERNATIONAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 3, 2022, held virtually at www.virtualshareholdermeeting.com/BAX2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side